Exhibit 10.25

Execution Version

CREDIT AGREEMENT

dated as of

May 4, 2020

among

BKRF HCB, LLC,
as Borrower,

BKRF HCP, LLC,
as Pledgor,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

Orion Energy Partners TP Agent, LLC,
as Administrative Agent and Collateral Agent

$65,000,000 Senior Secured Term Loan Facility

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Section 5.21 Collateral Account Report	65
Section 5.22 Construction of the Project; Final Completion	65
Section 5.23 Performance Test	66
Section 5.24 Operation and Maintenance of Project	66
Section 5.25 Certain Post-Closing Obligations	66
Section 5.26 Performance Testing	68
Section 5.27 [Reserved].	68
Section 5.28 Qualified CEO and Qualified Officers	68
Section 5.29 Accounts	69
Section 5.30 Causing of Subsidiary Distributions.	71
Section 5.31 Affirmative Covenants in OpCo Senior Transaction Documents.	71
Article VI NEGATIVE COVENANTS	72
Section 6.01 Subsidiaries; Equity Issuances	72
Section 6.02 Indebtedness	72
Section 6.03 Liens, Etc.	72
Section 6.04 Investments, Advances, Loans	72
Section 6.05 Principal Place of Business; Business Activities	73
Section 6.06 Restricted Payments	74
Section 6.07 Fundamental Changes; Asset Dispositions and Acquisitions	74
Section 6.08 Accounting Changes	75
Section 6.09 Amendment or Termination of Material Project Documents; Other Restrictions on Material Project Documents; Amendment of OpCo Senior Financing Documents	75
Section 6.10 Transactions with Affiliates	77
Section 6.11 Accounts	77
Section 6.12 Guarantees	77
Section 6.13 Hazardous Materials	78
Section 6.14 No Speculative Transactions	78
Section 6.15 Change of Auditors	78
Section 6.16 Purchase of Capital Stock	78
Section 6.17 Withdrawals from the Collateral Account	78
Section 6.18 Performance Tests and Substantial Completion	79
Section 6.19 OpCo Senior Working Capital Facility and Commodity Hedging Documentation	79
Section 6.20 Qualified President	79
Section 6.21 Negative Covenants in OpCo Senior Transaction Documents	79
Article VII EVENTS OF DEFAULT	79
Section 7.01 Events of Default	79
Article VIII THE AGENTS	83
Section 8.01 Appointment and Authorization of the Agents	83
Section 8.02 Rights as a Lender	83

Exhibit A	-	Form of Assignment and Assumption
Exhibit B	-	Form of Note
Exhibit C	-	Form of Borrowing Request
Exhibit D	-	Form of Security Agreement
Exhibit E	-	Form of Lender Joinder

Annex I	-	Commitments
Annex II	-	Prepayment Premium Calculations
Annex III	-	Lending Offices
Schedule 1.01(a)	-	Equity Shareholders
Schedule 3.06	-	Litigation
Schedule 3.07	-	Environmental Matters
Schedule 3.10	-	Licenses
Schedule 3.21(a)	-	Subsidiaries
Schedule 3.21(b)	-	Capital Stock Options
Schedule 3.22(b)	-	Permitted Indebtedness
Schedule 3.23	-	Transactions with Affiliates

v

This CREDIT AGREEMENT (this “Agreement”) is dated as of May 4, 2020, among BKRF HCB, LLC, a Delaware limited liability company (“Borrower”), BKRF HCP, LLC, a Delaware limited liability company (“Pledgor”), each LENDER from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and Orion Energy Partners TP Agent, LLC, as the Administrative Agent (as defined herein) and the Collateral Agent (as defined herein).

WHEREAS, GCE Holdings Acquisitions, LLC, a Delaware limited liability company (“GCE Holdings”), entered into that certain Share Purchase Agreement, dated as of April 29, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “SPA”), with Alon Paramount Holdings, Inc., as seller (the “Seller”);

WHEREAS, GCE Holdings will assign, and BKRF OCB, LLC, a Delaware limited liability company (“OpCo Borrower”), will assume, the SPA pursuant to an assignment and assumption agreement, whereby OpCo Borrower will acquire all of the equity interests of Bakersfield Renewable Fuels, LLC, a Delaware limited liability company (the “Project Company”, and such acquisition, the “Acquisition”), as successor to (and formerly known as) Alon Bakersfield Property, Inc., a Delaware corporation;

WHEREAS, each of GCE Holdings and OpCo Borrower will assign, and Project Company will assume, all of the Initial Material Project Documents (as defined herein) on or prior to the OpCo Tranche A Funding Date (as defined herein) in connection with the Acquisition;

WHEREAS, following the consummation of the Acquisition, OpCo Borrower desires Project Company to install, develop, construct, finance and operate a 150 million gallons per year renewable diesel refinery to be located in Bakersfield, California (the “Project”);

WHEREAS, in order to finance a portion of the costs of the Acquisition and the development, construction, completion, ownership and operation of the Project and certain other costs, fees and expenses associated therewith and with the financing contemplated herein, as more fully described herein, OpCo Borrower has requested the OpCo Senior Lenders (as defined herein) to extend, and OpCo Senior Lenders have agreed to extend, on the terms and conditions set forth in the OpCo Senior Credit Agreement (as defined herein) and the other OpCo Senior Financing Documents (as defined herein), a credit facility to OpCo Borrower in an aggregate principal amount of $300,000,000, as more fully described in the OpCo Senior Credit Agreement;

WHEREAS, in order to finance the capital required to the OpCo Borrower in connection with the development, construction, completion, ownership and operation of the Project, Borrower has requested the Lenders to extend, and Lenders have agreed to extend, on the terms and conditions set forth herein and the other Financing Documents (as defined herein), a credit facility to Borrower in an aggregate principal amount of $65,000,000, as more fully described herein;

WHEREAS, the credit facility provided hereunder will be secured by the grant to the Collateral Agent, for the benefit of the Secured Parties, of a first priority Lien on the Collateral (subject to Permitted Liens); and

WHEREAS, the Lenders are willing to provide the credit facility described herein upon the terms and subject to the conditions set forth herein and in the other Financing Documents.

Bakersfield Refinery - HoldCo Credit Agreement

NOW, THEREFORE, the parties hereto agree as follows:

Article I

DEFINITIONS

Section 1.01        Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Accounts” means (i) the Collateral Account and (ii) the Distribution Suspense Account.

“Accrued Interest” means the payment-in-kind of interest in respect of the Loans by increasing the outstanding principal amount of the Loans.

“Acquisition” has the meaning assigned to such term in the recitals.

“Additional Material Project Documents” has the meaning assigned to such term in the OpCo Senior Credit Agreement.

“Administrative Agent” means Orion Energy Partners TP Agent, LLC, in its capacity as administrative agent for the Lenders hereunder, and any successor thereto pursuant to Article VIII.

“Administrative Questionnaire” means a questionnaire, in a form supplied by the Administrative Agent, completed by a Lender.

“Affected Property” means any property of OpCo Borrower or Project Company that suffers an Event of Loss.

“Affiliate” means, with respect to a specified Person, another Person that at such time directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Agent Reimbursement Letter” means that certain Agent Reimbursement Letter, dated as of the Closing Date, among Borrower, the Administrative Agent and the Collateral Agent.

“Agreement” has the meaning assigned to such term in the preamble.

“Anti-Corruption Laws” means any law of any jurisdiction relating to corruption in which any Loan Party, OpCo Loan Party or any of their respective Subsidiaries performs business, including the FCPA, the U.K. Bribery Act, and where applicable, legislation relating to corruption enacted by member states and signatories implementing the OECD Convention Combating Bribery of Foreign Officials.

“Anti-Corruption Prohibited Activity” means the offering, payment, promise to pay, authorization or the payment of any money or the offer, promise to give, given, or authorized giving of anything of value, to any Government Official or to any person under the circumstances where the Person, such Person’s Affiliate’s or such Person’s representative knew or had reason to

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know that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of (a) influencing any act or decision of such Government Official in his or her official capacity, (b) inducing such Government Official to do or omit to do any act in relation to his or her lawful duty, (c) securing any improper advantage, or (d) inducing such Government Official to influence or affect any act or decision of any Governmental Authority, in each case, in order to assist such Person in obtaining or retaining business for or with, or in directing business to, any Person.

“Anti-Money Laundering Laws” means the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, and all money laundering-related laws of the United States and other jurisdictions where such Person conducts business or owns assets, and any related or similar law issued, administered or enforced by any government authority.

“Applicable Law” means with respect to any Person, property or matter, any of the following applicable thereto: any constitution, writ, injunction, statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, court decision, Authorization, approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing, by any Governmental Authority, whether in effect as of the date hereof or thereafter and in each case as amended including Environmental Laws.

“as Amended and Refinanced” means and includes, in respect of any Indebtedness, or the agreement or contract pursuant to which such Indebtedness is incurred, any refinancing, replacement, renewal or extension of any Indebtedness in whole or in part provided that (a) the principal amount (or accreted value, if applicable) of such refinancing does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness, any amounts deposited in a debt service reserve or similar reserve account in connection with the issuance of such Indebtedness and the amount of all fees and expenses, including premiums and discounts incurred in connection therewith), (b) such refinancing, replacement, renewal or extension must have a weighted average life to maturity and a final maturity date no less than that of the outstanding amount of the Indebtedness being refinanced, (c) at the time thereof, no Default shall have occurred and be continuing or would result therefrom, (d) the restrictions on the distribution of dividends shall be no more restrictive than as provided under the Indebtedness being refinanced, (e) such refinancing, replacement, renewal or extension shall be incurred solely by the Person(s) who is an obligor under the Indebtedness being refinanced, replaced, renewed or extended and no other Person shall be an obligor thereunder, (f) such refinancing shall be non-recourse to the Loan Parties that is not in a Subsidiary of the same borrower as the OpCo Loan Party incurring such refinancing Indebtedness; and (g) following such refinancing, replacement, renewal or extension of any Indebtedness, the rights of the Lenders to foreclose or otherwise exercise remedies pursuant to the Financing Documents shall be no less favorable than prior to such refinancing, replacement, renewal or extension of any Indebtedness.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), in the form of Exhibit A or any other form approved by the Administrative Agent.

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“Authorization” means any consent, waiver, variance, registration, filing, declaration, agreement, notarization, certificate, license, tariff, approval, permit, orders, authorization, exception or exemption from, by or with any Governmental Authority, whether given by express action or deemed given by failure to act within any specified period, and all corporate, creditors’, shareholders’ and partners’ approvals or consents.

“Authorized Representative” means, with respect to any Person, the chief executive officer, the chief financial officer or any other appointed officer of such Person as may be designated from time to time by such Person in writing. Any document or certificate delivered under the Financing Documents that is signed by an Authorized Representative may be conclusively presumed by the Administrative Agent and Lenders to have been authorized by all necessary corporate, limited liability company or other action on the part of the relevant Person.

“Availability Period” means the period (a) commencing on the earliest to occur of (i) the date on which the OpCo Senior Commitments shall have been fully drawn, and the OpCo Senior Loans shall have been fully applied to the payment of Project Costs or as otherwise permitted under the OpCo Senior Credit Agreement (including the funding of any reserves required or permitted thereunder), (ii) the date that is the one (1) year anniversary of the Closing Date and (iii) the date on which Borrower shall desire to make borrowings of Loans hereunder, upon not less than sixty (60) days prior written notice to the Administrative Agent, and (b) ending on the earliest to occur of (i) the Term Conversion Date, (ii) the date that is twenty (20) months after the earliest date under the preceding clause (a) and (iii) the Maturity Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bankruptcy” means with respect to any Person (i) commencement by such Person of any case or other proceeding (x) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (y) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets; or (ii) commencement against such Person of any case or other proceeding of a nature referred to in clause (x) or (y) above which (a) results in the entry of an order for relief or any such adjudication or appointment or (b) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) commencement against such Person of any case or other proceeding seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) such Person shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) such Person shall admit in writing its inability to pay its debts as they become due or shall make a general assignment for the benefit of its creditors.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

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“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble.

“Borrower LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of BKRF HCB, LLC, dated as of the date hereof, entered into by Borrower and Pledgor.

“Borrower Operating Expenses” means the administrative expenses of the Loan Parties, including insurance and legal, accounting and other professional fees.

“Borrowing Request” means a request by Borrower for a Loan in accordance with Section 2.01 and substantially in the form of Exhibit C.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or required by law to close.

“Called Principal” means the aggregate principal amount of the Loans that are to be prepaid pursuant to Section 2.06(a), or has become or is declared to be immediately due and payable pursuant to the penultimate paragraph of Section 7.01, as the context requires (it being acknowledged that, for purposes of this definition, Loans will be repaid in each such Section on a “first-in, first-out” basis).

“Capital Expenditures” has the meaning assigned to such term in the OpCo Senior Credit Agreement.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations and/or rights in or other equivalents (however designated, whether voting or nonvoting, ordinary or preferred) in the equity or capital of such Person, now or hereafter outstanding, and any and all rights, warrants or options exchangeable for or convertible into any of the foregoing.

“Cash Equivalents” means:

(a)               direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, in each case with maturities not exceeding two years;

(b)               time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, or any state thereof having capital, surplus and undivided profits in excess of $250,000,000 and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher) by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

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(c)               repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d)               commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s or A-1 (or higher) according to S&P;

(e)               securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A-2 by Moody’s;

(f)                shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g)               taxable and tax-exempt auction rate securities rated AAA by S&P and Aaa by Moody’s and with a reset of less than 90 days;

(h)               money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated A or higher by S&P and A-2 or higher by Moody’s and (iii) have portfolio assets of at least $500,000,000;

(i)                 funds/cash uninvested in a trust or deposit account of the Depositary Bank; and

(j)                 cash.

“CCI Hedging Amendment” has the meaning assigned to such term in the OpCo Senior Credit Agreement.

“CCI Hedging Documentation” has the meaning assigned to such term in the OpCo Senior Credit Agreement.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof (including any change in the reserve percentage under, or other change in, Regulation D) by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.09(b), by any Lending Office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement. Notwithstanding anything herein to the contrary, (x) the Dodd Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to

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Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means:

(a)               Sponsor shall cease to own, directly or indirectly, beneficially or of record, Capital Stock representing 100% in the aggregate of the economic and voting interests in Pledgor (other than (i) the Capital Stock in one or more parent companies of Pledgor owned by the Equity Shareholders and (ii) without duplication of the foregoing, the Class B Units and the Class C Units (which, as of the OpCo Tranche A Funding Date, will be held by the Senior Lender Equity Owners and the HoldCo Lender Equity Owners, respectively) and (iii) the Capital Stock in Pledgor Disposed directly or indirectly by Sponsor to one or more non-Affiliated Persons, so long as, in the case of this clause (iii), the Net Available Amount of any Disposition thereof are contributed to the Loan Parties and so long as Sponsor maintains Capital Stock representing 50.1% in the aggregate of the economic and voting interests in Pledgor);

(b)               Pledgor shall cease to beneficially and directly own 100% (on a fully diluted basis) of the aggregate voting and economic interests in the Capital Stock of Borrower (other than, without duplication, (x) the Capital Stock in the Borrower owned by the HoldCo Lender Equity Owners and (y) the Class B Units and the Class C Units);

(c)               Borrower shall cease to beneficially and directly own 100% (on a fully diluted basis) of the aggregate voting and economic interests in the Capital Stock of OpCo Pledgor;

(d)               OpCo Pledgor shall cease to beneficially and directly own 100% (on a fully diluted basis) of the aggregate voting and economic interests in the Capital Stock of OpCo Borrower; or

(e)               On or after the OpCo Tranche A Funding Date (after the consummation of the Acquisition) and thereafter, OpCo Borrower shall cease to beneficially and directly own 100% (on a fully diluted basis) of the aggregate voting and economic interests in the Capital Stock of Project Company.

“Change Order” has the meaning assigned to such term in the OpCo Senior Credit Agreement.

“Class B Units” has the meaning assigned to such term in the Borrower LLC Agreement.

“Class C Units” has the meaning assigned to such term in the Borrower LLC Agreement.

“Closing Date” means the date on or following the date of execution of this Agreement on which all conditions precedent specified in Section 4.01 are satisfied (or waived by the Administrative Agent and the Lenders in their sole discretion in accordance with Section 10.02).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means (i) all Property of Borrower and (ii) all Property of the Pledgor and (iii) the Capital Stock of Borrower owned by Pledgor, in each case, now owned or hereafter acquired,

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and which is intended to be subject to the security interests or Liens granted pursuant to any of the Security Documents.

“Collateral Account” means an account in the name of Borrower and established with a Depositary Bank that is designated by Borrower to be the “Collateral Account”, which account shall be subject to the Lien of the Collateral Agent (and subject to a Control Agreement).

“Collateral Agent” means Orion Energy Partners TP Agent, LLC, in its capacity as collateral agent for the Secured Parties under the Security Documents, and any successor thereto pursuant Article VIII.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make a Loan to Borrower pursuant to Section 2.01(a), in a principal amount not to exceed the amount set forth opposite such Lender’s name on Annex I under the heading “Commitment” or as set forth in the Lender Joinder applicable to such Lender.

“Commodity Hedging Documentation” has the meaning assigned to such term in the OpCo Senior Credit Agreement.

“Condemnation” means any taking, seizure, confiscation, requisition, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation, expropriation, nationalization or similar action of or proceeding by any Governmental Authority affecting the Project.

“Construction Account” has the meaning assigned to such term in the OpCo Senior Credit Agreement.

“Construction Budget” has the meaning assigned to such term in the OpCo Senior Credit Agreement.

“Construction Schedule” has the meaning assigned to such term in the OpCo Senior Credit Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means a blocked account control agreement in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent which provides for Collateral Agent to have “control” (as defined in Section 8-106 of the UCC, as such term relates to investment property (other than certificated securities or commodity contracts), or as used in Section 9-106 of the UCC, as such term relates to commodity contracts, or as used in Section 9-104(a) of the UCC, as such term relates to deposit accounts).

“Correlative Affirmative Covenants” has the meaning assigned to such term in Article V.

“Correlative Negative Covenants” has the meaning assigned to such term in Article VI.

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“Date Certain” means March 31, 2022.

“Debt Service Reserve Account” has the meaning assigned to such term in the OpCo Senior Credit Agreement.

“Debt Service Reserve Funding Amount” has the meaning assigned to such term in the OpCo Senior Credit Agreement.

“Deemed Loan” means a draw or claim by Borrower under a Lender Credit Support Document which shall, for the avoidance of doubt, be permitted only pursuant to, and in accordance with, the HoldCo Lender Backstop Agreement.

“Deemed Loan Conditions” means, with respect to any Loan under Section 2.01(a)(ii), the draw or claim on the Lender Credit Support Document shall have been made in accordance with the terms thereof.

“Default” means any event, condition or circumstance that, with notice or lapse of time or both, would (unless cured or waived) become an Event of Default.

“Depositary Bank” means an account bank at which Borrower maintains the Accounts.

“Disbursement Date” has the meaning assigned to such term in Section 4.03.

“Disposition” has the meaning assigned to such term in the OpCo Senior Credit Agreement.

“Distribution Suspense Account” means an account in the name of Borrower and established with a Depositary Bank that is designated by Borrower to be the “Distribution Suspense Account”.

“Dollars” or “$” refers to the lawful currency of the United States of America.

“ECF Prepayment Offer” has the meaning assigned to such term in Section 2.06(b)(i).

“ECF Sweep Amount” means, as of each Quarterly Date, 100% of the amount of funds available in the Collateral Account as of such date after giving effect to the withdrawals, transfers and payments specified in clauses (A) through (F) of Section 5.29(b)(ii) on or prior to such date.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

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“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environment” means soil, surface water and groundwater (including potable water, groundwater and wetlands), the land, surface or subsurface strata or sediment, indoor and ambient air, and natural resources such as flora and fauna or otherwise defined in any Environmental Law.

“Environmental Claim” means any administrative or judicial action, suit, proceeding, notice, claim or demand by any Person seeking to enforce any obligation or responsibility arising under or relating to Environmental Law or alleging or asserting liability for investigatory costs, cleanup or other remedial costs, legal costs, environmental consulting costs, governmental response costs, damages to natural resources or other property, personal injuries, fines or penalties related to (a) the presence, or Release into the Environment, of any Hazardous Material at any location, whether or not owned by the Person against whom such claim is made, or (b) any violation of, or alleged violation of, or liability arising under any Environmental Law. The term “Environmental Claim” shall include, without limitation any claim by any Person for damages, contribution, indemnification, cost recovery, compensation or injunctive relief or costs associated with any remediation plan, in each case, under any Environmental Law.

“Environmental Laws” means any Applicable Laws regulating or imposing liability or standards of conduct concerning or relating to pollution or the protection of human health and safety, the environment, natural resources or special status species and their habitat, including all Applicable Laws concerning the presence, use, manufacture, generation, transportation, Release, threatened Release, disposal, arrangement for disposal, dumping, discharge, treatment, storage or handling of Hazardous Materials.

“EPC Agreements” has the meaning assigned to such term in the OpCo Senior Credit Agreement.

“EPC Contractor” has the meaning assigned to such term in the OpCo Senior Credit Agreement.

“Equity Shareholders” means the ultimate shareholders and/or other equity owners of Pledgor as of the Closing Date, as set forth on Schedule 1.01(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) a Reportable Event with respect to any Pension Plan, (b) the failure by any Pension Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such plan, whether or not waived, (c) the filing of a notice of intent to terminate a Pension Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization

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or insolvent (within the meaning of Title IV of ERISA), (e) the imposition or incurrence of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate, (f) the institution by the PBGC of proceedings to terminate a Pension Plan or Multiemployer Plan, (g) the appointment of a trustee to administer any Pension Plan under Section 4042 of ERISA, or (h) the imposition of a Lien upon Borrower pursuant to Section 430(k) of the Code or Section 303(k) of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Abandonment” has the meaning assigned to such term in the OpCo Senior Credit Agreement.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Event of Loss” has the meaning assigned to such term in the OpCo Senior Credit Agreement.

“Excluded Property” has the meaning assigned to such term in the Security Agreement.

“Excluded Taxes” means, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) Taxes imposed on or measured by net income and franchise Taxes (imposed in lieu of net income tax), in each case, imposed by the jurisdiction under the laws of which such recipient is organized, in which its principal office (or other fixed place of business) is located or, in the case of any Lender in which its applicable Lending Office is located or in which such recipient has a present or former connection (other than a connection arising from such recipient having executed, delivered, become a party to, this Agreement, or received payments, received or perfected a security interest under or performed its obligations under any Financing Document, engaged in any other transaction pursuant to or enforced any Financing Document or sold or assigned an interest in any Loan or any Financing Document), (b) any branch profits Taxes imposed by the jurisdictions listed in clause (a) of this definition, (c) any Taxes imposed as a result of the failure of any Agent, any Lender or any such other recipient to comply with Section 2.11(e)(i), (d) in the case of an Agent or a Lender (other than an assignee pursuant to a request by Borrower under Section 2.13), any United States federal withholding Tax that is imposed on amounts payable to such Agent or Lender under the laws effective at the time such Agent or Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Agent or Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrower with respect to such withholding Tax pursuant to Section 2.11(a), and (e) any United States federal withholding Taxes imposed under FATCA.

“Extraordinary MPD Proceeds” has the meaning assigned to such term in the OpCo Senior Credit Agreement.

“Extraordinary Receipts” has the meaning assigned to such term in the OpCo Senior Credit Agreement.

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“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Final Completion” has the meaning assigned to such term in the OpCo Senior Credit Agreement.

“Financial Model” has the meaning assigned to such term in the OpCo Senior Credit Agreement.

“Financing Documents” means this Agreement, each Note (if requested by a Lender), the Agent Reimbursement Letter, the HoldCo Lender Backstop Agreement, the Security Documents and each certificate, agreement, instrument, waiver, consent or document executed by a Loan Party, identified by its terms as a “Financing Document” and delivered by or on behalf of a Loan Party to Agent or any Lender in connection with or pursuant to any of the foregoing.

“Foreign Plan” means any employee pension benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Loan Party or with respect to which any Loan Party could reasonably be expected to have any liability, in each case with respect to employees employed outside the United States (as such term is defined in Section 3(10) of ERISA) (other than any arrangement with the applicable Governmental Authority).

“Funding Date” has the meaning assigned to such term in Section 2.01(c).

“Funding Office” means the office specified from time to time by the Administrative Agent as its funding office by notice to Borrower and the Lenders.

“Funds Flow Memorandum” means the memorandum, in form and substance satisfactory to the Administrative Agent detailing the proposed flow, and use, of the Loan proceeds on the Initial Funding Date.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis.

“GCE Holdings” has the meaning assigned to such term in the recitals.

“Government Official” means an official of a Governmental Authority.

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“Governmental Authority” means any federal, regional, state or local government, or political subdivision thereof or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government and having jurisdiction over the Person or matters in question, including all agencies and instrumentalities of such governments and political subdivisions.

“Governmental Rule” means, with respect to any Person, any law, rule, regulation, ordinance, order, code, treaty, judgment, decree, directive, guideline, policy or similar form of decision of any Governmental Authority binding on such Person.

“Guarantee” means as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit), if to induce the creation of such obligation of such other Person, the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (w) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (x) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (y) to purchase Property, securities or services, in each case, primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (z) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (A) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (B) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Borrower in good faith.

“Guaranteed Obligations” means, with respect to any Guarantor, the Obligations whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any debtor relief law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Guarantors” has the meaning assigned to such term in Section 9.01(a).

“Hazardous Material” means, but is not limited to, any solid, liquid, gas, odor, radiation or other substance or emission which is a contaminant, pollutant, dangerous substance, toxic substance, regulated substance, hazardous waste, subject waste, hazardous material or hazardous substance which is or becomes regulated by applicable Environmental Laws or which is classified

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as hazardous or toxic under applicable Environmental Laws (including gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls, asbestos and urea formaldehyde foam insulation) or with respect to which liability or standards of conduct are imposed under any Environmental Laws.

“HoldCo Equity Kicker” has the meaning assigned to such term in Section 4.02(e).

“HoldCo Lender Backstop Agreement” means that certain HoldCo Lender Backstop Agreement, dated as of the date hereof, among Borrower, OpCo Borrower, the Lenders, the OpCo Senior Administrative Agent and the OpCo Senior Collateral Agent.

“HoldCo Lender Equity Owners” shall mean the “Class C Members” as defined in the Borrower LLC Agreement.

“HoldCo Net Cash Flow” has the meaning assigned to such term in Section 5.29(a)(ii)(G).

“Indebtedness” of any Person means, without duplication, all (a) indebtedness for borrowed money and every reimbursement obligation with respect to letters of credit, bankers’ acceptances or similar facilities, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business and payable within ninety (90) days past the original invoice or billing date thereof, (d) liabilities under interest rate or currency swap agreements, interest rate or currency collar agreements and all other agreements or arrangements designed to protect against fluctuations in interest rates and currency exchange rates, (e) the capitalized amount (determined in accordance with GAAP) of all payments due or to become due under all leases and agreements to enter into leases required to be classified and accounted for as a capital lease in accordance with GAAP, (f) reimbursement obligations (contingent or otherwise) pursuant to any performance bonds or collateral security, (g) Indebtedness of others described in clauses (a) through (f) above secured by (or for which the holder thereof has an existing right, contingent or otherwise, to be secured by) a Lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person and (h) Indebtedness of others described in clauses (a) through (g) above guaranteed by such Person. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner to the extent such Person is liable therefor as a result of such Person’s general partner interest in such partnership, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Party” has the meaning assigned to such term in Section 10.03(b).

“Indemnified Taxes” means Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under this Agreement or any Financing Document other than Excluded Taxes and Other Taxes.

“Independent Auditor” has the meaning assigned to such term in the OpCo Senior Credit Agreement.

“Independent Engineer” has the meaning assigned to such term in the OpCo Senior Credit Agreement.

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“Initial Funding Date” means the first Funding Date, on or following the Closing Date, on which all conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 10.02).

“Intended Tax Treatment” has the meaning assigned to such term in Section 2.01(e).

“Interest Rate” means at any time, a rate per annum equal to 15.00%.

“Investment” means for any Person (a) the acquisition (whether for cash, Property of such Person, services or securities or otherwise) of Capital Stock, bonds, notes, debentures, debt securities, partnership or other ownership interests or other securities of, or any Property constituting an ongoing business, line of business, division or business unit of or constituting all or substantially all the assets of, or the making of any capital contribution to, any other Person, (b) the making of any advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory or supplies sold in the ordinary course of business), (c) the entering into of any Guarantee with respect to Indebtedness or other liability of any other Person, and (d) any other investment that would be classified as such on a balance sheet of such Person in accordance with GAAP.

“Legal Requirements” means, as to any Person, any requirement under any Authorization by any Governmental Authority or under any Governmental Rule, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.

“Lender Credit Support Document” has the meaning assigned to such term in the HoldCo Lender Backstop Agreement.

“Lenders” has the meaning assigned to such term in the recitals.

“Lender Joinder” means a joinder agreement, substantially in the form attached hereto as Exhibit E, to be entered into by each Lender that joins this Agreement as a Lender after the Closing Date.

“Lending Office” means the office designated as such beneath the name of a Lender set forth on Annex III of this Agreement or such other office of such Lender as such Lender may specify in writing from time to time to the Administrative Agent and the Borrower.

“Lien” means any mortgage, charge, pledge, lien (statutory or other), privilege, security interest, hypothecation, collateral assignment or preference, priority or other security agreement, mandatory deposit arrangement, preferential arrangement or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of the relevant jurisdiction).

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“Loan” has the meaning assigned to such term in Section 2.01(a)(i).

“Loan Parties” means, collectively, Pledgor and Borrower.

“Loss Proceeds” has the meaning assigned to such term in the OpCo Senior Credit Agreement.

“Majority Lenders” means, at any time, Lenders having Loans and Commitments outstanding that represent more than 50% of the sum of all Loans and Commitments then outstanding.

“Material Adverse Effect” means, with respect to any Loan Party, a material adverse effect on: (a) the business, assets, properties (including the Site), operations or financial condition of the Loan Parties, taken as a whole; (b) the ability of the Loan Parties, taken as a whole, to perform their material obligations under the Financing Documents in accordance with the terms thereof; (c) the rights and remedies of the Secured Parties, taken as a whole, under the Financing Documents; or (d) the rights or remedies of such Loan Party under the Material Project Documents, taken as a whole.

“Material Construction Contracts” has the meaning assigned to such term in the OpCo Senior Credit Agreement.

“Material Project Counterparty” has the meaning assigned to such term in the OpCo Senior Credit Agreement.

“Material Project Documents” has the meaning assigned to such term in the OpCo Senior Credit Agreement.

“Maturity Date” means the earliest to occur of (a) November 4, 2027, and (b) the date upon which the entire outstanding principal amount of the Loans, together with all unpaid interest, fees, charges and costs, shall be accelerated in accordance with this Agreement.

“Monthly Date” means the last Business Day of any month.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA to which any Loan Party contributes or is obligated to contribute, or with respect to which any Loan Party has or could reasonably be expected to have any liability.

“Net Available Amount” has the meaning assigned to such term in the OpCo Senior Credit Agreement.

“Non-Recourse Parties” has the meaning assigned to such term in Section 10.13.

“Note” has the meaning assigned to such term in Section 2.05(b)(ii).

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“Obligations” means all advances to, and debts (including Accrued Interest, interest accruing after the maturity of the Loan and interest accruing after the filing of any Bankruptcy), liabilities, obligations, Prepayment Premium, covenants and duties of, any Loan Party arising under any Financing Document, or otherwise with respect to any Loan, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any debtor relief law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Officer’s Certificate” means, with respect to any Loan Party, a certificate signed by an Authorized Representative of such Loan Party.

“OpCo Borrower” has the meaning assigned to such term in the recitals.

“OpCo Loan Parties” has the meaning assigned to the term “Loan Parties” in the OpCo Senior Credit Agreement.

“OpCo Pledgor” has the meaning assigned to the term “Holdings” in the OpCo Senior Credit Agreement.

“OpCo Restricted Payments” has the meaning assigned to the term “Restricted Payments” in the OpCo Senior Credit Agreement.

“OpCo Senior Administrative Agent” has the meaning assigned to the term “Administrative Agent” in the OpCo Senior Credit Agreement.

“OpCo Senior Closing Date” has the meaning assigned to the term “Closing Date” in the OpCo Senior Credit Agreement.

“OpCo Senior Collateral Accounts” has the meaning assigned to the term “Collateral Accounts” in the OpCo Senior Credit Agreement.

“OpCo Senior Collateral Agent” has the meaning assigned to the term “Collateral Agent” in the OpCo Senior Credit Agreement.

“OpCo Senior Commitment” has the meaning assigned to the term “Commitment” in the OpCo Senior Credit Agreement.

“OpCo Senior Credit Agreement” means that certain Credit Agreement, dated as of May 4, 2020, among OpCo Borrower, OpCo Pledgor, Project Company, the OpCo Senior Lenders from time to time party thereto, the OpCo Senior Administrative Agent and the OpCo Senior Collateral Agent.

“OpCo Senior Credit Agreement Drag Along Expiry Date” means the earlier of (a) the date that the OpCo Senior Credit Agreement is Amended and Refinanced and (b) the earlier of the date on which (i) no Commitment (as defined in the OpCo Senior Credit Agreement) remains in effect, (ii) no Loan (as defined in the OpCo Senior Credit Agreement) remains outstanding and unpaid

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and (iii) no other Obligation (as defined in the OpCo Senior Credit Agreement) is owing to any Secured Party (as defined in the OpCo Senior Credit Agreement) under the OpCo Senior Credit Agreement or under any other OpCo Senior Financing Document.

“OpCo Senior Default” has the meaning assigned to the term “Default” in the OpCo Senior Credit Agreement or any OpCo Senior Replacement Credit Agreement (as applicable).

“OpCo Senior Event of Default” has the meaning assigned to the term “Event of Default” in the OpCo Senior Credit Agreement or any OpCo Senior Replacement Credit Agreement (as applicable).

“OpCo Senior Extraordinary Receipts Account” has the meaning assigned to the term “Extraordinary Receipts Account” in the OpCo Senior Credit Agreement.

“OpCo Senior Financing Documents” has the meaning assigned to the term “Financing Documents” in the OpCo Senior Credit Agreement.

“OpCo Senior Lenders” has the meaning assigned to the term “Lenders” in the OpCo Senior Credit Agreement.

“OpCo Senior Loan” has the meaning assigned to the term “Loan” in the OpCo Senior Credit Agreement.

“OpCo Senior Permitted Liens” has the meaning assigned to the term “Permitted Liens” in the OpCo Senior Credit Agreement.

“OpCo Senior Permitted Indebtedness” has the meaning assigned to the term “Permitted Indebtedness” in the OpCo Senior Credit Agreement.

“OpCo Senior Replacement Credit Agreement” means the OpCo Senior Credit Agreement, as Amended and Refinanced from time to time.

“OpCo Senior Transaction Documents” has the meaning assigned to the term “Transaction Documents” in the OpCo Senior Credit Agreement.

“OpCo Senior Working Capital Facility” has the meaning assigned to the term “Permitted Working Capital Facility” in the OpCo Senior Credit Agreement.

“OpCo Tranche A Funding Date” has the meaning assigned to the term “Tranche A Funding Date” in the OpCo Senior Credit Agreement.

“Operating Budget” has the meaning assigned to such term in the OpCo Senior Credit Agreement.

“Operating Expenses” has the meaning assigned to such term in the OpCo Senior Credit Agreement.

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“Organizational Documents” means, with respect to any Person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such Person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (v) in any other case, the functional equivalent of the foregoing.

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Financing Document or from the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Financing Document. For the avoidance of doubt, “Other Taxes” shall not include any Excluded Taxes.

“Participant” has the meaning assigned to such term in Section 10.04(f).

“Participant Register” has the meaning assigned to such term in Section 10.04(f).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is subject to the provisions of Title IV or Section 302 of ERISA, or Section 412 of the Code, and in respect of which any Loan Party is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or with respect to which any Loan Party has or could reasonably be expected to have any liability.

“Performance Tests” has the meaning assigned to such term in the OpCo Senior Credit Agreement.

“Permitted Contest Conditions” means, with respect to any Loan Party, a contest, pursued in good faith, challenging the enforceability, validity, interpretation, amount or application of any law, tax or other matter (legal, contractual or other) by appropriate proceedings timely instituted if (a) such Loan Party diligently pursues such contest, (b) such Loan Party establishes adequate reserves with respect to the contested claim if and to the extent required by GAAP and (c) such contest (i) could not reasonably be expected to have a Material Adverse Effect and (ii) does not involve any material risk or danger of any criminal or unindemnified civil liability being incurred by the Administrative Agent or the Lenders.

“Permitted Indebtedness” has the meaning assigned to such term in Section 6.02.

“Permitted Lien” means, with respect to any Loan Party, any of the following:

(a)               Liens created under the Security Documents;

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(b)               (i) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, in each case, granted in the ordinary course of business in favor of such creditor depositary institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by Borrower to provide collateral to the depository institution and (ii) Liens in favor of a banking or other financial institution arising as a matter of law or in the ordinary course of business under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions, including the Liens of each Depositary Bank over each applicable Account;

(c)               Liens not otherwise permitted hereunder so long as the aggregate outstanding principal amount of obligations of Borrower or any other Loan Party secured thereby does not exceed $100,000 at any one time; and

(d)               Liens that extend, renew or replace in whole or in part a Lien referred to above.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pledgor” has the meaning assigned to such term in the preamble.

“Post-Default Rate” means a rate per annum which is equal to the sum of 2.00% per annum plus the Interest Rate.

“Prepayment Offer Deadline” has the meaning assigned to such term in Section 2.06(c)(iii).

“Prepayment Premium” means, with respect to any Called Principal, an amount equal to the projected amount of interest that would be due on the Called Principal from the date of such prepayment to the 36-month anniversary of the applicable Funding Date (assuming the Called Principal was not prepaid or repaid during such period), as reasonably calculated by the Administrative Agent. An example of the Prepayment Premium calculation is set forth on Annex II.

“Prepayment Premium Event” has the meaning assigned to such term in Section 2.06(c)(iv).

“Project” has the meaning assigned to such term in the recitals.

“Project Company” has the meaning assigned to such term in the recitals.

“Project Costs” has the meaning assigned to such term in the OpCo Senior Credit Agreement.

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“Project Documents” has the meaning assigned to such term in the OpCo Senior Credit Agreement.

“Project Document Modification” has the meaning assigned to such term in the OpCo Senior Credit Agreement.

“Projections” has the meaning assigned to such term in Section 3.12(b).

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Prudent Industry Practices” has the meaning assigned to such term in the OpCo Senior Credit Agreement.

“Qualified CEO” has the meaning assigned to such term in the OpCo Senior Credit Agreement.

“Qualified Officer” has the meaning assigned to such term in the OpCo Senior Credit Agreement.

“Qualified Officer Event” has the meaning assigned to such term in Section 5.28.

“Qualified President” has the meaning assigned to such term in the OpCo Senior Credit Agreement.

“Quarterly Date” means the date that is fourteen (14) Business Days after each March 31, June 30, September 30 and December 31 of every fiscal year.

“Refinery Performance Test” has the meaning assigned to such term in the OpCo Senior Credit Agreement.

“Refinery Performance Test Report” has the meaning assigned to such term in the OpCo Senior Credit Agreement.

“Register” has the meaning assigned to such term in Section 10.04(c).

“Regulation D” means Regulation D of the Board.

“Regulation U” means Regulation U of the Board.

“Reinvestment Notice” means a written notice executed by a Qualified Officer of Borrower stating no Default or Event of Default has occurred and is continuing and that Borrower intends and expects to cause the OpCo Loan Parties to use all or a specified portion, as applicable, of the Net Available Amount of Extraordinary MPD Proceeds or the proceeds from an Event of Loss or the proceeds of a Disposition, as applicable, that will be used (a) with respect to any Event of Loss, to repair, restore or replace assets affected by such Event of Loss or (b) with respect to the receipt of Extraordinary MPD Proceeds or any Disposition, to acquire or repair assets useful in the business of OpCo Borrower and Project Company, in each case, which notice shall include (i) a

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certification that Borrower intends to complete the reinvestment or acquisition described therein the applicable time period required under Section 2.06(b) (or such longer period as may be described in the applicable Reinvestment Plan (subject to the Administrative Agent’s approval, acting at the direction of the Required Lenders, in accordance with Section 2.06(d)(iii))) and (ii) with respect to the use of the Net Available Amount of any Extraordinary MPD Proceeds or the proceeds of any Disposition to acquire assets useful in the business of Borrower and Project Company, a detailed description of the acquisition contemplated with such Net Available Amount, which description shall be acceptable to the Administrative Agent, acting at the reasonable direction of the Required Lenders.

“Reinvestment Plan” has the meaning assigned to such term in Section 2.06(d)(ii)(A).

“Related Fund” means with respect to any Lender, any fund that invests in loans and is managed or advised by the same investment advisor as such Lender, by such Lender or an Affiliate of such Lender.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, emanation, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor Environment, including, the movement through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Required Lenders” means, at any time, Lenders having aggregate Commitments (or, if the Commitments are terminated, holding Loans) representing eighty percent (80%) or more of the sum of the total Commitments (or, if the Commitments are terminated, aggregate outstanding principal amount of Loans) at such time; provided that, for the avoidance of doubt, the term “Commitments” as used in this definition refers to the Lenders’ aggregate Commitments, whether drawn or undrawn, as of the applicable date of determination.

“Restoration” means, with respect to any Affected Property, the rebuilding, repair, restoration or replacement of such Affected Property.

“Restricted Payment” means:

(a)               any dividend paid by any Loan Party (in cash, Property or obligations) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by any Loan Party of, any portion of any membership interests in any Loan Party or any warrants, rights or options to acquire any such membership interests;

(b)               any payment of development, management or other fees, or of any other amounts, by any Loan Party to any Affiliate thereof; and/or

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(c)               any other payment (in cash, Property or obligations to a parent company of the Loan Parties) to a parent company or Affiliate of the Loan Parties.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Sanctioned Country” means, at any time, a country or territory that is subject to comprehensive Sanctions. For the avoidance of doubt, as of the Closing Date, Sanctioned Countries are the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country, or (c) any Person owned or controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Secured Obligations” has the meaning assigned to such term in the Security Agreement.

“Secured Parties” means (a) the Agents and (b) the Lenders.

“Security Agreement” means that certain Pledge and Security Agreement, to be entered into on the Closing Date, among the Loan Parties and the Collateral Agent, substantially in the form attached hereto as Exhibit D.

“Security Documents” means the Security Agreement, the Control Agreement, all Uniform Commercial Code financing statements required by any Security Document and any other security agreement or instrument to be executed or filed pursuant hereto or any Security Document.

“Seller” has the meaning assigned to such term in the recitals.

“Senior Lender Equity Owners” has the meaning assigned to the term “Lender Equity Owners” in the OpCo Senior Credit Agreement.

“Senior Net Cash Flow” has the meaning assigned to such term in Section 5.29(a)(ii)(D).

“Significant Milestone” means each milestone set forth in the Construction Schedule that is identified on Schedule 4.01(f) to the OpCo Senior Credit Agreement.

“Site” has the meaning assigned to such term in the OpCo Senior Credit Agreement.

“Solvent” means, with respect to any Person on a particular date that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including

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contingent liabilities of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital and (e) such Person is not insolvent as defined under applicable Bankruptcy or insolvency laws; provided that unless otherwise provided under Applicable Law, the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such date, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPA” has the meaning assigned to such term in the recitals.

“Sponsor” means Global Clean Energy Holdings, Inc., a Delaware corporation.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Substantial Completion” has the meaning assigned to such term in the OpCo Senior Credit Agreement.

“SusOils” means Sustainable Oils, Inc., a Delaware corporation.

“SVO” means the Securities Valuation Office of the National Association of Insurance Commissioners.

“Swap Agreement” means any agreement or instrument (including a cap, swap, collar, option, forward purchase agreement or other similar derivative instrument) relating to the hedging of any interest under any Indebtedness or hedging of the prices of renewable diesel, feedstock or environmental attributes.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholdings) with respect to the Loan now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, including any taxes, levies, imposts, duties, deductions, charges or withholdings on interest payments on the Loan and on any payments made by any Loan Party to an Agent or Lender pursuant to an obligation of such Loan Party under any of the Financing Documents, and all interest, additions to tax or penalties or similar liabilities with respect thereto.

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“Term Conversion Date” has the meaning assigned to such term in the OpCo Senior Credit Agreement.

“Transaction Documents” means each of the Financing Documents, Borrower LLC Agreement and the Material Project Documents.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, with respect to any filing statement or by reason of any mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Collateral Agent pursuant to the applicable Security Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, UCC means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each applicable Financing Document and any filing statement relating to such perfection or effect of perfection or non-perfection.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.

“US Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 10.10.

“USA PATRIOT Act” has the meaning assigned to such term in Section 10.16.

“Voting Stock” means, with respect to any Person, Capital Stock the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of a contingency.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02        Terms Generally. Except as otherwise expressly provided, the following rules of interpretation shall apply to this Agreement and the other Financing Documents:

(a)               the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined;

(b)               whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(c)               the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

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(d)               the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(e)               unless the context requires otherwise, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein) and shall include any appendices, schedules, exhibits, clarification letters, side letters and disclosure letters executed in connection therewith; provided that, any cross references to the OpCo Senior Financing Documents (included any term defined therein) shall be construed as referring to such OpCo Senior Financing Document as in effect on the Closing Date, subject to any amendment, supplement or other modification entered into in accordance with the terms of this Agreement.

(f)                any reference herein to any Person shall be construed to include such Person’s successors and assigns to the extent permitted under the Financing Documents and, in the case of any Governmental Authority, any Person succeeding to its functions and capacities;

(g)               the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision;

(h)               all references herein to Articles, Sections, Appendices, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Appendices, Exhibits and Schedules to, this Agreement; and

(i)                 the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.03        Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP. If Borrower notifies the Administrative Agent that Borrower wishes to amend any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then Borrower’s compliance with such provision shall be determined on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in a manner satisfactory to Borrower and the Administrative Agent.

Section 1.04        Divisions. Any reference herein or in any other Financing Document to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a Person, or an allocation of assets to a series of a Person (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or transfer or similar term, as applicable to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder and under any other Financing Document (and each division of any limited

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liability company that is a Subsidiary, Affiliate, joint venture or any other like term shall also constitute such a separate Person or entity hereunder or any other Financing Document).

Article II

THE CREDITS

Section 2.01        Loan.

(a)               Loans.

(i)                 Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of the Loan Parties set forth herein, each Lender severally, but not jointly, agrees to advance to Borrower from time to time during the Availability Period such loans as Borrower may request pursuant to this Section 2.01 (such loans, together with the principal amount of each Deemed Loan, individually, a “Loan” and, collectively, the “Loan” or “Loans”), in an aggregate principal amount which, when added to the aggregate principal amount of all prior Loans (including borrowings under this Agreement and Deemed Loans) made by such Lender, does not exceed such Lender’s Commitment; provided, that Borrower may only request Loans (other than Deemed Loans) once every ninety (90) days and (ii) two additional times in any calendar year (without reliance on the foregoing clause (i)), so long as, in the case of this clause (ii), each such request occurs at least thirty (30) days following the immediately prior request for Loans made by Borrower.

(ii)              In addition, and notwithstanding anything herein to the contrary, each Lender, on the date of each drawing under any Lender Credit Support Document by the OpCo Senior Administrative Agent in accordance with the HoldCo Lender Backstop Agreement and the applicable Lender Credit Support Document, shall be deemed to have made a Loan to Borrower (subject only to the Deemed Loan Conditions), in the principal amount equal to the amount drawn or paid under any Lender Credit Support Document, and Borrower shall, subject only to the Deemed Loan Conditions, be unconditionally obligated to repay each Lender for any amount so drawn as a Deemed Loan (but without duplication of any obligation to repay a Loan hereunder). Such Deemed Loan shall be immediately due and payable to the Lender if an Event of Default has occurred and is continuing under Section 7.01(f) (with respect to Borrower) or if the Loans have been accelerated pursuant to Article VII, court order, or otherwise, no loan or extension of credit to or for the benefit of Borrower is permitted at such time; and such Deemed Loan shall in all other circumstances be treated as a Loan hereunder made on the date of receipt of proceeds arising from the draw or claim under the applicable Lender Credit Support Document and payable as a Loan hereunder and in accordance with the other provisions of this Agreement. Subject only to the Deemed Loan Conditions, Borrower’s obligations to repay each applicable Lender in full for any drawing under any Lender Credit Support Document shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Lender or any other Person (other any defense related to the Deemed Loan Conditions and the defense of such repayment having been made).

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(b)               No Reborrowing. Amounts prepaid or repaid in respect of any Loan may not be reborrowed.

(c)               Notice of Loan Borrowing. To request a borrowing of Loans (other than Deemed Loans), Borrower shall deliver to the Administrative Agent and the Lenders, on a Business Day, a Borrowing Request. The date of the proposed borrowing (each such date, together with the borrowing contemplated by the first sentence of Section 2.04, a “Funding Date”) specified in a Borrowing Request shall be no earlier than twelve (12) Business Days after the delivery of such Borrowing Request. Each Borrowing Request shall specify the amount to be borrowed and the proposed Funding Date (which shall be a Business Day). Upon receipt of such Borrowing Request, the Administrative Agent shall promptly notify each Lender thereof. For the avoidance of doubt, no Borrowing Request shall be required in respect of Deemed Loans.

(d)               Notice by the Administrative Agent to the Lenders. Promptly (and in any case within one (1) Business Day) following receipt of a Borrowing Request in accordance with this Section 2.01, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan requested to be made as part of the Loan.

(e)               Tax Considerations. For U.S. federal income tax purposes, each of Borrower, and Pledgor and the Lenders agree that it is their intention that, for U.S. federal, state and local income tax purposes, (1) the Loan, together with the corresponding HoldCo Equity Kicker, shall be treated as an investment unit, (2) the purchase price of such investment unit shall equal the total purchase price paid by the Lenders for the Loan on each Funding Date, (3) a portion of the purchase price of the investment unit shall, for U.S. federal income tax purposes, be allocated to the purchase of the corresponding HoldCo Equity Kicker as mutually agreed by the parties, and (4) the Loan shall be treated as a debt instrument, and not as a “contingent payment debt instrument,” (within the meaning of Treasury Regulations Section 1.1275-4), for U.S. federal, state and local income tax purposes (together, the “Intended Tax Treatment”). Borrower will provide any information reasonably requested in writing from time to time by any Lender regarding the original issue discount associated with the Loan for U.S. federal income tax purposes. Each of Borrower, Pledgor and the Lenders agrees to file income tax returns consistent with the Intended Tax Treatment, including the allocation set forth in this Section 2.01(e), and shall not take any position inconsistent with the Intended Tax Treatment in any judicial, administrative, or other proceeding, unless otherwise required as a result of a change in applicable tax law (including any regulations issued by any taxing authorities, any rulings or similar guidance by any taxing authority) or a determination (within the meaning of section 1313(a) of the Code or similar provision of state or local law). Notwithstanding the foregoing, for all purposes (except for the purpose of this Section 2.01(e)), each Lender shall be treated as having lent the full amount of its pro rata portion of the principal amount of the Loan. In addition, notwithstanding the foregoing, the Intended Tax Treatment of the Loan shall apply only for U.S. federal, state and local income tax purposes.

Section 2.02        [Reserved].

Section 2.03        Funding of the Loan. Subject to the satisfaction or waiver of the conditions set forth in Section 4.02, each Lender shall, no later than 12:00 Noon, New York City time, on the Funding Date specified in the respective Borrowing Request, make available to the Administrative Agent at the Funding Office an amount in Dollars and in immediately available funds equal to the

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Loan to be made by such Lender. Administrative Agent shall make available to OpCo Borrower, by deposit into the Construction Account, the aggregate of the amounts made available to Administrative Agent by the Lenders, in like funds as received by the Administrative Agent.

Section 2.04        Funding of the Commitments. At the close of business on the last Business Day of the Availability Period, each Lender shall make a Loan to the Borrower in an amount equal to the remaining undrawn Commitments, which amounts shall be contributed by the Borrower to the OpCo Borrower pursuant to the OpCo Senior Financing Documents. The date of funding of any such Loans pursuant to the foregoing sentence shall be a Funding Date. Once borrowed or repaid, no Loan may be reborrowed. In addition, the Borrower may not reduce or terminate Commitments hereunder if such reduction or termination would not be permitted under the HoldCo Lender Backstop Agreement.

Section 2.05        Repayment of Loan; Evidence of Debt.

(a)               Promise to Repay at Maturity. Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Lenders, the unpaid principal amount of the Loan then outstanding on the Maturity Date.

(b)               Evidence of Debt.

(i)                 Each Lender may maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrower to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. In the case of a Lender that does not request execution and delivery of a Note evidencing the Loan made by such Lender to Borrower, such account or accounts shall, to the extent not inconsistent with the notations made by the Administrative Agent in the Register, be conclusive and binding on Borrower absent manifest error; provided that the failure of any Lender to maintain such account or accounts or any error in any such account shall not limit or otherwise affect any obligations of Borrower.

(ii)              Borrower agrees that, upon the request to the Administrative Agent by any Lender, Borrower will execute and deliver to such Lender, as applicable, a promissory note (a “Note”) substantially in the form of Exhibit B payable to such Lender in an amount equal to such Lender’s Loan evidencing the Loan made by such Lender. Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Notes (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate applicable to the Loan evidenced thereby. Such notations shall, to the extent not inconsistent with any Borrowing Request and Deemed Loans (or, in the absence of which, the notations made by the Administrative Agent in the Register), be conclusive and binding on Borrower absent manifest error; provided that the failure of any Lender to make any such notations or any error in any such notations shall not limit or otherwise affect any obligations of Borrower. A Note and the obligation evidenced thereby may be assigned or otherwise transferred in whole or in part only in accordance with Section 10.04(b).

Section 2.06

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Prepayment of the Loan.

(a)               Optional Prepayments. Borrower shall have the right at any time and from time to time, upon at least ten (10) Business Days’ prior written notice to the Administrative Agent stating the prepayment date and aggregate principal amount of the prepayment, to prepay any Loan in whole or in part, subject to the requirements of this Section 2.06. Each prepayment pursuant to this Section 2.06(a) shall be accompanied by the Prepayment Premium (if any) with respect to the principal amount of the Loan being prepaid. Each partial prepayment of any Loan under this Section 2.06(a) shall be in an aggregate amount at least equal to $1,000,000 and an integral multiple of $500,000 in excess thereof (or such lesser amount as may be necessary to prepay the aggregate principal amount then outstanding with respect to such Loan). No prepayment under Section 2.06(b) shall constitute a voluntary prepayment under this Section 2.06(a).

(b)               Mandatory Prepayments and Offers to Prepay.

(i)                 Excess Cash Flow Sweep. Beginning with the Quarterly Date occurring after the Term Conversion Date and each Quarterly Date thereafter, Borrower shall offer to prepay the Loans of each Lender in an amount equal to such Lender’s pro rata share of the ECF Sweep Amount within three (3) Business Days of each such Quarterly Date, accompanied by payment of all accrued interest on the amount prepaid and a calculation as to the ECF Sweep Amount (which calculation shall be in form and substance reasonably satisfactory to the Administrative Agent) (each such offer to prepay referred to in this clause (i), an “ECF Prepayment Offer”).

(c)               Terms of All Prepayments.

(i)                 All partial prepayments of the Loans shall be applied on a pro rata basis to the Loan of all Lenders, provided that such pro rata allocation shall, in the case of Section 2.06(b)(i) only occur in respect of the Lenders who have accepted their respective applicable ECF Prepayment Offers.

(ii)              Each prepayment of Loans shall be accompanied by payment of all accrued interest on the amount prepaid, the Prepayment Premium (other than in the case of Section 2.06(b)(i) above) and any additional amounts required pursuant to Section 2.11.

(iii)            No later than ten (10) Business Days after receiving an ECF Prepayment Offer (the expiration of such ten (10) Business Day-period, the “Prepayment Offer Deadline”), each Lender shall advise Borrower in writing whether it has elected to accept such prepayment offer, which it shall determine in its sole discretion; provided that any Lender which shall fail to so advise Borrower by the Prepayment Offer Deadline shall have been deemed to have accepted such prepayment offer. Each of the Lenders shall have the right, but not the obligation, to accept or reject its pro rata portion of the prepayment offer by Borrower. Borrower shall have no obligation to prepay any amounts in respect of any declining Lender’s pro rata portion of the prepayment offer.

(iv)             It is understood and agreed that if the Obligations are accelerated or otherwise become due prior to their maturity date, in each case, in respect of any Event of Default (including, but not limited to, upon the occurrence of a bankruptcy or insolvency

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event (including the acceleration of claims by operation of law)), the Prepayment Premium that would have applied if, at the time of such acceleration, Borrower had prepaid, refinanced, substituted or replaced any or all of the Loan as contemplated in Section 2.06(a) (any such event, a “Prepayment Premium Event”), will also be due and payable without any further action (including any notice requirements otherwise applicable to Prepayment Premium Events, if any) as though a Prepayment Premium Event had occurred and such Prepayment Premium shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any Prepayment Premium payable above shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The Prepayment Premium shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. EACH LOAN PARTY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) (ON BEHALF OF ITSELF AND THE OTHER LOAN PARTIES) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS, OR MAY PROHIBIT, THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. Each Loan Party expressly agrees (to the fullest extent that each may lawfully do so) that: (A) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Prepayment Premium; and (D) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this Section 2.06(c)(iv). Each Loan Party expressly acknowledges that its agreement to pay the Prepayment Premium to Lenders as herein described is a material inducement to Lenders to provide the Commitments and make the Loans contemplated hereby. The Borrower acknowledges, and the parties hereto agree, that each Lender has the right to maintain its investment in the Loans free from repayment by the Borrower (except as herein specifically provided for) and that the provision for payment of a Prepayment Premium by the Borrower, in the event that the Loans are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

(v)               Each party hereto acknowledges and agrees that Loans of a particular Lender shall be prepaid pursuant to Section 2.06(a) in the order in which such Loans were made or acquired by such Lender pursuant to Section 2.01.

(d)               OpCo Senior Extraordinary Receipts Account.

(i)                 If any OpCo Loan Party receives any amount of any Extraordinary Receipts (other than Extraordinary Receipts described in clause (4) of the definition thereof (to wit, proceeds of Indebtedness)) in an amount less than $1,000,000 in the aggregate, Borrower

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shall be permitted to cause the OpCo Loan Parties to transfer such amounts in accordance with the OpCo Senior Credit Agreement.

(ii)              If any OpCo Loan Party receives any Extraordinary Receipts in an amount equal to or in excess of $1,000,000 in the aggregate, Borrower shall either:

(A)             other than Extraordinary Receipts described in clause (4) of the definition thereof (to wit, proceeds of Indebtedness), submit to Administrative Agent and Lenders a Reinvestment Notice setting forth, in reasonable detail, a reinvestment plan in respect of such Extraordinary Receipts (such plan, a “Reinvestment Plan”) within the earlier of (x) fifteen (15) days following the receipt by the OpCo Loan Parties of such Extraordinary Receipts and (y) forty-five (45) days following the Disposition or Event of Loss, as applicable; or

(B)              cause the OpCo Loan Parties to use the proceeds of such Extraordinary Receipts to repay the OpCo Senior Loans in accordance with Section 2.06(b) of the OpCo Senior Credit Agreement or any OpCo Senior Replacement Credit Agreement.

(iii)            If the events in clause (ii)(A) above occur and the Administrative Agent approves the applicable Reinvestment Plan (at the direction of the Required Lenders, such approval not to be unreasonably withheld, conditioned or delayed), then Borrower shall be permitted to cause the OpCo Loan Parties to cause such Extraordinary Receipts to be transferred from the OpCo Senior Extraordinary Receipts Account from time to time to use in accordance with such Reinvestment Plan. In the event any Reinvestment Plan is not approved by the Administrative Agent (at the direction of the Required Lenders, such approval not to be unreasonably withheld, conditioned or delayed), the Borrower may elect to re-submit Reinvestment Plans until a Reinvestment Plan is approved or to use the proceeds of such Extraordinary Receipts to repay the OpCo Senior Loans in accordance with Section 2.06(b) of the OpCo Senior Credit Agreement or any OpCo Senior Replacement Credit Agreement, as applicable; provided that, Borrower shall not be permitted to re-submit the Reinvestment Notice following the date on which the Administrative Agent has rejected the third (3rd) Reinvestment Notice submitted by the Borrower.

(iv)             If funds remain on deposit in the OpCo Senior Extraordinary Receipts Account following Borrower’s certification to Administrative Agent of the OpCo Loan Parties’ completion of the reinvestment activities described in such Reinvestment Plan, Borrower shall promptly cause the OpCo Loan Parties to cause such funds to be transferred in accordance with the OpCo Senior Credit Agreement or any OpCo Senior Replacement Credit Agreement.

Notwithstanding the foregoing or anything to the contrary in this Section 2.06, prior to the OpCo Senior Credit Agreement Drag Along Expiry Date, to the extent that the OpCo Senior Administrative Agent consents to any proposed Reinvestment Plan (as defined in the OpCo Senior Credit Agreement) submitted by the OpCo Borrower under the OpCo Senior Credit Agreement, and the OpCo Loan Parties are otherwise in compliance (which, for this purpose, shall take into

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effect any waivers in respect of, or amendments to the OpCo Senior Credit Agreement whose purpose and/or effect are to waive compliance) with the applicable provisions relating to the proposed Reinvestment Plan (as defined in the OpCo Senior Credit Agreement) as set forth and defined in the OpCo Senior Credit Agreement covering substantially the same subject matter as any proposed Reinvestment Plan submitted by the Borrower in accordance with this Section 2.06, then the Administrative Agent and Required Lenders shall be deemed to have consented to the proposed Reinvestment Plan submitted by the Borrower under this Section 2.06.

Section 2.07        Fees.

(a)               Agent Fees. Borrower agrees to pay to each of the Administrative Agent and the Collateral Agent, for its own account, amounts payable in the amounts and at the times separately agreed upon in the Agent Reimbursement Letter.

(b)               Payment of Fees. All fees that may be payable by any Loan Party to any Lender hereunder from time to time pursuant to a written agreement between such Loan Party and such Lender shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent for distribution to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances absent manifest error.

Section 2.08        Interest.

(a)               Loan. The Loans (including any Accrued Interest) shall bear interest at a rate per annum equal to the Interest Rate on and after the date of borrowing of such Loans.

(b)               Default Interest. If all or a portion of the principal amount of any Loan, interest in respect thereof or any other amount due under the Financing Documents shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) or there shall occur and be continuing any other Event of Default, then, to the extent so elected by the Administrative Agent, acting at the direction of the Required Lenders, after Borrower has been notified in writing by the Administrative Agent, acting at the direction of the Required Lenders (or automatically upon the occurrence of an Event of Default pursuant to Section 7.01(f) hereof), the outstanding principal amount of the Loan (whether or not overdue) (to the extent legally permitted) shall bear interest at a rate per annum equal to the Post-Default Rate, from the date of such nonpayment or occurrence of such Event of Default, respectively, until such amount is paid in full (after as well as before judgment) or until such Event of Default is no longer continuing, respectively.

(c)               Payment of Interest. Subject to Section 2.08(e), accrued interest on each Loan shall be payable in arrears on each Quarterly Date and on the Maturity Date; provided that (i) interest accrued pursuant to Section 2.08(b) shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d)               Computation. All interest hereunder shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The computation of interest shall be determined by the Administrative Agent and such determination shall be conclusive absent manifest error.

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(e)               Payment in Kind. In the event that, on any Quarterly Date (other than a Quarterly Date on which an Event of Default has occurred and is continuing), the portion of the interest paid to the Administrative Agent (for the benefit of the Lenders) under Section 5.29(a)(ii)(F) is not sufficient to pay the interest due and payable pursuant to Section 2.08(c), Borrower may pay up to the full amount of such insufficiency in kind (in lieu of payment in cash) on each applicable Quarterly Date, by written election of Borrower to the Administrative Agent at least ten (10) Business Days prior to such Quarterly Date. The aggregate outstanding principal amount of the Loans shall be automatically increased on each such Quarterly Date by the amount of such interest paid in kind. For the avoidance of doubt, any portion of the Interest Rate not paid in kind shall be paid in cash.

(f)                Miscellaneous. For the avoidance of doubt, (i) on each Quarterly Date prior to the Maturity Date, any interest on the Loan then due and payable shall be paid, either in cash or in kind, in accordance with this Agreement and (ii) on the Maturity Date, any interest on the Loan then due and payable shall be paid entirely in cash in accordance with this Agreement. All amounts of interest added to the principal of the Loans pursuant to Section 2.08(e) shall bear interest as provided herein, be payable as provided in Section 2.05 and shall be due and payable on the Maturity Date. The Administrative Agent’s determination of the principal amount of the Loan outstanding at any time shall be conclusive and binding, absent manifest error.

Section 2.09        Increased Costs.

(a)               Increased Costs Generally. If any Change in Law shall:

(i)                 impose, modify or deem applicable any reserve, special deposit or similar requirement (including any such requirement imposed by the Board under Regulation D or otherwise) against assets of, deposits with or for account of, or credit extended by, any Lender;

(ii)              subject any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder to any Taxes (other than Indemnified Taxes or Excluded Taxes) on its loan, loan principal, commitments or other obligations or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)            impose on any Lender any other condition not otherwise contemplated hereunder affecting this Agreement or the Loan made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) to Borrower or to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)               Capital Requirements. If any Lender reasonably determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loan made by such Lender to a level below that which

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such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)               Certificates from Lenders. A certificate of a Lender setting forth calculations in reasonable detail of the amount or amounts necessary to compensate such Lender or its respective holding company, as the case may be, as specified in Section 2.09(a) or Section 2.09(b) shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) Business Days after receipt thereof.

(d)               Delay in Requests. Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section 2.09, such Lender shall notify Borrower thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section 2.09 for any increased costs or reductions incurred more than ninety (90) days prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the ninety (90)-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.10        [Reserved].

Section 2.11        Taxes.

(a)               Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Financing Document shall be made free and clear of and without withholding or deduction for any Taxes; provided that if such Loan Party (or the applicable withholding agent) shall be required by law to withhold or deduct any Taxes from such payments, then (i) to the extent such Taxes are Indemnified Taxes or Other Taxes, the sum payable by such Loan Party shall be increased as necessary so that after making all required withholdings and deductions (including withholdings and deductions applicable to additional sums payable under this Section) the Administrative Agent, the Collateral Agent or the Lender (as the case may be) receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (ii) such Loan Party shall make or shall cause to be made such withholdings and deductions and (iii) such Loan Party shall pay or shall cause to be paid the full amount withheld and deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b)               Payment of Other Taxes by Borrower. Borrower shall timely pay or cause to be paid any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)               Indemnification by Borrower. Loan Parties shall jointly and severally indemnify or cause to be indemnified the Administrative Agent, the Collateral Agent and each Lender, within thirty (30) days after written demand therefor, for the full amount of any Indemnified Taxes or

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Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section but without duplication of any amounts indemnified under Section 2.11(a)) paid or payable by the Administrative Agent, the Collateral Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by the Collateral Agent or a Lender, or by the Administrative Agent on its own behalf or on behalf of the Collateral Agent or a Lender, shall be conclusive absent manifest error.

(d)               Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, the relevant Loan Party shall deliver or cause to be delivered to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment satisfactory to the Administrative Agent, acting reasonably.

(e)               Forms. (i) Any of the Administrative Agent, the Collateral Agent or any Lender (including any assignee Lender) that is legally entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is located with respect to payments under this Agreement shall deliver to Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested in writing by Borrower, the Collateral Agent or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without or at a reduced rate of, withholding. In addition, any of the Administrative Agent, the Collateral Agent or any Lender, if reasonably requested in writing by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding tax. Upon the reasonable written request of Borrower or the Administrative Agent, or if any form or certification previously delivered expires or becomes obsolete or inaccurate, any Lender shall update any such form or certification previously delivered pursuant to this Section 2.11(e). Notwithstanding anything to the contrary in the preceding three sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense (or, in the case of a Change in Law, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of such Lender.

(ii)              Without limiting the generality of the foregoing, in the event that Borrower is a US Person,

(A)             any Lender that is a US Person shall deliver to Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

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(B)              any Lender who is not a US Person shall, to the extent it is legally entitled to do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Administrative Agent), whichever of the following is applicable:

(I)                in the case of a Lender who is not a US Person claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement or any Transaction Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement or any Transaction Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)              executed copies of IRS Form W-8ECI;

(III)           in the case of a Lender who is not a US Person claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(IV)          to the extent a Lender who is not a US Person is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner.

(f)                If the Administrative Agent, the Collateral Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.11, it shall pay over such refund to Borrower, net of all of its out-of-pocket expenses (including Taxes with respect to such refund) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of the Administrative Agent, the

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Collateral Agent or any Lender, as the case may be, agrees to repay as soon as reasonably practicable the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, the Collateral Agent or any Lender, as the case may be, in the event the Administrative Agent, the Collateral Agent or any Lender, as the case may be, is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.11(f), in no event will the Administrative Agent, the Collateral Agent or any Lender be required to pay any amount to Borrower pursuant to this Section 2.11(f) the payment of which would place the Administrative Agent, the Collateral Agent or the Lender, as the case may be, in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.11(f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)               If a payment made to the Administrative Agent, the Collateral Agent or any Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Administrative Agent, Collateral Agent or Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Administrative Agent, Collateral Agent or Lender shall deliver to Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Administrative Agent as may be necessary for Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Person’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)               Survival. Each party’s obligations under this Section 2.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Loans and the repayment, satisfaction or discharge of all obligations under any Transaction Documents.

Section 2.12        Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a)               Payments by Borrower. Unless otherwise specified, Borrower shall make each payment required to be made by it hereunder, or by way of transfer from Depositary Bank, (whether of principal, interest, fees, or under Section 2.09 or 2.11, or otherwise) or under any other Financing Document (except to the extent otherwise provided therein) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date shall be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent for the benefit of each Agent and Lender to the accounts specified in writing by the Administrative Agent to the Borrower on or

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after the Closing Date, except as otherwise expressly provided in the relevant Financing Document and payments pursuant to Sections 2.11, 2.12 and 10.03, which shall be made directly to the Persons entitled thereto, in each case subject to the terms of this Agreement. The Administrative Agent shall distribute any such payments received by it in like funds as received for account of any other Person to the appropriate recipient promptly (and in any case not more than one (1) Business Day) following receipt thereof. Payments to each Lender shall be made to such Lender in accordance with its Administrative Questionnaire. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the immediately preceding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All amounts owing under this Agreement or under any other Financing Document are payable in Dollars.

(b)               Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest, fees and other amounts then due hereunder, such funds shall be applied (i) first, to pay interest, fees and other amounts (except for the amounts required to be paid pursuant to the following clause (ii)) then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and such other amounts then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)               Pro Rata Treatment. Except to the extent otherwise provided herein: (i) the Loan shall be made from the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.04 shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective applicable Commitments; (ii) except as provided in Section 2.06(c), each payment or prepayment of principal of the Loan by Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loan held by them being paid or prepaid; and (iii) each payment of interest on the Loan by Borrower shall be made for account of the Lenders (except, in the case of prepayments under Section 2.06(b), for Lenders not receiving a principal repayment thereunder), pro rata in accordance with the amounts of interest on the Loan then due and payable to the respective Lenders.

(d)               Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment or recover any amount in respect of any principal of or interest on any of its Loan resulting in such Lender receiving a greater proportion of the aggregate amount of the Loan and accrued interest thereon then due than the proportion received by any other Lender, then, unless otherwise agreed in writing by the Lenders, the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loan; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.12(d) shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loan to any

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assignee or Participant, other than to Borrower or any Affiliate thereof (as to which the provisions of this Section 2.12(d) shall apply), provided further that no Lender shall be required to purchase a participation from a Lender rejecting its option to receive prepayments under Section 2.06(b) to the extent disproportionality results from the rejecting Lender’s election under Section 2.06(b). Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

(e)               Presumptions of Payment. Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due to them. In such event, if Borrower has not in fact made such payment within one (1) Business Day after such due date, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)                Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.03, 2.12(e) or 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.13        Change of Lending Office. If any Lender requests compensation under Section 2.09, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.11 then such Lender shall (i) file any certificate or document reasonably requested in writing by Borrower and/or (ii) use reasonable efforts to designate a different Lending Office for funding or booking its Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender exercised in good faith, such designation or assignment (x) would eliminate or reduce amounts payable pursuant to Section 2.09 or 2.11, as the case may be, in the future and (y) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.14        Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Financing Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Financing Document, to the extent

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such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)               the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)               the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                 a reduction in full or in part or cancellation of any such liability;

(ii)              a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Financing Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 2.15        Reimbursement Obligations under Lender Credit Support Documents. For the avoidance of doubt, notwithstanding anything to the contrary contained herein or in any other Financing Document, Borrower’s obligation to make any payments in respect of any Deemed Loan (whether principal, interest, fees, premiums or otherwise) shall not be duplicative of any corresponding obligation to reimburse an obligation in respect of any Lender Credit Support Document giving rise to such Deemed Loan (whether principal, interest, fees, premiums or otherwise).

Section 2.16        Lender Joinder. Each of the parties hereto expect that, on or prior to the OpCo Tranche A Funding Date, one or more Persons shall accede to this Agreement as a Lender pursuant to one or more Lender Joinders delivered pursuant to Section 4.02(p), and each such Person shall thereafter perform, in accordance with the terms of this Agreement and the other Financing Documents, all of its respective obligations which by the terms of the Agreement are required to be performed by it as a Lender (including the obligations set forth in this Article II).

Article III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to each Agent and the Lenders that (a) as of the Closing Date, (i) with respect to the representations and warranties set forth in Sections 3.01(a), 3.02, 3.03, 3.06(a), 3.07, 3.08, 3.11, 3.12, 3.13, 3.15, 3.16(b), 3.17, 3.19, 3.21, 3.22, 3.23, 3.24, 3.25, 3.26, 3.27 and 3.28(a) only and (ii) solely with respect to Borrower and Pledgor, and (b) as of any Funding Date and on any other date that the representations specified in this Article III are required to be made, with respect to all representations and warranties set forth in this Article III

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(other than the representations and warranties set forth in Sections 3.06(a), 3.12, 3.22(b), 3.23 and 3.28(a)), and with respect to all Loan Parties:

Section 3.01        Due Organization, Etc.

(a)               Each Loan Party is a limited liability company or corporation, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Loan Party has all requisite limited liability company, corporate or other organizational power and authority to own or lease and operate its assets and to carry on its business as now conducted and as proposed to be conducted and each Loan Party is duly qualified to do business and is in good standing in each jurisdiction where necessary in light of its business as now conducted and as proposed to be conducted, except where the failure to so qualify could not reasonably be expected to be material and adverse to the Loan Parties or the Lenders. No filing, recording, publishing or other act by a Loan Party that has not been made or done is necessary in connection with the existence or good standing of such Loan Party.

(b)               Pledgor is the Class A Member (as defined in the Borrower LLC Agreement) of Borrower, and all Capital Stock in Borrower is beneficially owned and controlled by Pledgor (other than the Class B Units and the Class C Units) free and clear of all Liens other than Permitted Liens.

(c)               Borrower is the sole member of OpCo Pledgor, and all Capital Stock in OpCo Pledgor is beneficially owned and controlled by Borrower free and clear of all Liens other than Permitted Liens.

Section 3.02        Authorization, Etc. Each Loan Party has full corporate, limited liability company or other organizational powers, authority and legal right to enter into, deliver and perform its respective obligations under each of the Transaction Documents to which it is a party and to consummate each of the transactions contemplated herein and therein, and has taken all necessary corporate, limited liability company or other organizational action to authorize the execution, delivery and performance by it of each of the Transaction Documents to which it is a party. Each of the Transaction Documents to which any Loan Party is a party has been duly executed and delivered by such Loan Party and is in full force and effect and constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited (i) by Bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) by implied covenants of good faith and fair dealing.

Section 3.03        No Conflict. The execution, delivery and performance by each Loan Party of each of the Transaction Documents to which it is a party and all other documents and instruments to be executed and delivered hereunder by it, as well as the consummation of the transactions contemplated herein and therein, do not and will not (i) conflict with the Organizational Documents of such Loan Party, (ii) conflict with or result in a breach of, or constitute a default under, any indenture, loan agreement, mortgage, deed of trust or other instrument or agreement to which such Loan Party is a party or by which it is bound or to which such Loan Party’s property or assets are subject, except where such contravention or breach could

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not reasonably be expected to be material and adverse to the Loan Parties or Lenders, (iii) conflict with or result in a breach of, or constitute a default under, in any material respect, any Applicable Law, except where such contravention or breach could not reasonably be expected to have a Material Adverse Effect, or (iv) with respect to each Loan Party, result in the creation or imposition of any Lien (other than a Permitted Lien) upon any of such Loan Party’s property or the Collateral.

Section 3.04        [Reserved]

Section 3.05        No Material Adverse Effect. Since the SPA Execution Date (as defined in the OpCo Senior Credit Agreement), no event, change or condition has occurred that has caused, or could be reasonably expected to cause, a Material Adverse Effect.

Section 3.06        Litigation. Except as set forth on Schedule 3.06,

(a)               There is no pending or, to the knowledge of any Authorized Representative of any Loan Party, threatened (in writing) litigation, investigation, action or proceeding of or before any court, arbitrator or Governmental Authority (in the case of any of the foregoing not involving the Loan Parties, to the knowledge of any Authorized Representative of any Loan Party) (i) seeking to restrain or prohibit the consummation of the transactions contemplated by the Transaction Documents, (ii) purporting to affect the legality, validity or enforceability of any of the Transaction Documents or (iii) that affects the Project or any material part of the Site; and

(b)               As of any date on which the representation and warranty set forth in this Section 3.06(b) is made, there is no pending or, to the knowledge of any Authorized Representative of any Loan Party, threatened (in writing) litigation, investigation, action or proceeding of or before any court, arbitrator or Governmental Authority (in the case of any of the foregoing not involving the Loan Parties, to the knowledge of any Authorized Representative of any Loan Party) (i) seeking to restrain or prohibit the consummation of the transactions contemplated by the Transaction Documents, (ii) purporting to affect the legality, validity or enforceability of any of the Transaction Documents or (iii) that affects the Project or any material part of the Site, which in any such case (either individually or in the aggregate) under the foregoing clauses (i) through (iii) could reasonably be expected to have a Material Adverse Effect.

Section 3.07        Authorizations; Environmental Matters. Except as set forth on Schedule 3.07:

(a)               each Loan Party is now and has been in compliance with all applicable Environmental Laws, except as would not be reasonably expected to have a Material Adverse Effect;

(b)               [Reserved];

(c)               there are no past, pending or, to the knowledge of an Authorized Representative of any Loan Party, threatened, Environmental Claims asserted against any Loan Party, including any consent decrees, orders, settlements or other agreements relating to compliance or liability with Environmental Laws, except as would not be reasonably expected to have a Material Adverse Effect;

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(d)               there has been no Release or threat of Release of Hazardous Materials at, on, from or under any real property currently or formerly owned, leased or operated by any Loan Party, except in each case in compliance with Environmental Laws, except as would not be reasonably expected to have a Material Adverse Effect;

(e)               there have been no material environmental investigations, studies, audits, reviews or other analyses conducted by any Loan Party which disclose any potential basis for Environmental Claims, except as would not be reasonably expected to have a Material Adverse Effect; and

(f)                each Loan Party has made available copies of all significant reports, correspondence and other documents in its possession, custody or control regarding compliance by any of the Loan Parties, or potential liability of any of the Loan Parties under Environmental Laws or Authorizations required under Environmental Laws, except as would not be reasonably expected to have a Material Adverse Effect.

This Section 3.07 sets forth the only representations and warranties of the Loan Parties related to any Environmental Claims or any other environmental matters.

Section 3.08        Compliance with Laws and Obligations. Subject to Section 3.07, each Loan Party is in compliance with all Applicable Laws applicable to the Loan Parties, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.09        [Reserved].

Section 3.10        Licenses.

(a)               Each Loan Party owns, or is licensed to use, all patents, trademarks, permits, proprietary information and knowledge, technology, copyrights, licenses, franchises and formulas, or rights with respect thereto and all other intellectual property, necessary for its business and that are material to the performance by it of its obligations under the Transaction Documents to which it is a party, in each case, as to which the failure of such Loan Party to so own or be licensed could reasonably be expected to have a Material Adverse Effect, and the use thereof by such Loan Party does not infringe in any material respect upon the rights of any other Person.

(b)               Each Loan Party has obtained all necessary licenses, easements and access rights required for the Project the absence of any of which could reasonably be expected to have a Material Adverse Effect as set forth on Schedule 3.10.

Section 3.11        Taxes.

(a)               Each Loan Party has timely filed or caused to be filed all material tax returns and reports required to have been filed by it and has paid or has caused to be paid all material taxes required to have been paid by it (whether or not shown as due on any tax returns), other than taxes that are being contested in accordance with the Permitted Contest Conditions;

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(b)               Each Loan Party is properly treated as a disregarded entity or a partnership for U.S. federal income tax purposes and has not filed an election pursuant to Treasury Regulation Section 301.7701- 3(c) to be treated as an association taxable as a corporation; and

(c)               No Property held by any Loan Party is the subject of any temporary tax abatement or any other temporary tax reduction.

Section 3.12        Full Disclosure; Projections.

(a)               None of the written reports, financial statements, certificates or other written information (other than Projections and information of a general economic or industry nature) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation and execution of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make such statements therein, in the light of the circumstances under which they were made, not materially misleading; provided, that with respect to the financial information described in Section 4.02(q)(ii) of the OpCo Senior Credit Agreement, the representation and warranty set forth in this Section 3.12(a) is solely given to the knowledge of Borrower.

(b)               Each Loan Party’s sole representation with respect to information consisting of statements, estimates, forecasts and projections regarding the Loan Parties and the future performance of the Project or other expressions of view as to future circumstances (including the Financial Model, the Operating Budget, the Construction Budget, the Construction Schedule, and estimates, budgets, forecasts, financial information and “forward-looking statements” that have been made available to any Secured Party by or on behalf of any Loan Party or any of its representatives or Affiliates (collectively, “Projections”)), shall be that such Projections have been prepared in good faith based upon assumptions believed to be reasonable at the time of preparation thereof and are consistent in all material respects with the Financing Documents and the Project Documents as of the time of preparation thereof; provided that it is understood and acknowledged that such Projections are based upon a number of estimates and assumptions and are subject to business, economic and competitive uncertainties and contingencies, that actual results during the period or periods covered by any such Projections may differ from the projected results and such differences may be material and that, accordingly, no assurances are given and no representations, warranties or covenants are made that any of the assumptions are correct, that such Projections will be achieved or that the forward-looking statements expressed in such Projections will correspond to actual results.

Section 3.13        Senior Obligations. Each Loan Party’s obligations under the Financing Documents are the direct and unconditional general obligations of such Loan Party and, on and after the Initial Funding Date, rank senior in priority of payment and in all other respects with all other present or future unsecured and secured Indebtedness of such Loan Party.

Section 3.14        Solvency. Each Loan Party is Solvent.

Section 3.15

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Regulatory Restrictions on the Loan. No Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940 of the United States (including the rules and regulations thereunder), as amended.

Section 3.16        Title; Security Documents.

(a)               Each Loan Party owns and has good, legal and marketable title to all material properties and assets, in each case purported to be covered by the Security Documents to which it is party free and clear of all Liens other than Permitted Liens.

(b)               The provisions of the Security Documents to which any Loan Party is a party that have been delivered on or prior to the date this representation is made are (and each other Security Document to which any Loan Party will be a party when delivered thereafter will be), effective to create, in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable first-priority Lien on and security interest in all of the Collateral purported to be covered thereby, and all necessary recordings and filings have been (or, in the case of such other Security Documents, will be) made in all necessary public offices, and all other necessary and appropriate action has been (or, in the case of such other Security Documents, will be) taken, so that the security interest created by each Security Document is a first-priority perfected Lien on and security interest in all right, title and interest of such Loan Party in the Collateral purported to be covered thereby, prior and superior to all other Liens other than Permitted Liens.

Section 3.17        ERISA.

(a)               No ERISA Event has occurred or is reasonably expected to occur which has or could reasonably be expected to have a Material Adverse Effect. Each Pension Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Pension Plan has occurred resulting in any liability that has remained underfunded and no Lien against any Loan Party or any of its ERISA Affiliates in favor of the PBGC or a Pension Plan has arisen during the five-year period prior to the date hereof. None of the Loan Parties or any of its ERISA Affiliates has incurred any liability in an amount which has or could reasonably be expected to have a Material Adverse Effect on account of a complete or partial withdrawal from a Multiemployer Plan.

(b)               None of the Loan Party has incurred any obligation which has or could reasonably be expected to have a Material Adverse Effect on account of the termination or withdrawal from any Foreign Plan.

Section 3.18        Insurance. All insurance policies required to be obtained by the Loan Parties pursuant to Section 5.06 have been obtained and are in full force and effect as required under Section 5.06 and all premiums then due and payable thereon have been paid in full. No Loan Parties has received any notice from any insurer that any insurance policy has ceased to be in full force and effect or claiming that the insurer’s liability under any such insurance policy can be reduced or avoided.

Section 3.19        Single-Purpose Entity.

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(a)               Each of Pledgor and Borrower is a single purpose entity created for purposes of the transactions contemplated hereby and the performance of its obligations under the Transaction Documents to which it is a party and, in each case, activities related thereto or incident thereto, and has not engaged in any business other than the performance of its obligations under the Transaction Documents to which it is a party and, in each case, activities related thereto, and neither Pledgor nor Borrower has any obligations or liabilities other than those arising out of or relating to the conduct of such business or activities related or incidental thereto.

(b)               No Loan Party has (i) commingled its assets with any other Loan Party or any other Person, (ii) used its assets to pay the obligations of any other Loan Party or any other Person or (iii) held itself out to third parties as anything other than an entity legally separate from each other Loan Party and any other Person.

Section 3.20        Use of Proceeds. The proceeds the Loan have been used solely in accordance with, and solely for the purposes contemplated by, Section 5.13. No part of the proceeds of any Loan and other extensions of credit hereunder will be used, either directly or indirectly, by any Loan Party to purchase or carry any Margin Stock (as defined in Regulation U) or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that entails a violation of any of the regulations of the Board.

Section 3.21        Membership Interests and Related Matters.

(a)               Other than set forth on Schedule 3.21(a), as of the Closing Date, (i) no Loan Party has any Subsidiaries and no Loan Party owns any equity interest in, or otherwise Controls any Voting Stock of or have any ownership interest in, any Person and (ii) no OpCo Loan Party has any Subsidiaries and no OpCo Loan Party owns any equity interest in, or otherwise Control any Voting Stock of or have any ownership interest in, any Person.

(b)               All of the membership interests in each Loan Party have been duly authorized and validly issued in accordance with its Organizational Documents, are fully paid and non-assessable and free and clear of all Liens other than Permitted Liens. Other than as set forth on Schedule 3.21(b), no Loan Party has outstanding any securities convertible into or exchangeable for any of its membership interests in or any rights to subscribe for or to purchase, or any warrants or options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to any such membership interests (except as expressly provided for or permitted herein or in the Security Documents).

(c)               There are no agreements or understandings (other than the Financing Documents and the Borrower LLC Agreement) (i) to which Borrower is a party with respect to the voting, sale or transfer of any shares of Capital Stock of Borrower or restricting the transfer or hypothecation of any such shares or (ii) with respect to the voting, sale or transfer of any shares of Capital Stock of Borrower or restricting the transfer or hypothecation of any such shares.

Section 3.22        Permitted Indebtedness; Investments.

(a)               No Loan Party has created, incurred, assumed or suffered to exist any Indebtedness, other than Permitted Indebtedness.

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(b)               As of the Closing Date, all Indebtedness of the OpCo Loan Parties incurred pursuant to Section 6.02(b) is listed on Schedule 3.22(b).

(c)               None of the Loan Parties has made any advance, loan or extension of credit to, or made any acquisition or Investment (whether by way of transfers of property, contributions to capital, acquisitions of stock, securities, evidences of Indebtedness or otherwise) in, or purchase of any stock, bonds, notes, debentures or other securities of, any other Person, other than as permitted under Section 6.04.

Section 3.23        Agreements with Affiliates. As of the Closing Date, Schedule 3.23 sets forth any and all agreements, transactions or series of related transactions among, on one hand, one or more Loan Parties, and on the other hand, one or more Affiliates of a Loan Party (other than the Loan Parties).

Section 3.24        No Bank Accounts. No Loan Party maintains, or has caused the Depositary Bank or any other Person to maintain, any accounts other than the Accounts and any other account permitted under the Financing Documents.

Section 3.25        No Default or Event of Default; No OpCo Senior Default or OpCo Senior Event of Default. No Default or Event of Default has occurred and is continuing. No OpCo Senior Default or OpCo Senior Event of Default has occurred and is continuing.

Section 3.26        Foreign Assets Control Regulations.

(a)               None of the Loan Parties, and none of their respective officers or directors, or, to any of the Loan Parties’ knowledge, their respective Affiliates or agents (i) is a Sanctioned Person; or (ii) engages in any dealings or transactions in or with a Sanctioned Country or that are otherwise prohibited by Sanctions.

(b)               Each of the Loan Parties has implemented and currently maintains policies and procedures to ensure compliance with Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws.

(c)               Each of the Loan Parties and their respective officers, directors, employees and, to the Loan Parties’ knowledge, agents are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(d)               No part of the proceeds of the Loans will be used, directly or indirectly (i) in violation of the FCPA, Anti-Money Laundering Laws or Sanctions or (ii) to offer or make payments or to take any other action that would constitute a violation, or implicate any Lender, Administrative Agent, Collateral Agent or their respective Affiliates in a violation, of Anti-Corruption Laws or applicable Sanctions.

(e)               Each of the Loan Parties has disclosed all facts known to it regarding (a) all claims, damages, liabilities, obligations, losses, penalties, actions, judgment, and/or allegations of any kind or nature that are asserted against, paid or payable by such Person, any of its Affiliates or any of its representatives in connection with non-compliance with Anti-Corruption Laws, Sanctions or Anti-Money Laundering Laws by such Person, and (b) any investigations involving possible non-

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compliance with Anti-Corruption Laws, Sanctions or Anti-Money Laundering Laws by such Person or such Affiliate or such representative. No proceeding by or before any Governmental Authority involving any Loan Party with respect to Anti-Corruption Laws, Sanctions or Anti-Money Laundering Laws is pending or, to the knowledge of the Loan Parties, threatened.

Notwithstanding anything to the contrary in this Section 3.26, the representation set forth in this Section 3.26 shall be given with respect to Project Company only for the period after the Acquisition.

Section 3.27        Commercial Activity; Absence of Immunity. The Loan Parties are subject to civil and commercial law with respect to their obligations under the Transaction Documents, and the making and performance of the Transaction Documents by the Loan Parties constitute private and commercial acts rather than public or governmental acts. The Loan Parties are not entitled to any immunity on the ground of sovereignty or the like from the jurisdiction of any court or from any action, suit, setoff or proceeding, or the service of process in connection therewith, arising under the Financing Documents.

Section 3.28        OpCo Loan Parties Representation and Warranties.

(a)               As of the Closing Date, the representations and warranties of each OpCo Loan Party set forth in the OpCo Senior Financing Documents for the OpCo Senior Closing Date shall be true and correct in all material respects (except where already qualified by materiality or Material Adverse Effect, in which case, such representations and warranties shall be true and correct in all respects) on and as of the Closing Date (unless stated therein to relate solely to an earlier date, in which case such representations and warranties were true and correct as of such earlier date).

(b)                As of each Funding Date, the representations and warranties of each OpCo Loan Party set forth in the OpCo Senior Financing Documents for Funding Dates (as such term is defined in the OpCo Senior Credit Agreement) are true and correct in all material respects (except where already qualified by materiality or Material Adverse Effect, in which case, such representations and warranties shall be true and correct in all respects) on and as of such Funding Date (unless stated therein to relate solely to an earlier date, in which case such representations and warranties were true and correct as of such earlier date).

Section 3.29        OpCo Senior Financing Documents. Except as may have been agreed by the Administrative Agent in writing, acting at the direction of the Required Lenders, none of the OpCo Senior Financing Documents has been modified, supplemented, amended, amended and restated or otherwise modified and no consents, approvals or waivers have been sought or granted under any of the OpCo Senior Financing Documents.

Article IV

CONDITIONS

Section 4.01        Conditions to the Closing Date. The occurrence of the Closing Date, the effectiveness of this Agreement and the obligations of Agent and each Lender hereunder are subject to the receipt by the Administrative Agent (except as set forth otherwise below) of each

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of the following documents, and the satisfaction of the conditions precedent set forth below, each of which must be satisfied to the reasonable satisfaction of the Administrative Agent and each Lender (unless waived in accordance with Section 10.02):

(a)               Execution of Financing Documents; Delivery of OpCo Senior Financing Documents.

(i)                 The Financing Documents ((x) including the HoldCo Lender Backstop Agreement but (y) excluding a Control Agreement in respect of the Accounts) shall have been duly executed and delivered by the Persons intended to be parties thereto and shall be in full force and effect.

(ii)              The Administrative Agent shall have received executed copies of each of (i) the OpCo Senior Financing Documents and (ii) the Borrower LLC Agreement.

(b)               Corporate Documents. The following documents, each certified as of the Closing Date as indicated below:

(i)                 copies of the Organizational Documents, together with any amendments thereto, of each Loan Party and OpCo Loan Party and a certificate of good standing or its equivalent (if any) for the applicable jurisdiction for each such party (in each case such good standing certificate or its equivalent dated no more than ten (10) Business Days prior to the Closing Date);

(ii)              an Officer’s Certificate of each Loan Party and OpCo Loan Party dated as of the Closing Date, certifying:

(A)             that attached to such certificate is a correct and complete copy of the Organizational Documents referred in clause (i) above for such Person;

(B)              attached to such certificate is a correct and complete copy of resolutions duly adopted by the board of directors, member(s), partner(s) or other authorized governing body of such Person, and that such resolutions or other evidence of authority have not been modified, rescinded or amended and are in full force and effect;

(C)              that the certificate of incorporation, certificate of formation, charter or other Organizational Documents (as the case may be) referred in clause (i) above for such Person has not been amended since the date of the certification furnished pursuant to clause (i) above;

(D)             as to the incumbency and specimen signature of each officer, member or partner (as applicable) of such Person executing the Financing Documents to which such Person is or is intended to be a party (and each Lender may conclusively rely on such certificate until it receives notice in writing from such Person); and

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(E)              as to the qualification of such Person to do business in each jurisdiction where its operations require qualification to do business and as to the absence of any pending proceeding for the dissolution or liquidation of such Person.

(c)               Reports of Consultants. The Administrative Agent shall have received copies of each consultant report delivered to the OpCo Senior Administrative Agent under Section 4.01(c) of the OpCo Senior Credit Agreement.

(d)               Representations and Warranties. The representations and warranties of each Loan Parties set forth in the Financing Documents shall be true and correct in all material respects (except where already qualified by materiality or Material Adverse Effect, in which case, such representations and warranties shall be true and correct in all respects) on and as of the Closing Date (unless stated to relate solely to an earlier date, in which case such representations and warranties were true and correct as of such earlier date). The representations and warranties of each OpCo Loan Party set forth in the OpCo Senior Financing Documents shall be true and correct in all material respects (except where already qualified by materiality or Material Adverse Effect, in which case, such representations and warranties shall be true and correct in all respects) on and as of the OpCo Senior Closing Date (unless stated therein to relate solely to an earlier date, in which case such representations and warranties were true and correct as of such earlier date).

(e)               Initial Material Project Documents. The Administrative Agent and each Lender shall have received (i) a copy of the SPA and (ii) copies of each Initial Material Project Document (other than the Pre-Acquisition Material Project Documents (as each such term is defined in the OpCo Senior Credit Agreement)), and any amendments thereto, together with a certificate by an Authorized Representative of Borrower and the OpCo Borrower certifying as of the Closing Date that each such copy of the SPA and each such Initial Material Project Document is a correct and complete copy thereof and the SPA (including all waivers, consents, amendments and other modifications thereof) and each such Initial Material Project Document (including all waivers, consents, amendments and other modifications thereof) is in full force and effect.

(f)                [Reserved]

(g)               Financial Model, Construction Budget and Construction Schedule.  The Administrative Agent and each Lender shall have received copies of each of the Financial Model, the Construction Budget and the Construction Schedule delivered to the OpCo Senior Administrative Agent under the OpCo Senior Credit Agreement and each such document shall be in form and substance reasonably satisfactory by the Administrative Agent.

(h)               Regulatory Information. Each Lender shall have received (i) all documentation and other written information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, reasonably requested by them at least five (5) Business Days prior to execution of this Agreement and (ii) the Beneficial Ownership Regulation (including a Beneficial Ownership Certification).

(i)                 No Default or Event of Default; No Material Adverse Effect.

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(i)                 No Default or Event of Default shall have occurred and be continuing on the Closing Date.

(ii)              No OpCo Senior Default or OpCo Senior Event of Default shall have occurred and be continuing on the Closing Date.

(j)                 Collateral Perfection Matters. The Administrative Agent shall have received:

(i)                 appropriately completed UCC financing statements (Form UCC-l), which have been duly authorized for filing by the appropriate Person, naming the Loan Parties as debtors and Collateral Agent as secured party, in form appropriate for filing under the UCC of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Security Documents, covering the applicable Collateral;

(ii)              copies of UCC, judgment lien, tax lien and litigation lien search reports, which reports will be dated a recent date reasonably acceptable to the Administrative Agent, listing all effective financing statements that name each Loan Party as debtor and that are filed in the jurisdictions in which the UCC-1 financing statements will be filed in respect of the Collateral, none of which shall cover the Collateral except to the extent evidencing Permitted Liens;

(iii)            appropriately completed copies of all other recordings and filings of, or with respect to, the Security Documents as may be reasonably requested by Collateral Agent and necessary to perfect the security interests purported to be created by the Security Documents;

(iv)             evidence that the Collateral Agent shall have received the certificates representing the shares of Capital Stock that are pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly Authorized Representative of Pledgor or Borrower, as applicable; and

(v)               evidence that all other actions reasonably requested by Collateral Agent and necessary to perfect and protect the security interests purported to be created by the Security Documents entered into on or prior to the Closing Date have been taken immediately prior to the occurrence of the Closing Date.

(k)               Certain Agreements; Staffing Plan; Etc. The Administrative Agent shall have received copies of each agreement and plan delivered to the OpCo Senior Administrative Agent under Section 4.01(k) of the OpCo Senior Credit Agreement.

(l)                 Security Documents. The security interests in and to the Collateral as of the Closing Date intended to be created under the Security Documents in effect as of the Closing Date shall have been created in favor of the Collateral Agent for the benefit of the Secured Parties, are in full force and effect and the necessary notices, consents, acknowledgments, filings, registrations and recordings to preserve, protect and perfect the security interests in such Collateral have been made immediately prior to the occurrence of the Closing Date such that the security interests granted in favor of the Collateral Agent for the benefit of the Secured Parties are filed, registered and recorded and will constitute a first priority, perfected security interest in such Collateral free and clear of

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any Liens, other than Permitted Liens, and all related recordation, registration and/or notarial fees of such Collateral have been paid to the extent required.

(m)             [Reserved].

(n)               [Reserved].

(o)               VCOC Matters. The Administrative Agent shall have received copies of the board observer rights agreements delivered to the OpCo Senior Administrative Agent under Section 4.01(m)(ii) of the OpCo Senior Credit Agreement.

(p)               Establishment of the Accounts. The Administrative Agent shall have received evidence that each of the Accounts required under this Agreement has been established in accordance with the terms thereof.

(q)               [Reserved].

(r)                [Reserved].

(s)                [Reserved].

(t)                 [Reserved].

(u)               Officer’s Certificate. The Administrative Agent shall have received an Officer’s Certificate of each Loan Party, dated as of the Closing Date, certifying that each of the conditions set forth in this Section 4.01 have been satisfied (other than with respect to whether any document, event or circumstance is satisfactory or otherwise acceptable to the Administrative Agent or any Lender or Agent).

(v)               OpCo Senior Credit Agreement Deliverables. Without duplication of any other deliverable under this Section 4.01, the Administrative Agent shall have received each of the deliverables delivered to the OpCo Senior Administrative Agent under Section 4.01 of the OpCo Senior Credit Agreement.

Section 4.02        Conditions to Each Funding Date. The occurrence of each Funding Date and each Lender’s obligations to make the Loans pursuant to Section 2.01 (other than Deemed Loans) are subject to the receipt by the Administrative Agent (except as set forth otherwise below) of each of the following documents, and the satisfaction of the conditions precedent set forth below, each of which must be satisfied to the reasonable satisfaction of the Administrative Agent (unless waived in accordance with Section 10.02):

(a)               Borrowing Request. The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.01, and the amount of such Borrowing Request shall not exceed the next ninety (90) days’ worth of anticipated Project Costs.

(b)               Existence and Good Standing. Each of the Loan Parties shall exist and be in good standing under the laws of the State of Delaware.

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(c)               Representations and Warranties. The representations and warranties of each Loan Parties set forth in the Financing Documents shall be true and correct in all material respects (except where already qualified by materiality or Material Adverse Effect, in which case, such representations and warranties shall be true and correct in all respects) on and as of such Funding Date (unless stated to relate solely to an earlier date, in which case such representations and warranties were true and correct as of such earlier date). The representations and warranties of each OpCo Loan Party set forth in the OpCo Senior Financing Documents for Funding Dates (as such term is defined in the OpCo Senior Credit Agreement) shall be true and correct in all material respects (except where already qualified by materiality or Material Adverse Effect, in which case, such representations and warranties shall be true and correct in all respects) on and as of such Funding Date (unless stated therein to relate solely to an earlier date, in which case such representations and warranties were true and correct as of such earlier date).

(d)               No Default or Event of Default; No Material Adverse Effect.

(i)                 No Default or Event of Default shall have occurred and be continuing on such Funding Date.

(ii)              No OpCo Senior Default or OpCo Senior Event of Default shall have occurred and be continuing on such Funding Date.

(iii)            As of each Funding Date (other than the Initial Funding Date), since the Initial Funding Date, there shall not have been any event or series of events which has had or could reasonably be expected to have a Material Adverse Effect.

(e)               Equity Kicker. In connection with each Funding Date, (i) such Lender (or the HoldCo Lender Equity Owners Affiliated with such Lender) shall have been granted Class C Units on the terms set forth in the Borrower LLC Agreement (such Class C Units, the “HoldCo Equity Kicker”) so that such Lender (or its Affiliated HoldCo Lender Equity Owners) holds a proportion of Class C Units (relative to all Class C Units) equal to the proportion of Loans of such Lender (relative to all Loans then outstanding) (and, if required under the Borrower LLC Agreement, such Lender shall sign a joinder to such agreement), (ii) such Lender and Borrower shall have agreed in writing as to the portion of such Loan allocated to the purchase of the corresponding HoldCo Equity Kicker as required pursuant to Section 2.01(e) and (iii) if the Borrower LLC Agreement has been amended since the Closing Date, such amendment shall be in form reasonably satisfactory to the Required Lenders.

(f)                Application of Prior Loans. Borrower shall have delivered to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that amounts withdrawn from the Construction Account prior to such Funding Date have been applied (or have been committed to be applied) to pay Project Costs.

(g)               Deposits into Construction Account. Other than the Initial Funding Date, Borrower shall have delivered to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that all prior Loan proceeds have been deposited into the Construction Account.

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(h)               Fees and Expenses. Borrower has arranged for payment on such Funding Date (including through the application of Loan proceeds on such Funding Date) of all reasonable and documented out-of-pocket fees and expenses then due and payable pursuant to the Financing Documents.

(i)                 Initial Funding Date. Solely in respect of the Initial Funding Date,

(i)                 [Reserved];

(ii)              the Administrative Agent shall have received an Officer’s Certificate of each Loan Party, dated as of the Initial Funding Date, certifying that each of the conditions set forth in this Section 4.02 have been satisfied (other than with respect to whether any document, event or circumstance is satisfactory or otherwise acceptable to the Administrative Agent or any Lender or Agent);

(iii)            the Administrative Agent and each Lender shall have received the Funds Flow Memorandum;

(iv)             the Administrative Agent and each Lender shall have received an unaudited consolidated pro forma balance sheet of Borrower, dated as of the Initial Funding Date;

(v)               each Lender shall have received a solvency certificate of the chief financial officer or president of Borrower, demonstrating that the Loan Parties are, on a consolidated basis, and after giving effect to the incurrence of all Indebtedness, will be, Solvent.

(j)                 [Reserved].

(k)               Notes; CUSIP. Each Lender that has requested a Note or Notes, as applicable, prior to such Funding Date pursuant to Section 2.05(b) shall have (i) received a duly executed Note or Notes, as applicable, dated the applicable Funding Date, payable to such Lender in a principal amount equal to such Lender’s Loan and (ii) a private placement number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) with respect to such Notes.

(l)                 Authorizations. All Authorizations set forth in Part I of Schedule 3.04 to the OpCo Senior Credit Agreement (i) have been duly obtained and validly issued, (ii) are in full force and effect and not subject to any pending or, to the knowledge of any Loan Party or OpCo Loan Party threatened, appeal, (iii) are issued to, assigned to, or otherwise assumed by, an OpCo Loan Party (or such Person is entitled to the benefit thereof), (iv) are not subject to any current legal proceeding to which any Loan Party or OpCo Loan Party is a party, (v) are free from any unsatisfied condition the failure of which to satisfy could reasonably be expected to have a Material Adverse Effect and (vi) there is no reason to believe that any such Authorization may be withdrawn, cancelled, varied, suspended or revoked.

(m)             Debt Service Reserve Account. The Debt Service Reserve Account shall have been funded in an amount equal to or greater than the Debt Service Reserve Funding Amount.

(n)               Approval from Senior Lenders. The Administrative Agent shall have received a copy of a withdrawal certificate that relates to a Control Agreement to which the Construction

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Account is subject, countersigned by the OpCo Senior Administrative Agent, that irrevocably authorizes the disbursement from the Construction Account of all Loans described in the Borrowing Request with respect to such Funding Date.

(o)               Senior Commitments Fully Committed. The sum of (i) any remaining OpCo Senior Commitments which are in full force and effective plus (ii) all outstanding OpCo Senior Loans equals an amount not less than $300,000,000.

(p)               Lender Joinders. The Administrative Agent shall have received (x) one or more executed Lender Joinders providing for additional Commitments in an aggregate amount at least equal to $7,050,000 and (y) a joinder in the form of Exhibit A attached to the HoldCo Lender Backstop Agreement from each of the Lenders party to such Lender Joinders.

(q)               Acquisition. Solely in respect of the initial Funding Date:

(i)                 The Acquisition shall have been consummated in accordance with the terms of the SPA simultaneously with the occurrence of the OpCo Tranche A Funding Date and the incurrence of the borrowing, without giving any amendments, waivers or other modifications to (or consent under) the SPA that are adverse to the Lenders and that have not been approved by the Lenders.

(ii)              Each of the conditions set forth in Article VIII of the SPA shall have been satisfied to the reasonable satisfaction of the Administrative Agent, and a copy of all documents and other deliverables referenced therein shall have been provided to the Administrative Agent.

(iii)            Each of the representations and warranties set forth in Article IV of the SPA that are material to the interests of the Lenders are, to the knowledge of any Authorized Representative of Borrower, true and correct in all material respects (except where already qualified by materiality or Material Adverse Effect or similar qualifier, in which case, such representations and warranties are true and correct in all respects); provided that if any such representation or warranty relates solely to an earlier date, then such representation or warranty shall be true and correct in all material respects as of such earlier date.

(r)                Officer’s Certificate. The Administrative Agent and each Lender shall have received an Officer’s Certificate of each Loan Party, dated as of such Funding Date, certifying that each of the conditions set forth in this Section 4.02 have been satisfied.

Section 4.03        Conditions to Each Disbursement from the Construction Account. The occurrence of each disbursement from the Construction Account (the date of each such disbursement, a “Disbursement Date”), are subject to the receipt by the Administrative Agent of the items received by the OpCo Senior Administrative Agent pursuant to Section 4.03 of the OpCo Senior Credit Agreement which, to the extent any such disbursement is made up of any Loan proceeds, shall be in form and substance satisfactory to the Administrative Agent and each Lender (unless waived in accordance with Section 10.02).

Article V

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AFFIRMATIVE COVENANTS

Each Loan Party hereby agrees that (i) from and after the Closing Date and prior to the OpCo Tranche A Funding Date, to the extent applicable (it being acknowledged and agreed that, prior to the OpCo Tranche A Funding Date, the Acquisition has not occurred, Project Company is not an OpCo Loan Party, and neither OpCo Borrower nor OpCo Holdings have rights to the Site or the Project or under any Material Project Document) (other than any Material Project Document to which OpCo Borrower is a party on the Closing Date) and (ii) on the OpCo Tranche A Funding Date (following the Acquisition) and thereafter, in all respects:

Section 5.01        Corporate Existence; Etc. Each Loan Party shall, and Borrower shall cause each OpCo Loan Party to, at all times preserve and maintain in full force and effect (a) subject to the proviso of Section 6.07(b), its existence as a corporation or a limited liability company, as applicable, in good standing under the laws of the jurisdiction of its organization and (b) except as would not reasonably be expected to cause a Material Adverse Effect, its qualification to do business and its good standing in each jurisdiction in which the character of properties owned by it or in which the transaction of its business as conducted or proposed to be conducted makes such qualification necessary.

Section 5.02        Conduct of Business. Each Loan Party shall, and Borrower shall cause each OpCo Loan Party to, operate, maintain and preserve or cause to be operated, maintained and preserved, the Site in accordance in all material respects with the requirements of the Material Project Documents to which it is a party and in compliance, in all material respects, with Applicable Laws and Authorizations by Governmental Authorities and the terms of its insurance policies.

Section 5.03        Compliance with Laws and Obligations. Each Loan Party shall, and Borrower shall cause each OpCo Loan Party to, comply in all material respects with applicable Environmental Laws, including occupational health and safety regulations and all other Applicable Laws and Authorizations. Each Loan Party shall, and Borrower shall cause each OpCo Loan Party to, comply with and perform its respective contractual obligations in all material respects, and enforce against other parties their respective contractual obligations in all material respects, under each Material Project Document to which it is a party. Each Loan Party shall, and Borrower shall cause each OpCo Loan Party to, comply with and not violate applicable Sanctions, Anti-Money Laundering Laws, the FCPA or any other Anti-Corruption Laws or undertake or cause to be undertaken any Anti-Corruption Prohibited Activity.

Section 5.04        Governmental Authorizations. Each Loan Party shall, and Borrower shall cause each OpCo Loan Party to: (a) obtain and maintain in full force and effect (or where appropriate, promptly renew in a timely manner), or cause to be obtained and maintained in full force and effect all Authorizations set forth on Schedule 3.04 of the OpCo Senior Credit Agreement (including all Authorizations required by Environmental Law) required under any Applicable Law for the Project and such OpCo Loan Party’s business and operations generally, in each case, at or before the time the relevant Authorization becomes necessary for such purposes, (b) obtain and maintain in full force and effect (or where appropriate, promptly renew in a timely manner),

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or cause to be obtained and maintained in full force and effect all Authorizations set forth required under any Applicable Law for each Loan Party’s business and operations generally, in each case, at or before the time the relevant Authorization becomes necessary for such purposes and (c) preserve and maintain all other Authorizations required for the Project, in either case, in all material respects.

Section 5.05        Maintenance of Title. Each Loan Party shall, and Borrower shall cause each OpCo Loan Party to, maintain (a) good title to the material property owned by such Loan Party and such OpCo Loan Party (as applicable) free and clear of Liens, other than Permitted Liens and OpCo Senior Permitted Liens, respectively; (b) legal and valid and subsisting leasehold interests to the material properties leased by such Loan Party and such OpCo Loan Party (as applicable), free and clear of Liens, other than Permitted Liens and OpCo Senior Permitted Liens, respectively; and (c) legal and valid possessory rights to the material properties possessed and not otherwise held in fee or leased by such Loan Party and such OpCo Loan Party.

Section 5.06        Insurance.

(a)               Borrower shall cause each OpCo Loan Party to maintain or cause to be maintained in all material respects on its behalf in effect at all times the types of insurance required pursuant to Schedule 5.06 of the OpCo Senior Credit Agreement, in the amounts and on the terms and conditions specified therein and in accordance therewith.

(b)               Borrower shall cause each OpCo Loan Party to maintain or cause to be maintained the insurance required to be maintained pursuant to the Material Project Documents in accordance with the terms of the same.

(c)       Borrower shall cause Loss Proceeds of the insurance policies provided or obtained by or on behalf of the OpCo Loan Parties to be paid by the respective insurers directly to the OpCo Senior Extraordinary Receipts Account. Amounts in the OpCo Senior Extraordinary Receipts Account shall be applied in accordance with Section 5.29(f) of the OpCo Senior Credit Agreement.

Section 5.07        Keeping of Books. Each Loan Party shall, and Borrower shall cause each OpCo Loan Party to, maintain an accounting and control system, management information system and books of account and other records, which together adequately reflect truly and fairly the financial condition of such Loan Party and such OpCo Loan Party and the results of operations in accordance with GAAP and all Applicable Laws.

Section 5.08        Access to Records. Each Loan Party shall, and Borrower shall cause each OpCo Loan Party to permit (i) officers and designated representatives of the Administrative Agent to visit and inspect the Site accompanied by officers or designated representatives of such Loan Party and OpCo Loan Party and (ii) officers and designated representatives of the Administrative Agent to examine and make copies of the books of record and accounts of such Loan Party and OpCo Loan Party (provided that such Loan Party and OpCo Loan Party shall have the right to be present) and discuss the affairs, finances and accounts of such Loan Party and OpCo Loan Party with the chief financial officer, the chief operating officer and the chief executive officer of such Loan Party and OpCo Loan Party (subject to reasonable requirements of safety and confidentiality, including requirements imposed by Applicable Law or by contract, provided the Loan Parties will

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use reasonable efforts to obtain relief from any contractual confidentiality restrictions that prohibit the Administrative Agent or any Lender from obtaining information), in each case, with at least three (3) Business Days advance notice to such Loan Party and OpCo Loan Party and during normal business hours of such Loan Party and OpCo Loan Party; provided that, (i) such Loan Party and OpCo Loan Party shall not be required to reimburse the Administrative Agent for more than one (1) inspection per year as long as no Event of Default has occurred and is continuing and (ii) such visits by officers and designated representatives of the Administrative Agent shall not occur more frequently than twice per year as long as no Event of Default has occurred and is continuing.

Section 5.09        Payment of Taxes, Etc.

(a)               Each Loan Party shall, and Borrower shall cause each OpCo Loan Party to, pay and discharge, before the same shall become delinquent: (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property to the extent required under the Transaction Documents and OpCo Senior Transaction Documents to which such Loan Party or OpCo Loan Party is a party or under Applicable Law and (ii) all material lawful claims that, if unpaid, might become a Lien (other than a Permitted Lien of the type referenced in clause (a) of the definition of Permitted Lien) upon its property; provided that such Loan Party shall not be required to pay or discharge any such tax, assessment, charge or claim for so long as such Loan Party satisfies the Permitted Contest Conditions in relation to such tax, assessment, charge or claim.

(b)               Each Loan Party shall, and Borrower shall cause each OpCo Loan Party to, continue to be properly treated as a disregarded entity or a partnership for U.S. federal income tax purposes and no Loan Party shall file an election pursuant to Treasury Regulation Section 301.7701-3(c) to be treated as an association taxable as a corporation.

Section 5.10        Financial Statements; Other Reporting Requirements. Each Loan Party shall, or Borrower shall cause the OpCo Loan Parties to, furnish to the Administrative Agent:

(a)               (i) commencing with the first full month after the Closing Date, as soon as available and in any event within forty five (45) days after the end of each month, (x) the monthly unaudited consolidated financial statements of the Loan Parties, (y) the monthly unaudited consolidated financial statements of the OpCo Loan Parties delivered to the OpCo Senior Administrative Agent under Section 5.10(a)(i) of the OpCo Senior Credit Agreement and (z) the other monthly reports of the OpCo Loan Parties delivered to the OpCo Senior Administrative Agent under Section 5.10(a)(ii) of the OpCo Senior Credit Agreement;

(b)               commencing with the first full fiscal quarter after the Closing Date, as soon as available and in any event within sixty (60) days after the end of each fiscal quarter, quarterly unaudited consolidated financial statements of the Loan Parties and the OpCo Loan Parties, including the unaudited consolidated balance sheet as of the end of such quarterly period and the related unaudited statements of income, retained earnings and cash flows for such quarterly period and for the portion of such fiscal year ending on the last day of such period, all in reasonable detail;

(c)               commencing with fiscal year ending on December 31, 2020, as soon as available and in any event within one hundred fifty (150) days after the end of each fiscal year, audited

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consolidated financial statements for such fiscal year for the Loan Parties and the OpCo Loan Parties, including therein the consolidated balance sheet as of the end of such fiscal year and the related statements of income, retained earnings and cash flows for such year, a comparison of actual performance of the Loan Parties and the OpCo Loan Parties with the projected performance set out in the Operating Budget for the relevant fiscal year and the respective directors’ and auditors’ reports, all in reasonable detail and accompanied by an audit opinion thereon by the Independent Auditor, which opinion shall state that said financial statements present fairly, in all material respects, the financial position of the Loan Parties and the OpCo Loan Parties, as the case may be, at the end of, and for, such fiscal year in accordance with GAAP;

(d)               within forty-five (45) days following the end of each fiscal quarter, a copy of the environmental, social and governance report provided to the OpCo Senior Administrative Agent in respect of the applicable fiscal quarter under Section 5.10(d) of the OpCo Senior Credit Agreement;

(e)               at the time of the delivery of the financial statements under Sections 5.10(a), (b) and (c) above, a certificate of an Authorized Representative of such Loan Party or OpCo Loan Party, as applicable (i) certifying to the Administrative Agent and the Lenders that such financial statements fairly present in all material respects the financial condition and results of operations of such Loan Party or OpCo Loan Party and its Affiliates on the dates and for the periods indicated in accordance with GAAP, subject, in the case of interim financial statements, to the absence of footnotes and normally recurring year-end adjustments and (ii) certifying to the Administrative Agent and the Lenders that no Event of Default, OpCo Senior Default or OpCo Senior Event of Default has occurred and is continuing, or if an Event of Default, OpCo Senior Default or OpCo Senior Event of Default has occurred and is continuing, a statement as to the nature thereof;

(f)                within thirty (30) days after each annual policy renewal date, a certificate of an Authorized Representative of OpCo Borrower certifying that the insurance requirements of Section 5.06 have been implemented and are being complied with by the Loan Parties and on or prior to the expiration of each policy required to be maintained pursuant to Section 5.06, certificates of insurance with respect to each renewal policy and each other insurance policy required to be in effect under this Agreement that has not previously been furnished to the Administrative Agent under this Agreement. If at any time requested by the Administrative Agent, acting reasonably, Borrower shall deliver to the Administrative Agent a duplicate of any policy of insurance required to be in effect under this Agreement;

(g)               concurrently with delivery under an OpCo Senior Working Capital Facility, each other report delivered to lenders or agents under such OpCo Senior Working Capital Facility;

(h)               concurrently with delivery under the SPA, written reports concerning the status of the Cleaning Work (as defined in the SPA) and Cleaning Plan (as defined in the SPA) delivered to Seller under the SPA;

(i)                 on or before the 30th day following the last day of each calendar month, the monthly reports describing the progress of the construction of the Project that are delivered to the OpCo Senior Administrative Agent under the OpCo Senior Credit Agreement (together with copies of

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the most recently available monthly progress report received by Borrower under each of the EPC Agreements or any other construction contract with respect to the Project);

(j)                 concurrently with delivery under the OpCo Senior Credit Agreement, the quarterly information relating to each of SusOils and Sponsor delivered to the OpCo Senior Administrative Agent under Section 5.10(j) of the OpCo Senior Credit Agreement;

(k)               concurrently with delivery under the OpCo Senior Credit Agreement, each other report delivered to the OpCo Senior Administrative Agent or the OpCo Senior Lenders under the OpCo Senior Credit Agreement;

(l)                 concurrently with the notice delivered under Section 5.11, all material documentation related to any notice given under Section 5.11; and

(m)             promptly after Administrative Agent’s request therefor, such other information regarding the business, assets, operations or financial condition of the Loan Parties as the Administrative Agent may reasonably request.

Section 5.11        Notices. The Loan Parties shall, and Borrower shall cause the OpCo Loan Parties to, promptly (and in any event within five (5) Business Days) upon an Authorized Representative of any Loan Party or OpCo Loan Party obtaining knowledge thereof, give notice to the Administrative Agent of:

(a)               notice of the occurrence of any force majeure claim, change order request, indemnity claim, material dispute, breach or default under any of the Material Project Documents;

(b)               details of any change of Applicable Law that would reasonably be expected to have a Material Adverse Effect (including material changes to the California Low Carbon Fuel Standard or the Federal Renewable Fuel Standard);

(c)               any material notice or communication given to or received (i) from creditors of any Loan Party or OpCo Loan Party (other than with respect to the OpCo Senior Credit Agreement or any OpCo Senior Replacement Credit Agreement, in which case clause (m) below applies) generally or (ii) in connection with any Material Project Document;

(d)               notice received by it with respect to the cancellation of, adverse change in, or default under, any insurance policy required to be maintained in accordance with Section 5.06;

(e)               the filing or commencement of any litigation, investigation, action or proceeding of or before any court, arbitrator or Governmental Authority against or affecting any Loan Party or such OpCo Loan Party, the Site or the Project that, if adversely determined, could reasonably be expected to result in liability to any Loan Party or OpCo Loan Party in an aggregate amount exceeding $500,000 or be materially adverse to the interests of the Loan Parties or the OpCo Loan Parties;

(f)                the occurrence of a Default or an Event of Default or any OpCo Senior Default or OpCo Senior Event of Default or an incipient or mature event of default or termination event under the OpCo Senior Working Capital Facility;

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(g)               any amendment of any Material Project Document, and correct and complete copies of any Material Project Documents executed after the Closing Date;

(h)               any Environmental Claim by any Person against, or with respect to the activities of, the Loan Parties, the OpCo Loan Parties or the Project and any alleged violation of or non-compliance with any Environmental Laws or any Authorizations required by Environmental Laws applicable to any Loan Party or the Project that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(i)                 the occurrence of any ERISA Event in excess of $500,000, together with a written notice setting forth the nature thereof and the action, if any, that such Loan Party, such OpCo Loan Party or ERISA Affiliate proposes to take with respect thereto;

(j)                 the sale, lease, transfer or other Disposition of, in one transaction or a series of transactions, all or any part of its property in excess of $500,000 per individual Disposition or $1,000,000 in the aggregate per annum in the aggregate per annum for all such Dispositions and/or Events of Loss;

(k)               the occurrence of a Bankruptcy of any Loan Party, any OpCo Loan Party or Material Project Counterparty;

(l)                 the resignation, removal, incapacitation or death of any Qualified CEO or Qualified Officer;

(m)             any notice or communication given by, given to or received by any OpCo Loan Party under, or in connection with, any OpCo Senior Financing Document, any Intercreditor Agreement (as defined in the OpCo Senior Credit Agreement) or any OpCo Senior Replacement Credit Agreement; and;

(n)               notice of any condemnation, taking by eminent domain or other taking or seizure by a Governmental Authority with respect to a material portion of the Project or the Site;

(o)               any notices provided under any OpCo Senior Working Capital Facility, other than routine or ministerial notices relating to the borrowing of loans thereunder.

Each notice pursuant to Section 5.11(a), (b), (d), (e), (f), (h), (i), (k), (l) or (n) shall be accompanied by a statement of an Authorized Representative of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower and the OpCo Loan Parties propose to take with respect thereto.

Section 5.12        Scheduled Calls and Meetings.

Borrower shall arrange to have either (x) a telephonic conference call or (y) if requested by the Administrative Agent, an in-person meeting at the Site, in each case, with the Administrative Agent and Lenders no earlier than fifteen (15) Business Days after the end of each calendar month, which shall be coordinated with the Administrative Agent during normal business hours upon reasonable prior notice to the Lenders, to discuss (i) prior to the Term Conversion Date, the most recent construction report delivered pursuant to Section 5.10(i) and (ii) after the Term

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Conversion Date, the matters contained in the various financial statements and reports delivered pursuant to Section 5.10, including the status of the Loan Parties and the OpCo Loan Parties and the affairs, finances and accounts of the Loan Parties and the OpCo Loan Parties; provided that, the Administrative Agent, shall not request more than two (2) in-person meetings at the Site in any calendar year pursuant to this Section 5.12.

Section 5.13        Use of Proceeds.

(a)               Borrower shall apply the proceeds of the Loans solely (i) for the payment of Project Costs and (ii) as otherwise permitted under (or, if not addressed therein, not prohibited by) the Financing Documents and the OpCo Senior Financing Documents.

(b)               The proceeds of the Loans will not be used in violation of Anti-Corruption Laws or applicable Sanctions.

Section 5.14        Security. The Loan Parties shall preserve and maintain the security interests granted under the Security Documents and undertake all actions which are necessary or appropriate to: (a) subject to Permitted Liens, maintain the Collateral Agent’s security interest in the Collateral in full force and effect at all times (including the priority thereof) and (b) subject to Permitted Liens, preserve and protect the Collateral and protect and enforce the Loan Parties’ rights and title and the rights of the Collateral Agent and the other Secured Parties to the Collateral, including the making or delivery of all filings and recordations, the payment of all fees and other charges and the issuance of supplemental documentation.

Section 5.15        Further Assurances. The Loan Parties shall execute, acknowledge where appropriate, and deliver, and cause to be executed, acknowledged where appropriate, and delivered, from time to time promptly at the reasonable request of any Agent all such instruments and documents as are necessary or appropriate to carry out the intent and purpose of the Financing Documents (including filings, recordings or registrations required to be filed in respect of any Security Document or assignment thereto) necessary to maintain, to the extent permitted by Applicable Law, the Collateral Agent’s perfected security interest in the Collateral (subject to Permitted Liens) to the extent and in the priority required pursuant to the Security Documents.

Section 5.16        Security in Newly Acquired Property and Revenues. Without limiting any other provision of any Financing Document, if any Loan Party shall at any time (a) acquire any interest in a single item of property (other than any Excluded Property) with a value of at least $100,000 or any interest (other than any Excluded Property) in revenues that could aggregate during the term of the agreement under which such receivables arise to over $100,000; or (b) acquire interests in property (other than any Excluded Property) in a single transaction or series of transactions not otherwise subject to the Lien created by the Security Documents having a value of at least $100,000 in the aggregate, in each case not otherwise subject to a Lien pursuant to, and in accordance with, the Security Documents, promptly upon such acquisition, such Loan Party shall execute, deliver and record a supplement to the Security Documents or other documents, subjecting such interest to the Lien created by the Security Documents.

Section 5.17        Material Project Documents. Borrower shall cause each OpCo Loan Party to (i) duly and punctually perform and observe all of its material covenants and obligations

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contained in each Material Project Document to which it is a party, (ii) take all reasonable and necessary action to prevent the termination or cancellation of any Material Project Document in accordance with the terms of such Material Project Document or otherwise (except for the expiration of any Material Project Document in accordance with its terms and not as a result of a breach or default thereunder) and (iii) enforce against the relevant Material Project Counterparty each material covenant or obligation of such Material Project Document, as applicable, in accordance with its terms.

Section 5.18        Accounts.

(a)               The Loan Parties shall at all times maintain the Accounts and any other account permitted herein in accordance with this Agreement and the other Financing Documents. The Loan Parties shall not maintain any securities accounts or bank accounts other than the Accounts and any other account permitted herein.

(b)               At all times Borrower shall cause each OpCo Loan Party to deposit and maintain, or cause to be deposited and maintained, all Project Revenues (as defined in the OpCo Senior Credit Agreement), insurance proceeds and other amounts received into the OpCo Senior Collateral Accounts in accordance with the OpCo Senior Credit Agreement and the other OpCo Senior Financing Documents and request or make only such payments and transfers out of the OpCo Senior Collateral Accounts as permitted by the OpCo Senior Credit Agreement and the other OpCo Senior Financing Documents.

Section 5.19        Intellectual Property. The Loan Parties shall, and Borrower shall cause the OpCo Loan parties to, own, or be licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary for the Project and their businesses (as applicable), in each case, as to which the failure of such Loan Party and such OpCo Loan Party to so own or be licensed could reasonably be expected to have a Material Adverse Effect, and the use thereof by such Loan Party and OpCo Loan Party does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.20        Operating Budget and Financial Model.

(a)               Submission of Operating Budget and Financial Model. The Loan Parties shall cause OpCo Borrower to, prior to the Term Conversion Date under the OpCo Senior Credit Agreement and no later than sixty (60) days before the commencement of each calendar year thereafter, submit to the Administrative Agent (i) a draft of its proposed Operating Budget for the succeeding calendar year and (ii) a draft of its updated Financial Model on a quarterly basis over a period ending no sooner than the latest scheduled termination date of the Initial Material Project Documents. The Loan Parties shall cause OpCo Borrower to, no later than five (5) Business Days after receiving any objection from the Administrative Agent pursuant to Section 5.20(b), submit to the Administrative Agent (i) a revised draft of its proposed Operating Budget for the succeeding calendar year and (ii) a revised draft of its updated Financial Model on a quarterly basis over a period ending no sooner than the latest scheduled termination date of the Initial Material Project Documents. Any such Operating Budget and/or updated Financial Model submitted by the OpCo

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Borrower pursuant to this Section 5.20(a) shall not be effective until approved by the Administrative Agent in accordance with Section 5.20(b) or 5.20(c) below.

(b)               Approval of Operating Budget. Each Operating Budget delivered pursuant to Section 5.20(a) shall not be effective until approved by the Administrative Agent, such approval not to be unreasonably withheld, conditioned, or delayed. The Operating Budget will be deemed to be approved unless the Administrative Agent objects in writing to such Operating Budget within twenty (20) days of receipt thereof. In the event that, pursuant to the immediately preceding sentence, the Operating Budget is not approved by the Administrative Agent (which approval shall not be unreasonably withheld, conditioned, or delayed) or OpCo Borrower has not submitted a proposed Operating Budget in accordance with the terms and conditions herein, an operating budget including the greater of (x) the sum of 100% of the then-actual costs of feedstock, consumables and other variable costs for such calendar year and 105 % of the other costs set forth in the Operating Budget for the immediately preceding calendar year and (y) the amounts specified in the Financial Model delivered on the Closing Date for such calendar year (or any updated Financial Model approved by the Administrative Agent), in any case, shall apply until the Operating Budget for the then current calendar year is approved. Copies of each final Operating Budget adopted shall be furnished to the Administrative Agent promptly upon its adoption.

(c)               Intra-year Adjustments to Operating Budget. Operating Expenses and Capital Expenditures shall be made in accordance with the Operating Budget approved hereunder, except as set forth in this Section 5.20(c). Borrower may from time to time adopt an amended Operating Budget for the remainder of any calendar year to which the amended Operating Budget applies, and such amended Operating Budget shall be effective as the Operating Budget for the remainder of such calendar year upon the consent of the Administrative Agent to such amendment, such consent not to be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing and without necessitating any such amendment, but without limiting the applicability of Section 6.07(d), the OpCo Loan Parties may exceed the aggregate annual Operating Expenses and Capital Expenditures set forth in any Operating Budget approved under this Agreement by an amount not to exceed 5% of the aggregate budgeted amount of Operating Expenses and Capital Expenditures for the applicable calendar year.

Section 5.21        Collateral Account Report. The Loan Parties shall provide to the Administrative Agent, within three (3) business days of the end of each calendar month, in electronic format, an itemized summary of all withdrawals from the Accounts made during such calendar month. The Loan Parties will provide the Administrative Agent and the Lenders the reports required by Section 5.21 of the Senior OpCo Credit Agreement, in electronic format, simultaneously with the provision of the same to the OpCo Senior Administrative Agent under Section 5.21 of the Senior OpCo Credit Agreement.

Section 5.22        Construction of the Project; Final Completion.

(a)               Borrower shall cause the OpCo Loan Parties to construct, or cause the construction of, the Project in all material respects in accordance with the Material Construction Contracts and the approved plans and specifications thereunder, Prudent Industry Practices, Authorizations by Governmental Authorities and Legal Requirements.

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(b)               Borrower shall cause the OpCo Loan Parties to cause Final Completion (other than any immaterial punch list items) to be achieved prior to the “Guaranteed Final Acceptance Date” (howsoever defined in each of the EPC Agreements), as such date may be adjusted in accordance with the terms of such EPC Agreements and this Agreement.

Section 5.23        Performance Test. Borrower shall permit Administrative Agent, the Lenders and their respective representatives and technical advisors to witness and verify the Performance Tests to the extent reasonably requested by Administrative Agent, acting at the direction of the Required Lenders, subject to the terms of the applicable Material Construction Contracts. Borrower shall give Administrative Agent notice regarding any proposed Performance Test promptly following Borrower’s receipt of such notice (and, in any event, no less than three (3) Business Days prior to any Performance Test). Borrower shall forward to Administrative Agent and the Lenders the procedures to be used in the conduct of the Performance Test in connection with such notice. If, upon completion of any Performance Test, Borrower believes that such Performance Test has been satisfied, it shall so notify Administrative Agent and the Lenders and shall deliver a copy of all test results supporting such conclusion, accompanied by reasonable supporting data.

Section 5.24        Operation and Maintenance of Project. Borrower shall cause Project Company to construct, keep, operate and maintain the Project, or cause the same to be constructed, kept, maintained and operated (ordinary wear and tear excepted), in a manner consistent in all material respects with this Agreement, the OpCo Senior Transaction Documents and Prudent Industry Practices, and make or cause to be made all repairs (structural and non-structural, extraordinary or ordinary) necessary to keep the Project in such condition.

Section 5.25        Certain Post-Closing Obligations.

(a)               Borrower shall cause the OpCo Borrower to design and implement the Feedstock Execution Plan (as defined in the OpCo Senior Credit Agreement) as specified therein and provide evidence of such implementation reasonably satisfactory to the Administrative Agent.

(b)               Borrower shall cause GCE Operating (as defined in the OpCo Senior Credit Agreement) to implement the Executive Hiring Plan (as defined in the OpCo Senior Credit Agreement) as specified therein and provide evidence of such implementation reasonably satisfactory to the Administrative Agent.

(c)               Borrower shall cause the OpCo Borrower to complete the Rail Development Milestones (as defined in the OpCo Senior Credit Agreement) as specified therein and provide evidence of such completed milestones reasonably satisfactory to the Administrative Agent.

(d)               Borrower shall cause the OpCo Borrower to complete the Gas Supply Commercial Milestones (as defined in the OpCo Senior Credit Agreement) as specified therein and provide evidence of such completed milestones reasonably satisfactory to the Administrative Agent.

(e)               Borrower shall cause the OpCo Borrower to complete the Environmental and Permitting Milestones (as defined in the OpCo Senior Credit Agreement) as specified therein and provide evidence of such completed milestones reasonably satisfactory to the Administrative Agent.

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(f)                Borrower shall cause the OpCo Borrower to use commercially reasonable efforts to enter into an OpCo Senior Working Capital Facility within three hundred sixty-five (365) days following the Closing Date.

(g)               Borrower shall cause the OpCo Borrower to enter into a product marketing agreement or an offtake agreement with ExxonMobil, in a form reasonably satisfactory to the Administrative Agent within two hundred forty (240) days following the Closing Date.

(h)               On or prior to the OpCo Tranche A Funding Date, Borrower shall deliver, or cause the OpCo Loan Parties to deliver, as applicable, each of the following documents to the Administrative Agent:

(i)                 a Control Agreement in respect of each Account, duly executed and delivered by the Persons intended to be parties thereto, which Control Agreement shall be in full force and effect and otherwise in form and substance reasonably satisfactory to the Administrative Agent;

(ii)              written opinions (dated as of the OpCo Tranche A Funding Date and addressed to the Administrative Agent, the Lenders and the Collateral Agent) of King & Spalding LLP, special New York counsel to the Loan Parties;

(iii)            copies of the financial statements delivered to the OpCo Senior Administrative Agent under Section 4.02(d) of the OpCo Senior Credit Agreement;

(iv)             copies of the insurance deliverables delivered to the OpCo Senior Administrative Agent under Section 4.02(l) of the OpCo Senior Credit Agreement; and

(v)               an assignment agreement pursuant to which GCE Holdings shall have assigned, and OpCo Borrower shall have assumed, the SPA.

(i)                 Borrower shall arrange for payment on the OpCo Tranche A Funding Date (including through the application of OpCo Senior Loans on the OpCo Tranche A Funding Date) of all reasonable and documented out-of-pocket fees and expenses then due and payable pursuant to the Financing Documents.

(j)                 Borrower shall enter into a franchise agreement with the Country of Kern, in a form reasonably satisfactory to the Administrative Agent within ninety (90) days following the OpCo Tranche A Funding Date.

(k)               Borrower shall cause the OpCo Borrower to deliver to Administrative Agent evidence from the CA Secretary of State (as defined in the OpCo Senior Credit Agreement) of filing of the CA Foreign Qualification (as defined in the OpCo Senior Credit Agreement) upon receipt, but in any event within forty-five (45) days after the OpCo Tranche A Funding Date (as extended by the Administrative Agent in its reasonable discretion).

Notwithstanding anything to the contrary in this Section 5.25 or any Schedule referenced herein, (i) at the election of Borrower, Project Company may perform the obligations in this Section 5.25 in lieu of OpCo Borrower and (ii) the time periods for Borrower’s and OpCo Borrower’s

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compliance with each obligation under this Section 5.25 shall be extended by such additional time period or periods as the Administrative Agent may reasonably agree from time to time.

Section 5.26        Performance Testing.

(a)               Borrower shall cause the OpCo Loan Parties to permit each Lender and their respective representatives and technical advisors to witness and verify the Performance Tests to the extent requested by Administrative Agent (acting at the reasonable direction of the Required Lenders), in each case subject to the terms of the applicable EPC Agreement. Borrower shall cause the OpCo Loan Parties to give Administrative Agent and the Lenders notice regarding any proposed Performance Test promptly following Borrower’s receipt of such notice (and, in any event, no less than three (3) Business Days prior to any Performance Test). Borrower shall forward to Administrative Agent and the Lenders the procedures to be used in the conduct of the Performance Test in connection with such notice. If, upon completion of any Performance Test, Borrower believes that such Performance Test has been satisfied, it shall so notify the Administrative Agent and the Lenders and shall deliver a copy of all test results supporting such conclusion, accompanied by reasonable supporting data.

(b)               Borrower shall cause the OpCo Loan Parties to: (i) in connection with satisfying the conditions for Substantial Completion and/or Final Completion under the OpCo Senior Credit Agreement, perform a Refinery Performance Test, (ii) provide Administrative Agent and the Lenders notice of each Refinery Performance Test no less than ten (10) Business Days prior to the conducting of such Refinery Performance Test, (iii) conduct each Refinery Performance Test in material compliance with the EPC Agreements, (iv) deliver a copy of each Refinery Performance Test results, accompanied by supporting data and calculations (each, an “Refinery Performance Test Report”) and (v) deliver a copy of the Independent Engineer’s report delivered to the OpCo Senior Administrative Agent under Section 5.26(b) of the OpCo Senior Credit Agreement, which report shall (1) verify for Administrative Agent and the Lenders the results contained in such Refinery Performance Test Report and confirm to Administrative Agent and the Lenders that such Refinery Performance Test was performed in materially compliance with the EPC Agreements or (2) deliver a report to Administrative Agent, the Lenders and Borrower setting forth in reasonable detail any objections of the Independent Engineer to such Refinery Performance Test Report. If any objections are made by the Independent Engineer or the Required Lenders, then Borrower shall cause the OpCo Loan Parties to address such objections to the reasonable satisfaction of the Independent Engineer and the Required Lenders or re-conduct such Refinery Performance Test in accordance with this Section 5.26(b).

Section 5.27        [Reserved].

Section 5.28        Qualified CEO and Qualified Officers. The Loan Parties shall cause the OpCo Loan Parties to cause the Qualified CEO and each Qualified Officer to dedicate substantially all of their time and effort to the business of the Loan Parties and the ownership, construction, operation and maintenance of the Project; provided that (i) Richard Palmer and Noah Verleun shall be permitted to continue dedicating such time and effort to the business and operations of Sponsor and SusOils as are reasonably necessary to perform and satisfy their respective duties and responsibilities in respect of the business and operations of Sponsor and SusOils, (ii) in the event of the death, resignation, removal, incapacitation, death or other cessation of performance of duties

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(as a result of a family emergency, a personal matter or otherwise) of the Qualified CEO or Qualified Officer (so long as such cessation exceeds a period of consecutive forty-five (45) days) (any such occurrence, a “Qualified Officer Event”), OpCo Borrower shall cause Project Company to, within (i) ninety (90) days in the case of a Qualified Officer Event affecting the Qualified CEO and (ii) sixty (60) days in the case of a Qualified Officer Event affecting any Qualified Officer, appoint a natural person in replacement thereof (which may be the Qualified CEO or another Qualified Officer, to the extent such natural person assumes the role of the Qualified Officer affected by such Qualified Officer Event); provided, further, that (i) any such replacement shall be reasonably acceptable to the Administrative Agent (such acceptance not to be unreasonably withheld, conditioned or delayed) and (ii) no Default or Event of Default shall occur under this Section 5.28 until the one-hundred eightieth (180th) day following any Qualified Officer Event so long as Project Company is diligently attempting to comply with this Section 5.28 and no Material Adverse Effect is or would reasonably be expected to occur from any failure to comply with this Section 5.28.

Section 5.29        Accounts.

(a)               Collateral Account.

(i)                 Deposits into the Collateral Account. Except as otherwise specified in this Section 5.29, Borrower shall deposit, and shall use all reasonable efforts to cause third parties that would otherwise make payments directly to Borrower to deposit, all OpCo Restricted Payments (other than OpCo Restricted Payments permitted pursuant to Section 6.06(a), (b) or (c) of the OpCo Senior Credit Agreement) and all other revenues, payments, cash and proceeds from whatever source received by it (other than Loan proceeds, which shall be deposited into the Construction Account) to be deposited into the Collateral Account.

(ii)              Transfers from the Collateral Account. Borrower shall direct the applicable Depositary Bank to transfer amounts from the Collateral Account at the following times and in the following order of priority:

(A)             first, on each Monthly Date, transfer to Borrower’s designee an amount equal to the Borrower Operating Expenses then due and payable (including any Borrower Operating Expenses owing from a prior month);

(B)              second, on each Monthly Date and after giving effect to the transfers specified in clause (A) above, (1) first, to the Agents (for the benefit of the Agents) an amount equal to the sum (without duplication) of all fees, costs and expenses and indemnification payments then due and payable to the Agents under the applicable Financing Documents and (2) second, to the Administrative Agent (for the benefit of the applicable Lenders) an amount equal to the sum (without duplication) of all fees, costs and expenses and indemnification payments then due and payable to the Lenders under the applicable Financing Documents;

(C)              third, on the Maturity Date and after giving effect to the transfers specified in clauses (A) and (B) above, to Agent (for the benefit of the Lenders) an

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amount equal to all of the outstanding Obligations (other Obligations that are contingent in nature);

(D)             fourth, [reserved];

(E)              fifth, on each Quarterly Date and after giving effect to the transfers specified in clauses (A) through (D) above (the amount remaining after giving effect to such transfers, the “Senior Net Cash Flow”): the percentage of the Senior Net Cash Flow payable to the Senior Lender Equity Owners in accordance with the Borrower LLC Agreement;

(F)              sixth, on each Quarterly Date and after giving effect to the transfers specified in clauses (A) through (E) above, to the Administrative Agent (for the benefit of the Lenders) for application to the interest due and payable under Section 2.08(c);

(G)             seventh, thirteen (13) Business Days following each Quarterly Date and after giving effect to the transfers specified in clauses (A) through (F) above, to the Administrative Agent (for the benefit of the Lenders) for application to the payment of principal and any mandatory prepayment required to made under Section 2.06(b)(i) that is accepted for mandatory prepayment by Lenders pursuant to Section 2.06(b)(i) and 2.06(c);

(H)             eighth, thirteen (13) Business Days following each Quarterly Date and after giving effect to the transfers specified in clauses (A) through (G) above (the amount remaining after giving effect to such transfers, the “HoldCo Net Cash Flow”): the percentage of the HoldCo Net Cash Flow payable to the HoldCo Lender Equity Owners in accordance with the Borrower LLC Agreement; and

(I)                ninth, thirteen (13) Business Days following each Quarterly Date and after giving effect to the transfers specified in clauses (A) through (H) above, transfer to the Distribution Suspense Account all amounts remaining on deposit in the Collateral Account.

(b)               [Reserved].

(c)               Distribution Suspense Account.

(i)                 Deposits into the Distribution Suspense Account.

(A)             The Distribution Suspense Account shall be unfunded on the Closing Date.

(B)              Amounts shall be deposited into the Distribution Suspense Account in accordance with Section 5.29(a)(ii)(I).

(ii)              Transfers from the Distribution Suspense Account. So long as (1) no Default or Event of Default has occurred and is continuing as of any Quarterly Date or

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would result from the Restricted Payment contemplated by this Section 5.29(c) (as certified by a Qualified Officer of Borrower at least five (5) days prior to the proposed date of such Restricted Payment) and (2) such Restricted Payment occurs on or after each Quarterly Date (or, if sooner, after the date that the ECF Prepayment Offer for the applicable quarter has been accepted or rejected in accordance with Section 2.06(c)), and in any event, not more than forty-five (45) days after any Quarterly Date, then Borrower shall be permitted to cause amounts then on deposit in the Distribution Suspense Account to be transferred in the amounts, and to the recipients, specified by Borrower (and the Administrative Agent shall countersign any withdrawal certificates required under any Control Agreements to allow such transfers).

(d)               OpCo Senior Collateral Accounts. Borrower shall cause the OpCo Loan Parties to make deposits and withdrawals in respect of the OpCo Senior Collateral Accounts in accordance with Section 5.29 of the OpCo Senior Credit Agreement.

Section 5.30        Causing of Subsidiary Distributions. Borrower shall cause each OpCo Loan Party to distribute the maximum amount of cash that such OpCo Loan Party is permitted by each of Applicable Law, the applicable provisions (if any) of the Material Project Documents, the terms of applicable Organizational Documents of such OpCo Loan Party, the OpCo Senior Credit Agreement and the other OpCo Senior Financing Documents, to distribute to Borrower, directly or indirectly, provided that, each OpCo Loan Party shall be permitted to retain cash in an amount not exceeding the aggregate amount required or permitted to be reserved under the OpCo Senior Credit Agreement and the other OpCo Senior Financing Documents or other amounts reserved in accordance with the Operating Budget that has been approved under this Agreement.

Section 5.31        Affirmative Covenants in OpCo Senior Transaction Documents. Borrower shall, and shall cause each OpCo Loan Party to, comply with all of its obligations under Article V of the OpCo Senior Transaction Documents.

Notwithstanding the foregoing or anything to the contrary herein, prior to the OpCo Senior Credit Agreement Drag Along Expiry Date, (i) to the extent that the OpCo Loan Parties are in compliance (which, for this purpose, shall take into effect any waivers in respect of, or amendments to the OpCo Senior Credit Agreement) with the applicable affirmative covenants set forth in the OpCo Senior Credit Agreement covering substantially the same subject matter as the affirmative covenants set forth in this Article V (such covenants, the “Correlative Affirmative Covenants”), such Loan Parties shall be deemed to be in compliance with the respective Correlative Affirmative Covenants herein without any further action of any party hereto and (ii) without limiting the generality of the foregoing, any approval by the OpCo Senior Administrative Agent in respect of any matter under any Correlative Affirmative Covenant shall satisfy the requirement for any approval by the Administrative Agent under the corresponding covenant set forth in this Article V.

Article VI

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NEGATIVE COVENANTS

Each Loan Party hereby agrees that (i) from and after the Closing Date and prior to the OpCo Tranche A Funding Date, to the extent applicable (it being acknowledged and agreed that, prior to the OpCo Tranche A Funding Date, the Acquisition has not occurred, Project Company is not a Loan Party, and neither OpCo Borrower nor OpCo Holdings have rights to the Site or the Project or under any Material Project Document) (other than any Material Project Document to which OpCo Borrower is a party on the Closing Date) and (ii) on the OpCo Tranche A Funding Date (following the Acquisition) and thereafter, in all respects:

Section 6.01        Subsidiaries; Equity Issuances.

(a)               No Loan Party shall (i) form or have any Subsidiary (other than (x) in the case of Pledgor, Borrower and (y) in the case of Borrower, OpCo Pledgor) or (ii) subject to Section 6.04 hereof, own, or otherwise Control any Capital Stock in, any other Person.

(b)               Borrower shall not permit any OpCo Loan Party to form or have any Subsidiary or owner, or otherwise Control any Capital Stock in, any other Person, except as permitted under Section 6.01 of the OpCo Senior Credit Agreement.

Section 6.02        Indebtedness.

(a)               Each Loan Party shall not create, incur, assume or suffer to exist any Indebtedness, other than (i) Indebtedness incurred under the Financing Documents and (ii) unsecured Indebtedness in an aggregate principal amount not exceeding $100,000 at any time outstanding (such Indebtedness under this Section 6.02, “Permitted Indebtedness”).

(b)               Absent the consent of the Required Lenders, Borrower shall not cause or permit any OpCo Loan Party to create, incur, assume or suffer to exist any Indebtedness, except for OpCo Senior Permitted Indebtedness.

Section 6.03        Liens, Etc.

(a)               No Loan Party shall create, incur, assume or suffer to exist any Lien upon or with respect to any of its properties of any character (including accounts receivables) whether now owned or hereafter acquired, or assign any accounts or other right to receive income, other than Permitted Liens.

(b)               Borrower shall not cause any OpCo Loan Party to create, incur, assume or suffer to exist any Lien upon or with respect to any of its properties of any character (including accounts receivables) whether now owned or hereafter acquired, or assign any accounts or other right to receive income, other than OpCo Senior Permitted Liens.

Section 6.04        Investments, Advances, Loans. No Loan Party shall not, and Borrower shall not cause any OpCo Loan Party to, make any advance, loan or extension of credit to, or make any acquisitions of or Investments (whether by way of transfers of property, contributions to

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capital, acquisitions of stock, securities, evidences of Indebtedness or otherwise) in, or purchase any stock, bonds, notes, debentures or other securities of, any other Person, other than:

(a)               (i) Pledgor’s ownership of the Capital Stock of, and investments in, the Borrower (ii) the Borrower’s ownership of the Capital Stock of, and investments in, the OpCo Pledgor, (iii) the OpCo Pledgor’s ownership of the Capital Stock of, and investments in, the OpCo Borrower and (iv) following the consummation of the Acquisition, the OpCo Borrower’s ownership of the Capital Stock of, and investments in, the Project Company;

(b)               (i) Cash Equivalents and (ii) the investments, if any, made by, or with the consent of, the Administrative Agent under, and in accordance with, any Control Agreement with respect to the accounts on deposit in the applicable Collateral Account subject to such Control Agreement;

(c)               extensions of trade credit in the ordinary course of business to the extent otherwise permitted under the Financing Documents;

(d)               to the extent constituting investments, investments in contracts to the extent otherwise permitted under the Financing Documents; and

(e)               in the case of any OpCo Loan Party, as permitted under Section 6.04 of the OpCo Senior Credit Agreement.

Section 6.05        Principal Place of Business; Business Activities.

(a)               Each Loan Party shall not change its principal place of business from the State of California and shall not maintain any place of business outside of the State of California respectively unless it has given at least thirty (30) days’ prior notice thereof to the Administrative Agent and the Collateral Agent, and each Loan Party has taken all steps then required pursuant to the Security Documents to ensure the maintenance and perfection of the security interests created or purported to be created thereby. Each Loan Party shall maintain at its principal place of business originals or copies of its principal books and records.

(b)               Pledgor shall conduct at any time any activities other than those related to the ownership of Borrower, the transactions contemplated hereby and by the other Financing Documents and any activities incidental to the foregoing.

(c)               Borrower shall not conduct any activities other than those related to the ownership of OpCo Pledgor, the transactions contemplated hereby and by the other Financing Documents and any activities incidental to the foregoing.

(d)               Borrower shall not permit any OpCo Loan Party to, at any time, conduct any activities other than those related to (i) (x) in the case of OpCo Pledgor, the ownership of OpCo Borrower, (y) in the case of OpCo Borrower, (i) ownership of Project Company, (ii) the transactions contemplated by the OpCo Senior Credit Agreement and the other OpCo Senior Financing Documents, (iii) the Project and the Material Project Documents and (iv) any activities incidental to the foregoing and (z) in the case of Project Company, (i) the transactions contemplated by the OpCo Senior Credit Agreement and the other OpCo Senior Financing

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Documents, (ii) the Project and the Material Project Documents and (iii) any activities incidental to the foregoing.

Section 6.06        Restricted Payments. Each Loan Party shall not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, other than:

(a)               Restricted Payments to Borrower or any OpCo Loan Party;

(b)               Restricted Payments to the extent permitted under Section 6.10;

(c)               Restricted Payments to any Lender to the extent required pursuant to Sections 5.29(a)(ii)(E) and (H);

(d)               Restricted Payments permitted under Section 6.06(c) of the OpCo Senior Credit Agreement; and

(e)               Restricted Payments to the extent permitted or required pursuant to Section 5.29(c)(ii).

Borrower shall not cause or permit any OpCo Loan Party to declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment (as defined in the OpCo Senior Credit Agreement), other than as permitted under the OpCo Senior Credit Agreement.

Section 6.07        Fundamental Changes; Asset Dispositions and Acquisitions. Each Loan Party shall not, and Borrower shall not cause or permit any OpCo Loan Party to:

(a)               in one transaction or a series of transactions, merge into or consolidate with, or acquire all or any substantial part of the assets or any class of stock or other ownership interests of, any other Person or sell, transfer or otherwise dispose of all or substantially all of its assets to any other Person;

(b)               change its legal form, liquidate or dissolve; provided that, for a period ending thirty (30) Business Days following the Initial Funding Date, Borrower shall be permitted to cause OpCo Borrower to (i) convert Project Company to a Delaware limited liability company and (ii) change the name of Project Company;

(c)               make or agree to make any amendment to its Organizational Documents to the extent that such amendment could reasonably be expected to be materially adverse to the interests of the Agents or the Lenders;

(d)               purchase, acquire or lease any assets other than: (i) solely with respect to Borrower, receipt of distributions from OpCo Pledgor and Loan proceeds, (ii) solely with respect to Pledgor, distributions from Borrower permitted under this Agreement and (iii) solely with respect to any OpCo Loan Party (A) the purchase or lease of assets reasonably required for the Project in accordance with, as applicable, the Construction Budget or Operating Budget (as adjusted in accordance with the provisions of this Agreement) or required under the Material Project Documents to which it is a party, (B) the purchase or lease of assets reasonably required in connection with the Restoration of the Project permitted by this Agreement, (C) any Capital

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Expenditures or other investments in assets necessary or useful for the business of the Project from the proceeds of any Disposition to the extent permitted hereunder, (D) the purchase or lease of assets otherwise permitted by the Material Project Documents to which it is a party that do not in the aggregate exceed the amount budgeted for such purchases or leases in the most recently approved Construction Budget or Operating Budget (each as approved hereunder by the Required Lenders), as applicable, (E) additional purchases, leases of assets or other Capital Expenditures not to exceed $5,000,000 in the aggregate prior to the Maturity Date (as defined in the OpCo Senior Credit Agreement as in effect as of the date hereof), (F) any assignment of a Material Project Document by GCE Holdings or OpCo Borrower (as applicable) to OpCo Borrower or Project Company (as applicable), (vii) the granting of any Permitted Liens permitted by Section 6.03 and (viii) any Permitted Account Transfer (as defined in the OpCo Senior Credit Agreement);

(e)               with respect to any Loan Party, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions all or any part of its property, except as permitted under Section 5.29 of this Agreement;

(f)                with respect to any OpCo Loan Party, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its property in excess of $1,000,000 per year in the aggregate except as permitted under Section 6.07(e) of the OpCo Senior Credit Agreement; or

(g)               with respect to OpCo Borrower, convey, sell, lease, transfer or otherwise dispose of equipment or other Property directly purchased by OpCo Borrower using the proceeds of loans and credit extensions under any OpCo Senior Working Capital Facility so long as such proceeds are applied to the repayment of obligations under such OpCo Senior Working Capital Facility.

Section 6.08        Accounting Changes. Each Loan Party shall not, and Borrower shall not cause any OpCo Loan Party to, change its fiscal year.

Section 6.09        Amendment or Termination of Material Project Documents; Other Restrictions on Material Project Documents; Amendment of OpCo Senior Financing Documents.

(a)               Borrower shall not cause or permit any OpCo Loan Party to:

(i)                 without the prior written consent of the Administrative Agent (acting at the reasonable direction of the Required Lenders), directly or indirectly amend, modify, supplement or grant a consent, approval or waiver under, or permit or consent to the amendment, modification, supplement, consent, approval or waiver of any provision of any Material Project Document (each such amendment, modification, supplement, consent, approval or waiver, a “Project Document Modification”), except any Project Document Modification which, taken as a whole (and together with each other contemporaneous Project Document Modification), could not reasonably be expected to be materially adverse to the Loan Parties or the Lenders; provided that any Project Document Modification which (1) extends or postpones the date of or amends the definition of “Mechanical Completion”, “Substantial Completion”, “Final Acceptance”, “Guaranteed Substantial Completion Date”, “Guaranteed Final Acceptance Date” or any related concepts under the Material Construction Contracts, (2) extends the deadline for payment

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of any liquidated damages under the Material Construction Contracts, (3) modifies any performance guarantee to reduce the level of such guaranteed performance thereunder, (4) reduces any liquidated damage amount under the Material Construction Contracts, (5) changes the definition of, procedures for or results of the Performance Tests, (6) amends or modifies the Material Construction Contracts or the ExxonMobil Offtake Agreement (as defined in the OpCo Senior Credit Agreement) (other than (x) ministerial or administrative amendments, modifications, waivers, consents and approvals and (y) in the case of any amendment or modification of the Material Construction Contracts, any Change Order permitted under clause (b) below) or (7) could otherwise reasonably be expected to have a Material Adverse Effect shall, in each case, require the consent of the Administrative Agent (acting at the reasonable direction of the Required Lenders);

(ii)              directly or indirectly transfer, terminate, cancel or permit or consent to the transfer, termination or cancellation of any Material Project Document (including by exercising any contractual option to terminate, or failing to exercise any contractual option to extend); or

(iii)            enter into an Additional Material Project Document unless such Additional Material Project Document could not reasonably be expected to be materially adverse to the Loan Parties or the Lenders.

(b)               Notwithstanding anything to the contrary in Section 6.09(a)(i), Borrower shall not cause or permit any OpCo Loan Party to accept, approve or otherwise enter into any change order or similar document or instrument under any Material Project Document (each a “Change Order”) without the prior written consent of the Administrative Agent, acting at the reasonable direction of the Required Lenders, unless such Change Order (i) does not utilize any of the contingency specified in the Construction Budget, and (ii) does not adversely affect or delay the reasonably anticipated timing of the completion of any Significant Milestone or Substantial Completion.

(c)               Without the prior written consent of the Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed), Borrower shall not cause or permit any OpCo Loan Party to, directly or indirectly amend, modify, supplement or grant a consent, approval or waiver under, or cause or permit or consent to the amendment, modification, supplement, consent, approval or waiver of any provision of the OpCo Senior Financing Documents, except to the extent any such amendment, modification, supplement, consent, approval or waiver could not reasonably be expected to be materially adverse to the Loan Parties or the Lenders.

(d)               The Borrower shall not, and shall not permit any Loan Party to, enter into or become subject to any agreement expressly prohibiting or restricting the payment of the Loans, other than to the extent set forth in the OpCo Senior Credit Agreement.

(e)               Except as provided herein and in the OpCo Senior Financing Documents, the Borrower shall not and shall not cause or permit its Subsidiaries to directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to: (1) pay dividends or make any other distribution on any of such Subsidiary’s equity interests owned by Borrower or any Subsidiary; (2) pay any Indebtedness owed to Borrower or any other Subsidiary; (3) make loans or advances

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to Borrower or any other Subsidiary; or (4) transfer any of its property or assets to Borrower or any other Subsidiary.

Notwithstanding anything to the contrary in this Section 6.09, each assignment of an Initial Material Project Document (as defined in the OpCo Senior Credit Agreement) by GCE Holdings or OpCo Borrower (as applicable) to OpCo Borrower or Project Company (as applicable) as contemplated by Article IV shall be permitted.

Section 6.10        Transactions with Affiliates. Each Loan Party shall not, and Borrower shall not cause any OpCo Loan Party to, directly or indirectly enter into any transaction or series of related transactions with an Affiliate of such Loan Party or such OpCo Loan Party, as applicable, without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), except for (i) (x) in the case of the Loan Parties, the transactions set forth on Schedule 3.23 and (y) in the case of the OpCo Loan Parties, the transactions set forth on Schedule 3.23 of the OpCo Senior Credit Agreement, (ii) Restricted Payments made in accordance with this Agreement, (iii) equity contributions from one or more parent companies of Pledgor and (iv) transactions in the ordinary course of such Loan Party’s or such OpCo Loan Parties’ (and such Affiliate’s) business and upon fair and reasonable terms no less favorable to such Loan Party or such OpCo Loan Party, as applicable, than it would obtain in comparable arm’s-length transactions with a Person acting in good faith which is not an Affiliate; provided, solely with respect to the foregoing clause (iv), that any transaction or series of related transactions with any Affiliate on or after the Closing Date that are not set forth on Schedule 3.23 of this Agreement or the OpCo Senior Credit Agreement shall require the consent of the Administrative Agent.

Notwithstanding anything to the contrary in this Section 6.10, each assignment of an Initial Material Project Document (as defined in the OpCo Senior Credit Agreement) by GCE Holdings or OpCo Borrower (as applicable) to OpCo Borrower or Project Company (as applicable) as contemplated by Article IV shall be permitted.

Section 6.11        Accounts.

(a)               No Loan Party shall open, or instruct the Depositary Bank or any other Person to open, any bank accounts other than the Accounts and any other account permitted under this Agreement.

(b)               Borrower shall not cause or permit any OpCo Loan Party to open, open, or instruct any Depositary Bank (as defined in the OpCo Senior Credit Agreement) or any other Person to open, any bank accounts other than the OpCo Senior Collateral Accounts and any other account permitted under the OpCo Senior Credit Agreement.

Section 6.12        Guarantees.

(a)               Each Loan Party shall not assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for Indebtedness or obligations of any other Person except as otherwise permitted under the terms of the Financing Documents.

(b)               Borrower shall not cause or permit any OpCo Loan Party to assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for Indebtedness or obligations

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of any other Person except as otherwise permitted under the terms of the OpCo Senior Financing Documents.

Section 6.13        Hazardous Materials. Each Loan Party will not, and Borrower shall not cause or permit any OpCo Loan Party to, cause or permit any Releases of Hazardous Materials at, on or under the Site except to the extent such Release (a) is otherwise in compliance in all material respects with all Applicable Laws, including Environmental Laws, and applicable insurance policies or (b) could not otherwise reasonably be expected to have a Material Adverse Effect.

Section 6.14        No Speculative Transactions.

(a)               No Loan Party shall enter into any Swap Agreement, foreign currency trading or other speculative transactions.

(b)               Borrower shall not cause or permit any OpCo Loan Party to enter into any Swap Agreement, other than as permitted under the OpCo Senior Credit Agreement.

Section 6.15        Change of Auditors. Borrower shall not cause or permit any OpCo Loan Party to change the Independent Auditor, other than as permitted under the OpCo Senior Credit Agreement.

Section 6.16        Purchase of Capital Stock.

(a)               Each Loan Party shall not, nor shall it permit any party to, purchase, redeem or otherwise acquire any of such Loan Party’s issued Capital Stock (other than as contemplated by Borrower LLC Agreement) or otherwise reduce its Capital Stock; provided that the foregoing shall in no way be construed to limit such Loan Party’s ability to make Restricted Payments.

(b)               Borrower shall not cause or permit any OpCo Loan Party to, nor shall Borrower cause any OpCo Loan Party to permit any party to, purchase, redeem or otherwise acquire any of such OpCo Loan Party’s issued Capital Stock (i) (other than in connection with OpCo Borrower’s acquisition of the Capital Stock of Project Company in accordance with the SPA and (ii) in connection with the contribution of equity by OpCo Borrower by OpCo Pledgor (as long as such equity remains subject to the Security Documents) and, following the consummation of the Acquisition, by OpCo Borrower to Project Company) or otherwise reduce its Capital Stock; provided that the foregoing shall in no way be construed to limit such OpCo Loan Party’s ability to make “Restricted Payments” (as defined in the OpCo Senior Credit Agreement in effect as of the date hereof).

Section 6.17        Withdrawals from the Collateral Account.

(a)               No Loan Party shall make any withdrawals from the Accounts that are not in accordance with the Financing Documents. No Loan Party shall open a deposit account or securities account, or change the account number of the Accounts, without first obtaining a Control Agreement in respect of such account in favor of the Collateral Agent.

(b)               Borrower shall not cause or permit any OpCo Loan Party to make any withdrawals from the OpCo Senior Collateral Accounts that is not in accordance with the OpCo Senior

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Financing Documents. Borrower shall not cause or permit any OpCo Loan Party to open a deposit account or securities account, or change the account number of the OpCo Senior Collateral Accounts, other than as permitted under with the OpCo Senior Credit Agreement.

Section 6.18        Performance Tests and Substantial Completion. Borrower shall not cause or permit any OpCo Loan Party to materially revise any procedures in respect of the Performance Tests or accept the results of any Performance Test or any notice of Substantial Completion (as defined in the OpCo Senior Credit Agreement) under the applicable EPC Agreements, other than as permitted under with the OpCo Senior Credit Agreement and approved by the Required Lenders.

Section 6.19        OpCo Senior Working Capital Facility and Commodity Hedging Documentation. Borrower shall not cause or permit any OpCo Loan Party to amend, restate, modify or otherwise supplement any documentation of any OpCo Senior Working Capital Facility or the Commodity Hedging Documentation in any way prohibited by the Intercreditor Agreements (as defined in the OpCo Senior Credit Agreement), other than as permitted under the OpCo Senior Credit Agreement.

Section 6.20        Qualified President. Borrower shall not cause or permit any OpCo Loan Party to cause any Qualified President to cease to serve as the president of OpCo Borrower (other than by termination for cause (as reasonably determined by such OpCo Loan Party)), in each case, other than as permitted under the terms of the OpCo Senior Credit Agreement and approved by the Required Lenders.

Section 6.21        Negative Covenants in OpCo Senior Transaction Documents. To the extent not specifically required elsewhere in Article VI, Borrower shall, and shall cause each OpCo Loan Party to, comply with all of its obligations under Article VI of the OpCo Senior Transaction Documents.

Notwithstanding the foregoing or anything to the contrary herein, prior to the OpCo Senior Credit Agreement Drag Along Expiry Date, (i) to the extent that the OpCo Loan Parties are in compliance (which, for this purpose, shall take into effect any waivers in respect of, or amendments to the OpCo Senior Credit Agreement whose purpose and/or effect are to waive compliance) with the applicable negative covenants set forth in the OpCo Senior Credit Agreement covering substantially the same subject matter as the negative covenants set forth in this Article VI (such covenants, the “Correlative Negative Covenants”), such OpCo Loan Parties shall be deemed to be in compliance with the respective Correlative Negative Covenants herein without any further action of any party hereto and (ii) without limiting the generality of the foregoing, any approval by the OpCo Senior Administrative Agent in respect of any matter under any Correlative Affirmative Covenant shall satisfy the requirement for any approval by the Administrative Agent under the corresponding covenant set forth in this Article VI.

Article VII

EVENTS OF DEFAULT

Section 7.01        Events of Default. If any of the following events (“Events of Default”) shall occur:

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(a)               Borrower shall fail to pay any principal of any Loan (including any Accrued Interest that has been added to principal) when and as the same shall become due and payable, whether at the due date thereof or, in the case of payments of principal due pursuant to Section 2.06(b), at a date fixed for prepayment thereof; or

(b)               Borrower shall fail to pay, when the same shall be due and payable, (i) any interest on any Loan or Prepayment Premium or (ii) any fee or any other amount (other than an amount referred to in clause (a) or (b)(i) of this Section) payable under this Agreement or under any other Financing Document when and as the same shall become due and payable, and such failure shall pursuant to this clause (b)(ii) shall continue unremedied for a period of ten (10) Business Days; or

(c)               any representation or warranty made by or deemed made by any Loan Party in this Agreement or any other Financing Document, or in any certificate or other document furnished to any Secured Party by or on behalf of such Loan Party in accordance with the terms hereof or thereof shall prove to have been incorrect in any material respect as of the time made or deemed made, confirmed or furnished; provided that such misrepresentation or such incorrect statement shall not constitute an Event of Default if (i) such condition or circumstance is not reasonably expected to result in a Material Adverse Effect and (ii) the facts or conditions giving rise to such misstatement are cured in such a manner as to eliminate such misstatement (or as to cure the adverse effects of such misstatement) within ten (10) Business Days after obtaining notice of such Default; or

(d)               any Loan Party shall fail to observe or perform any covenant or agreement, as applicable, contained in:

(i)                 Section 5.01 (as to existence), Section 5.11(f), Section 5.13 or Article VI; or

(ii)              (A) Section 5.10(a), Section 5.10(b) or Section 5.10(c), and such failure has continued unremedied for a period of ten (10) Business Days, or (B) Section 5.06(a), or

(iii)            Section 5.10(e) and such failure has continued unremedied for thirty (30) days; or

(e)               any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Financing Document (other than those specified in clause (a), (b), (c) or (d) of this Section) and such failure shall continue unremedied for a period of thirty (30) days; provided that, if (A) such failure is not reasonably susceptible to cure within such thirty (30) days, (B) such Loan Party is proceeding with diligence and good faith to cure such Default and such Default is susceptible to cure and (C) the existence of such failure has not resulted in a Material Adverse Effect, such thirty (30) day period shall be extended as may be necessary to cure such failure, such extended period not to exceed sixty (60) days in the aggregate (inclusive of the original thirty (30) day period); provided that, to the extent any such covenant, condition or agreement relates to or concerns an OpCo Loan Party or an OpCo Senior Financing Document and the failure to observe or perform such covenant, condition or agreement could result in a Default or an Event of Default under the OpCo Senior Credit Agreement, the

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preceding proviso shall not apply and the period for remedy shall be ten (10) days instead of thirty (30) days;

(f)                a Bankruptcy occurs with respect to any Loan Party; or

(g)               a final non-appealable judgment or order for the payment of money is entered against any Loan Party in an amount exceeding $500,000 (exclusive of judgment amounts covered by insurance or bond where the insurer or bonding party has admitted liability in respect of such judgment), and such judgment remains unsatisfied without any procurement of a stay of execution for a period of sixty (60) days or more after the date of entry of judgment; or

(h)               (i) any Security Document (A) is revoked, terminated or otherwise ceases to be in full force and effect (except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default thereunder)), or the enforceability thereof shall be challenged in writing by any Loan Party, (B) ceases to provide (to the extent permitted by law and to the extent required by the Financing Documents) a first priority perfected Lien on the assets purported to be covered thereby in favor of the Collateral Agent, free and clear of all other Liens (other than Permitted Liens), or (C) becomes unlawful or is declared void or (ii) any Financing Document (A) is revoked, terminated or otherwise ceases to be in full force and effect (except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default thereunder)), or (B) becomes unlawful or is declared void; or

(i)                 an ERISA Event has occurred which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; or

(j)                 a Change of Control has occurred;

(k)               (i) OpCo Borrower shall be in breach in any material respect of, or in default in any material respect under, a Material Project Document and such breach or default shall continue unremedied for the period of time (without giving effect to any extension given to OpCo Senior Collateral Agent under any applicable Consent to Assignment (as defined in the OpCo Senior Credit Agreement) with respect thereto) under such Material Project Document which OpCo Borrower has available to it in which to remedy such breach or default;

(ii) (A) any Material Project Counterparty shall be in breach of, or in default under, a Material Project Document and such breach or default could reasonably be expected to have a Material Adverse Effect; (B) any Material Project Counterparty shall disaffirm or repudiate in writing its material obligations under any Consent to Assignment and such disaffirmation or repudiation is not rescinded and revoked in writing by such Material Project Counterparty within ninety (90) days thereof; (C) any representation or warranty made by any Material Project Counterparty in a Consent to Assignment shall be untrue or misleading in any material respect as of the time made and such untrue or misleading representation or warranty could reasonably be expected to result in a Material Adverse Effect; or (D) a Material Project Counterparty shall breach any material covenant of a Consent to Assignment (as defined in the OpCo Senior Credit Agreement) and such breach could reasonably be expected to have a Material Adverse Effect;

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(iii) (x) any Material Project Document shall terminate or shall be declared null and void (except upon fulfillment of such party’s obligations thereunder or the scheduled expiration of the term of such Material Project Document) or (y) any provision of any Material Project Document shall for any reason cease to be valid and binding on any party thereto (other than Borrower), other than any such failure to be valid and binding which could not reasonably be expected to have a Material Adverse Effect; or

(iv) a Bankruptcy occurs with respect to any Material Project Counterparty;

provided that no Event of Default shall be deemed to have occurred under this Section 7.01(k) if (i) to the extent the Term Conversion Date has occurred, the applicable Material Project Counterparty has finished performing all of its material obligations under such Material Project Document or (ii) OpCo Borrower shall have replaced the applicable Material Project Document with a Replacement Project Document (as defined in the OpCo Senior Credit Agreement) within thirty (30) days; or

(l)                 any Loan Party shall (i) default in making any payment of any principal, interest or premium of any Indebtedness (excluding the Loans and other Obligations) on the scheduled or original due date with respect thereto, in each case, beyond any grace periods applicable thereto; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness (excluding the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, in each case, beyond any grace periods applicable thereto, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with or without the giving of notice, the lapse of time or both, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee) to become payable; or

(m)             an uninsured Event of Loss or a Condemnation in an amount exceeding $2,000,000, in each case with respect to a material portion of the Site, shall occur; or

(n)               an Event of Abandonment shall have occurred; or

(o)               (i) the Term Conversion Date shall not have occurred by the Date Certain or (ii) any Significant Milestone shall have not been achieved by the date relating thereto in the Construction Schedule; or

(p)               an OpCo Senior Event of Default shall have occurred and be continuing;

then, in every such event (other than an event with respect to a Loan Party described in clause (f) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent (at the direction of the Required Lenders) shall by notice to Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately; and (ii) declare the Loan and all other amounts due under the Financing Documents (including the Prepayment Premium) then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter

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be declared to be due and payable), and thereupon the principal of the Loan so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of Borrower accrued hereunder or under the Financing Documents (including the Prepayment Premium), shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties; and in case of any event with respect to a Loan Party described in clause (f) of this Section, the Commitments shall automatically terminate and the principal of the Loan then outstanding, together with accrued interest thereon and all fees and other obligations of Borrower accrued hereunder and under the Financing Documents (including the Prepayment Premium), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties. Upon the occurrence and during the continuance of any Event of Default, in addition to the exercise of remedies set forth in clauses (i) and (ii) above, each Secured Party shall be, subject to the terms of the Security Documents, entitled to exercise the rights and remedies available to such Secured Party under and in accordance with the provisions of the other Financing Documents to which it is a party or any Applicable Law.

Notwithstanding the foregoing or anything to the contrary herein, so long as the OpCo Senior Credit Agreement or any OpCo Senior Replacement Credit Agreement shall be in effect, no Event of Default shall have occurred or be continuing hereunder (other than under Section 7.01(b)(ii) or Section 7.01(f)) unless an OpCo Senior Event of Default shall have occurred and be continuing.

Article VIII

THE AGENTS

Section 8.01        Appointment and Authorization of the Agents.

(a)               Each of the Lenders hereby irrevocably appoints each Agent to act on its behalf as its agent hereunder and under the other Financing Documents and authorizes each Agent in such capacity, to take such actions on its behalf and to exercise such powers as are delegated to it by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each Agent, by executing this Agreement, hereby accepts such appointment. The provisions of this Article are solely for the benefit of the Agents and the Lenders (other than the express rights of Borrower under Section 8.07), and none of the Loan Parties shall have rights as a third party beneficiary of any of such provisions.

(b)               Each Agent is hereby authorized to execute, deliver and perform each of the Financing Documents to which such Agent is intended to be a party. Each Agent hereby agrees, and each Lender hereby authorizes such Agent, to enter into the amendments and other modifications of the Security Documents (subject to Section 10.02(b)).

Section 8.02        Rights as a Lender. Each Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally

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engage in any kind of business with Borrower or any of Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

Section 8.03        Duties of Agent; Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Financing Documents. All communications, notices, financial statements, projections, reports and other information received by any Agent in relation to Financing Documents must be provided to each Lender within one (1) Business Day after receipt. Without limiting the generality of the foregoing, no Agent (a) shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Financing Documents that such Agent is required to exercise, and (c) shall, except as expressly set forth herein and in the other Financing Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Subsidiaries that is communicated to or obtained by the financial institution serving as an Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Lenders or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable decision. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to such Agent by Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Financing Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Financing Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to such Agent.

Section 8.04        Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05        Delegation of Duties. Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities as well as activities as each Agent.

Section 8.06

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Withholding of Taxes by the Administrative Agent; Indemnification. To the extent required by any Applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Taxes. If any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Taxes from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Taxes ineffective or for any other reason, or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall promptly indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as Taxes or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. Each Lender shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Person (but only to the extent that Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Person’s failure to comply with the provisions of Section 10.04(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Person, in each case, that are payable or paid by the Administrative Agent in connection with any Financing Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Financing Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 8.06.

Section 8.07        Resignation of Agent. Each Agent may resign at any time upon thirty days’ notice by notifying the Lenders and Borrower, and any Agent may be removed at any time by the Required Lenders (with a prior written notice to Borrower). Upon any such resignation or removal, the Required Lenders shall have the right, with the consent of Borrower (such consent not to be unreasonably withheld), to appoint a successor Agent. If no successor shall have been so appointed by the Required Lenders and approved by Borrower and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation or after the Administrative Agent’s removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender with an office in New York, New York, an Affiliate of a Lender or a financial institution with an office in New York, New York having a combined capital and surplus that is not less than $250,000,000. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Agent and the retiring Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this Section 8.07). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the Agent’s resignation or removal hereunder, the provisions of this Article and Section 10.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

Section 8.08

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Non-Reliance on Agent or Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent, the Affiliates of any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent, the Affiliates of any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Financing Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.09        No Other Duties; Etc. The parties agree that neither the Administrative Agent nor the Collateral Agent shall have any obligations, liability or responsibility under or in connection with this Agreement and the other Financing Documents and that none of the Agents shall have any obligations, liabilities or responsibilities except for those expressly set forth herein and in the other Financing Documents. The Collateral Agent shall have all of the rights (including indemnification rights), powers, benefits, privileges, exculpations, protections and immunities granted to the Collateral Agent under the other Financing Documents, all of which are incorporated herein mutatis mutandis.

Section 8.10        Certain ERISA Matters.

(a)               Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, the Collateral Agent and each of their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)                 such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more employee benefit plans (as defined in Section 3(2) of ERISA) in connection with the Loans or the Commitments;

(ii)              the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of ERISA Section 406 and Code Section 4975, such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the

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entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv)             such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)               In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, the Collateral Agent and each of their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of Borrower or any other Loan Party, that none of the Administrative Agent, the Collateral Agent or their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Financing Document or any documents related to hereto or thereto).

Article IX

GUARANTY

Section 9.01        Guaranty.

(a)               For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of Pledgor and each other Person (if any) that shall, at any time after the date hereof, provide a Guarantee pursuant to this Article IX pursuant to a joinder agreement or similar instrument (Pledgor and such other Persons (if any), the “Guarantors”), jointly and severally, hereby unconditionally and irrevocably guarantees the full and punctual payment and performance (whether at stated maturity, upon acceleration or otherwise) of all Guaranteed Obligations, in each case as primary obligor and not merely as surety and with respect to all such Guaranteed Obligations howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due. This is a guaranty of payment and not merely of collection.

(b)               All payments made by the Guarantors under this Article IX shall be payable in the manner required for payments by Borrower hereunder, including: (i) the obligation to make all such payments in Dollars, free and clear of, and without deduction for, any Taxes (including withholding taxes), (ii) the obligation to pay interest at the Post-Default Rate and (iii) the obligation to pay all amounts due under the Loan in Dollars.

(c)               Any term or provision of this guaranty to the contrary notwithstanding the aggregate maximum amount of the Guaranteed Obligations for which any Guarantor shall be liable

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(in the case of Pledgor, subject to Section 9.07) under this guaranty shall not exceed the maximum amount for which such Guarantor can be liable without rendering this guaranty or any other Financing Document, as it relates to such Guarantor void or voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer.

Section 9.02        Guaranty Unconditional. The Guaranteed Obligations shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a)               any extension, renewal, settlement, compromise, waiver or release in respect of any obligations of any Loan Party under the Financing Documents and/or any Commitments under the Financing Documents, by operation of law or otherwise (other than with respect to any such extension, renewal, settlement, compromise, waiver or release agreed in accordance with the terms hereunder as expressly applying to the Guaranteed Obligations);

(b)               any modification or amendment of or supplement to this Agreement or any other Financing Document (other than with respect to any modification, amendment or supplement agreed in accordance with the terms hereunder as expressly applying to the Guaranteed Obligations);

(c)               any release, impairment, non-perfection or invalidity of any Collateral;

(d)               any change in the corporate existence, structure or ownership of any Loan Party or any other Person, or any event of the type described in Sections 5.01, 6.01 or 6.07 with respect to any Person;

(e)               the existence of any claim, set-off or other rights that the Guarantors may have at any time against any Loan Party, any Secured Party or any other Person, whether in connection herewith or with any unrelated transactions;

(f)                any invalidity or unenforceability relating to or against any Loan Party for any reason of any Financing Document, or any provision of Applicable Law purporting to prohibit the performance by any Loan Party of any of its obligations under the Financing Documents (other than any such invalidity or unenforceability with respect solely to the Guaranteed Obligations);

(g)               the failure of any Material Project Counterparty to make payments owed to any Loan Party; or

(h)               any other act or omission to act or delay of any kind by any Loan Party, any Secured Party or any other Person or any other circumstance whatsoever that might, but for the provisions of this Section 9.02, constitute a legal or equitable discharge of the obligations of any Loan Party under the Financing Documents.

Section 9.03        Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances. The Guaranteed Obligations shall remain in full force and effect until all of Borrower’s obligations under the Financing Documents shall have been paid or otherwise performed in full and all of the Commitments shall have terminated. If at any time any payment made under this Agreement or any other Financing Document is rescinded or must otherwise be

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restored or returned upon the insolvency, bankruptcy, reorganization or similar event of any Loan Party or any other Person or otherwise, then the Guaranteed Obligations with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

Section 9.04        Waiver by the Guarantors.

(a)               Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law: (i) notice of acceptance of the guaranty provided in this Article IX and notice of any liability to which this guaranty may apply, (ii) all notices that may be required by Applicable Law or otherwise to preserve intact any rights of any Secured Party against any Loan Party, including any demand, presentment, protest, proof of notice of non-payment, notice of any failure on the part of any Loan Party to perform and comply with any covenant, agreement, term, condition or provision of any agreement and any other notice to any other party that may be liable in respect of the Guaranteed Obligations (including any Loan Party) except any of the foregoing as may be expressly required hereunder, (iii) any right to the enforcement, assertion or exercise by any Secured Party of any right, power, privilege or remedy conferred upon such Person under the Financing Documents or otherwise and (iv) any requirement that any Secured Party exhaust any right, power, privilege or remedy, or mitigate any damages resulting from a default, under any Financing Document, or proceed to take any action against any Collateral or against any Loan Party or any other Person under or in respect of any Financing Document or otherwise, or protect, secure, perfect or ensure any Lien on any Collateral.

(b)               Each Guarantor agrees and acknowledges that the Administrative Agent and each holder of any Guaranteed Obligations may demand payment of, enforce and recover from each Guarantor or any other Person obligated for any or all of such Guaranteed Obligations in any order and in any manner whatsoever, without any requirement that the Administrative Agent or such holder seek to recover from any particular Guarantor or other Person first or each Guarantor or other Persons pro rata or on any other basis.

Section 9.05        Subrogation. Upon any Guarantor making any payment under this Article IX, such Guarantor, as applicable, shall be subrogated to the rights of the payee against Borrower with respect to such obligation; provided that no Guarantor shall enforce any payment by way of subrogation, indemnity, contribution or otherwise, or exercise any other right, against any other Loan Party (or otherwise benefit from any payment or other transfer arising from any such right) so long as any obligations under the Financing Documents (other than on-going but not yet incurred indemnity obligations) remain unpaid and/or unsatisfied.

Section 9.06        Acceleration. All amounts subject to acceleration under this Agreement shall be payable by the Guarantors hereunder immediately upon demand by the Administrative Agent.

Section 9.07        Limited Recourse Against Pledgor. Notwithstanding anything to the contrary in this Article IX, the obligations of Pledgor under, and recourse against Pledgor for, the Guaranteed Obligations shall be limited to the Collateral pledged by Pledgor pursuant to the Security Agreement.

Article X

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MISCELLANEOUS

Section 10.01    Notices. Except as otherwise expressly provided herein or in any Financing Document, all notices and other communications provided for hereunder or thereunder shall be (i) in writing (including facsimile and email) and (ii) sent by facsimile, email or overnight courier (if for inland delivery) or international courier (if for overseas delivery) to a party hereto at its address and contact number specified below, or at such other address and contact number as is designated by such party in a written notice to the other parties hereto:

(a)               Borrower:

BKRF HCB, LLC

c/o Global Clean Energy Holdings, Inc.

2790 Skypark Drive, Suite 105

Torrance, CA 90505

Attention: General Counsel

(b)	Administrative Agent and Collateral Agent:

Orion Energy Partners TP Agent, LLC

350 5th Ave #6740

New York, NY 10118

Attention: Ethan Shoemaker and Mark Friedland

Email: Ethan@OrionEnergyPartners.com; Mark@OrionEnergyPartners.com; ProjectGoldenBear@orionenergypartners.com

(c)               Pledgor:

BKRF HCP, LLC

c/o Global Clean Energy Holdings, Inc.

2790 Skypark Drive, Suite 105

Torrance, CA 90505

Attention: General Counsel

In each of the foregoing (a) and (b), with a copy to:

TroyGould PC

1801 Century Park East, Suite 1600

Los Angeles, CA 90067

Attention: Istvan Benko

Email: ibenko@troygould.com

(d)               If to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

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All notices and communications shall be effective when received by the addressee thereof during business hours on a Business Day in such Person’s location as indicated by such Person’s address in paragraphs (a) to (e) above, or at such other address as is designated by such Person in a written notice to the other parties hereto.

Section 10.02    Waivers; Amendments.

(a)               No Deemed Waivers; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in exercising any right, power or privilege hereunder or under any other Financing Document and no course of dealing between any Loan Party, or any of Borrower’s Affiliates, on the one hand, and any Agent or Lender on the other hand, shall impair any such right, power or privilege or operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Financing Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Financing Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which any party thereto would otherwise have. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Agent or any Lender to any other or further action in any circumstances without notice or demand.

(b)               Amendments. No amendment or waiver of any provision of this Agreement or any other Financing Document (other than any Agent Reimbursement Letter and any fee letter between one or more Loan Parties and a Lender, each of which may be waived, amended or modified by the parties thereto in accordance with the terms thereof), and no consent to any departure by Borrower shall be effective unless in writing signed by the Administrative Agent, the Required Lenders and Borrower; provided that no such amendment, waiver or consent shall:

(i)                 change the pro rata agreements in Sections 2.06(b)(i), 2.12(c), 2.12(d) or 5.29(a)(ii) without the consent of each Lender affected thereby;

(ii)              increase the aggregate amount of any Loans required to be made by any Lender pursuant to its Commitments, extend the Availability Period of Loans made by a Lender, extend any Maturity Date for any Lender’s Loan, extend the maturity of any scheduled principal payment date, or reduce any fees described in Article II payable to any Lender, in each case without the consent of such Lender (it being agreed, however, that any vote to rescind any acceleration made pursuant to Article VII of amounts owing with respect to the Loans and other Obligations shall only require the vote of the Required Lenders) (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender);

(iii)            reduce or forgive the principal amount of or reduce the rate of interest on any Lender’s Loan or extend the date on which interest, fees, or premium are payable to any Lender, in each case without the consent of such Lender (provided that, the vote of Required Lenders shall be sufficient to waive the payment, or reduce the increased portion, of interest accruing under Section 2.08(b));

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(iv)             except as otherwise expressly provided in a Financing Document, release (i) a Loan Party from its Obligations under the Financing Documents (including any guaranty) or (ii) all or substantially all of the Collateral, in each case without the consent of all Lenders; or

(v)               waive the conditions precedent set forth in Section 4.02(e) or Section 4.02(k)(i) without the consent of all Lenders affected thereby;

provided further that (A) no amendment, waiver or consent shall, without the written consent of the relevant Agent, affect the rights or duties of such Agent under this Agreement or any other Financing Document and (B) any separate fee agreement between Borrower and the Administrative Agent in its capacity as such or between Borrower and the Collateral Agent in its capacity as such may be amended or modified by such parties. Notwithstanding anything herein, or in any other Financing Document to the contrary, the Loan Parties and the Agents may (but shall not be obligated to) amend or supplement any Security Document without the consent of any Lender to cure any ambiguity, defect or inconsistency which is not material, or to make any change that would provide any additional rights or benefits to the Lenders.

Notwithstanding anything to the contrary in any Financing Document, the Borrower, the Administrative Agent and the Collateral Agent may, without the need to obtain consent of any other Lender, enter into an amendment to this Agreement and the other Financing Documents to (i) correct or cure any ambiguities, errors, omissions, mistakes, inconsistencies or defects jointly identified by the Borrower and the Administrative Agent, (ii) to effect administrative changes of a technical or immaterial nature, or (iii) to fix incorrect cross-references or similar inaccuracies in this Agreement or the applicable Financing Document.

Section 10.03    Expenses; Indemnity; Etc.

(a)               Costs and Expenses.

(i)                 Borrower agrees to pay or reimburse each of the Agents and the Lenders for: (I) all reasonable and documented out-of-pocket costs and expenses of the Agents and the Lenders (including the reasonable fees and expenses of Latham & Watkins LLP, New York counsel to the Administrative Agent and the Collateral Agent (or such other external counsel that the Agents may select from time to time) and experts engaged by the Agents or the Lenders from time to time in connection with (A) the negotiation, preparation, execution, delivery and performance of this Agreement and the other Financing Documents and the extension of credit under this Agreement (whether or not the transaction contemplated hereby and thereby shall be consummated) or (B) any amendment, modification or waiver of any of the terms of this Agreement or any other Financing Documents); (II) all reasonable costs and expenses of the Lenders (including payment of the fees provided for herein) and the Agents (including external counsels’ fees and expenses and reasonable experts’ fees and expenses) in connection with (A) any Default or Event of Default and any enforcement or collection proceedings resulting from such Default or Event of Default or in connection with the negotiation of any restructuring or “work-out” (whether or not consummated) of the obligations of the Loan Parties under this Agreement or any other Financing Document or Material Project Documents and (B) the enforcement of this Section 10.03 or the preservation of their respective rights; and (III) all costs, expenses, Taxes, assessments and other charges incurred in connection with any

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filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein. Notwithstanding anything to the contrary in this Agreement, the costs and expenses reimbursable pursuant to this Section 10.03(a)(i) shall be subject to the limitations set forth in the Agent Reimbursement Letter.

(ii)              [Reserved].

(b)               Indemnification by Borrower. Each Loan Party agrees to indemnify and hold harmless each of the Agents and the Lenders and their affiliates and their respective directors, officers, employees, administrative agents, attorneys-in-fact and controlling persons (each, an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (other than Excluded Taxes, Indemnified Taxes and Other Taxes), joint or several, to which such Indemnified Party may become subject related to or arising out of any transaction contemplated by the Financing Documents or the execution, delivery and performance of the Financing Documents or any other document in any way relating to the Financing Documents and the transactions contemplated by the Financing Documents (including, for avoidance of doubt, any liabilities arising under or in connection with Environmental Law) and will reimburse any Indemnified Party for all expenses (including reasonable and documented out-of-pocket external counsel fees and expenses) as they are incurred in connection therewith. Borrower will not be liable under the foregoing indemnification provision to an Indemnified Party to the extent that any loss, claim, damage, liability or expense (x) is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted directly and primarily from such Indemnified Party’s gross negligence or willful misconduct or (y) is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from disputes among Indemnified Parties (other than any claims arising out of any act or omission on the part of any Loan Party or its respective Affiliates). Borrower also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to it, or any of its security holders or creditors related to or arising out of the execution, delivery and performance of any Financing Document or any other document in any way relating to the Financing Documents or the other transactions contemplated by the Financing Documents, except to the extent that any loss, claim, damage or liability is found in a final non-appealable judgment by a court to have resulted directly and primarily from such Indemnified Party’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable decision. To the extent permitted by Applicable Law, Borrower shall not assert and hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any Financing Document or any agreement or instrument contemplated hereby, any Loan or the use of the proceeds thereof.

(c)               Indemnification by Lenders. To the extent that Borrower fails to pay any amount required to be paid to any Agent, their affiliates or agents under Section 10.03(a) or Section 10.03(b), each Lender severally agrees to pay ratably in accordance with the aggregate principal amount of the Loan held by the Lender to such Agent, affiliate or agent such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, affiliate or agent in its capacity as such.

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(d)               Settlements; Appearances in Actions. Borrower agrees that, without each Indemnified Party’s prior written consent, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought by or on behalf of such Indemnified Party under this Section (whether or not any Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action or proceeding. In the event that an Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against Borrower or any Affiliate thereof in which such Indemnified Party is not named as a defendant, Borrower agrees to reimburse such Indemnified Party for all reasonable expenses incurred by it in connection with such Indemnified Party’s appearing and preparing to appear as such a witness, including the reasonable and documented out-of-pocket fees and disbursements of its external legal counsel. In the case of any claim brought against an Indemnified Party for which Borrower may be responsible under this Section 10.03, the Agents and Lenders agree (at the expense of Borrower) to execute such instruments and documents and cooperate as reasonably requested by Borrower in connection with Borrower’s defense, settlement or compromise of such claim, action or proceeding.

Section 10.04    Successors and Assigns.

(a)               Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Loan Parties may not assign or otherwise transfer, directly or indirectly, any of their respective rights or obligations hereunder or under any other Financing Document without the prior written consent of each Lender (and any attempted assignment or transfer by such Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer, directly or indirectly, any of its rights or obligations hereunder except in accordance with this Section 10.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 10.04(f)) and, to the extent expressly contemplated hereby, the Indemnified Parties referred to in Section 10.03(b) and the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)               Assignments by Lenders. Any Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loan at the time owing to it); provided that:

(i)                 except in the case of an assignment to a Lender or an Affiliate or Related Fund of a Lender, the amount of the Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $500,000 unless Borrower and the Administrative Agent otherwise consent;

(ii)              except in the case of an assignment to a Lender or an Affiliate or Related Fund of a Lender, the Administrative Agent must give its prior written consent to such assignment, in each case not to be unreasonably withheld, conditioned or delayed;

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(iii)            each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(iv)             except in the case of an assignment to an Affiliate, the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(v)               the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(vi)             the Borrower’s consent shall be required if the assignee is (x) a direct competitor of ExxonMobil (or any Person that owns, directly or indirectly, at least majority of the Capital Stock of any such direct competitor) or (y) any Person whose primary investment strategy is purchasing credits of companies in financial distress, including any such Person that is or would reasonably be recognized or categorized as a vulture fund by reputable institutions that are participants in the financial markets;

provided further that any consent of Borrower otherwise required under this clause (b) shall not be required if any Event of Default under paragraphs (a), (b) or, solely with respect to Borrower, (f) has occurred and is continuing and shall be deemed given if Borrower has not responded to a request for such consent within five (5) Business Days of the request. Upon acceptance and recording pursuant to Section 10.04(d), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.12 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.04(f).

(c)               Maintenance of Register by the Administrative Agent. The Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, principal amount of the Loan owing to each Lender pursuant to the terms hereof from time to time and the amount of any Accrued Interest owing from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall give to any Lender promptly upon request therefor, a complete and correct copy of the names and addresses of all registered Lenders.

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(d)               Effectiveness of Assignments. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 10.04(b) and any written consent to such assignment required by Section 10.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 10.04(d).

(e)               Limitations on Rights of Assignees. An assignee Lender shall not be entitled to receive any greater payment under Section 2.11 or 2.12 than the assigning Lender would have been entitled to receive with respect to the interest assigned to such assignee (based on the circumstances existing at the time of the assignment), unless Borrower’s prior written consent has been obtained therefor.

(f)                Participations. Any Lender may, without the consent of Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Financing Documents (including all or a portion of the Loan owing to it); provided that (i) such Lender’s obligations under this Agreement and the other Financing Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Financing Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Financing Document; provided that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. Subject to Section 10.04(g), Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11 and 2.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.04(b). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loan or other obligations under the Financing Documents held by it (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loan or its other obligations under any Financing Document) to any Person except to the extent that such disclosure is necessary to establish that such participation complies with this Section 10.04 and that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the proposed United States Treasury Regulations (or any amended or successor version thereof). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the

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Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g)               Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Sections 2.11 or 2.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless (i) the sale of the participation to such Participant is made with Borrower’s prior written consent, or (ii) such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant shall not be entitled to the benefits of Section 2.11 unless the Participant agrees, for the benefit of Borrower, to comply with Section 2.11(e) as though it were a Lender (it being understood that the documentation required under Section 2.11(e) shall be delivered to the participating Lender).

(h)               Certain Pledges.

(i)                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, the European Central Bank or any other central bank or similar monetary authority in the jurisdiction of such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto; and provided further that any payment in respect of such pledge or assignment made by any Loan Party to or for the account of the pledging or assigning Lender in accordance with the terms of this Agreement shall satisfy such Loan Party’s obligations hereunder in respect of such pledged or assigned Loan to the extent of such payment.

(ii)              Notwithstanding any other provision of this Agreement, any Lender may, without informing, consulting with or obtaining the consent of any other party to the Financing Documents and without formality under any Financing Documents, assign by way of security, mortgage, charge or otherwise create security by any means over, its rights under any Financing Document to secure the obligations of that Lender to any Person that would be a permitted assignee (without the consent of Borrower or any Agent) pursuant to Section 10.04(b) including (A) to the benefit of any of its Affiliates and/or (B) within the framework of its, or its Affiliates, direct or indirect funding operations.

(i)                 No Assignments to Borrower or Affiliates. Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to any Loan Party or any Affiliate of Borrower without the prior written consent of each other Lender.

Section 10.05    Survival. All covenants, agreements, representations and warranties made by the Loan Parties herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or

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Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 2.09, 2.11, 2.12, 10.03, 10.05, 10.12, 10.13, 10.14, 10.15 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Financing Documents to which a Loan Party is party constitute the entire contract between and among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or scanned electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and any of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and any other indebtedness at any time owing, by such Lender or any such Affiliate to or for the credit or the account of Borrower against any of and all the obligations of Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured or denominated in a currency other than Dollars. The rights of each Lender or any such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 10.09    Governing Law; Jurisdiction; Etc.

(a)               Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY DISPUTE OF CLAIMS ARISING IN CONNECTION THEREWITH SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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(b)               Submission to Jurisdiction. Any legal action or proceeding with respect to this Agreement or any other Financing Document to which a Loan Party is a party shall, except as provided in clause (d) below, be brought in the courts of the State of New York, or of the United States District Court for the Southern District of New York, in each case, seated in the County of New York and, by execution and delivery of this Agreement, each party hereto hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each party hereto agrees that a judgment, after exhaustion of all available appeals, in any such action or proceeding shall be conclusive and binding upon it, and may be enforced in any other jurisdiction, including by a suit upon such judgment, a certified copy of which shall be conclusive evidence of the judgment.

(c)               Waiver of Venue. Each party hereto hereby irrevocably waives any objection that it may now have or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Financing Document to which it is a party brought in the Supreme Court of the State of New York or in the United States District Court for the Southern District of New York, in each case, seated in the County of New York and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(d)               Rights of the Secured Parties. Nothing in this Section 10.09 shall limit the right of the Secured Parties to refer any claim against a Loan Party to any court of competent jurisdiction in any State where any Collateral is located, nor shall the taking of proceedings by any Secured Party before the courts in one or more jurisdictions preclude the taking of proceedings in any other jurisdiction whether concurrently or not.

(e)               WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY FINANCING DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY FINANCING DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(f)                Waiver of Immunity. To the extent that a Loan Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution, sovereign immunity or otherwise) with respect to itself or its property, it hereby irrevocably waives such immunity, to the fullest extent permitted by law, in respect of its obligations under this Agreement and the other Financing Documents.

Section 10.10

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Acknowledgment Regarding Any Supported QFCs. To the extent that the Financing Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Financing Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

(a)               In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Financing Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Financing Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)               As used in this Section 10.10, the following terms have the following meanings:

(i)                 “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such part.

(ii)              “Covered Entity” means any of the following:

(A)             a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);

(B)              a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or

(C)              a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

(iii)            “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

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(iv)             “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 10.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12    Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees, board members (and members of committees thereof), managers, members, partners, equity holders, agents, consultants, Persons providing administration and settlement services and other professional advisors, including accountants, auditors, legal counsel, investment advisers or managers (to the extent providing investment advice relating to the transactions contemplated by this Agreement) and other advisors with a need to know (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any applicable regulatory or supervisory body or authority (including, without limitation, the National Association of Insurance Commissioners, the SVO or any similar organization, and any nationally recognized rating agency that requires access to information about any Lender’s investment portfolio), by Applicable Laws or regulations or by any subpoena, oral question posed at any deposition, interrogatory or similar legal process (including, for the avoidance of doubt, to the extent requested in connection with any pledge or assignment pursuant to Section 10.04(h)); provided that the party from whom disclosure is being required shall give notice thereof to Borrower as soon as practicable (unless restricted from doing so and except where disclosure is to be made to a regulatory or supervisory body or authority during the ordinary course of its supervisory or regulatory function), (iii) to any other party to this Agreement, (iv) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (v) with the consent of Borrower, (vi) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 10.12 or (B) becomes available to any Agent or any Lender on a nonconfidential basis from a source other than Borrower or (vii) to any Person with whom Borrower, an Agent or a Lender has entered into (or potentially may enter into), whether directly or indirectly, any transaction under which payments are to be made or may be made by reference to, one or more Financing Documents and/or any Loan Party and/or any OpCo Loan Party or to any of such Person’s Affiliates, representatives, agents or professional advisors. For the purposes of this Section 10.12, “Information” means all information received from the Loan Parties relating to such Loan Party’s business or otherwise furnished pursuant to this Agreement or any other Financing Document, other than any such information that is available to the Agents or any Lender on a nonconfidential basis prior to disclosure by Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.13    Non-Recourse. Anything herein or in any other Financing Document to the contrary notwithstanding, the obligations of the Loan Parties under this Agreement and each other

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Financing Document to which each Loan Party is a party, and any certificate, notice, instrument or document delivered pursuant hereto or thereto, are obligations solely of such Loan Party and do not constitute a debt, liability or obligation of (and no recourse shall be made with respect to) any of their respective Affiliates (including Sponsor and its Affiliates (other than any Loan Party)), or any shareholder, partner, member, officer, director or employee of the Loan Parties or such Affiliates (collectively, the “Non-Recourse Parties”), except that the foregoing shall not limit the obligations or liabilities of any Non-Recourse Party under any Financing Document to which such Non-Recourse Party is a party. No action under or in connection with this Agreement or any other Financing Document to which each Loan Party is a party shall be brought against any Non-Recourse Party, and no judgment for any deficiency upon the obligations hereunder or thereunder shall be obtainable by any Secured Party against any Non-Recourse Party, except that the foregoing shall not limit the obligations or liabilities of any Non-Recourse Party under any Financing Document to which such Non-Recourse Party is a party. Notwithstanding any of the foregoing, it is expressly understood and agreed that nothing contained in this Section shall in any manner or way (i) restrict the remedies available to any Agent or Lender to realize upon the Collateral or under any Financing Document, or constitute or be deemed to be a release of the obligations secured by (or impair the enforceability of) the Liens and security interests and possessory rights created by or arising from any Financing Document or (ii) release, or be deemed to release, any Non-Recourse Party from liability for its own willful misrepresentation, fraudulent actions, gross negligence or willful misconduct or from any of its obligations or liabilities under any Financing Document to which such Non-Recourse Party is a party.

Section 10.14    No Third Party Beneficiaries. The agreement of the Lenders to make the Loan to Borrower on the terms and conditions set forth in this Agreement, is solely for the benefit of the Loan Parties, the Agents and the Lenders, and no other Person (including any Material Project Counterparty, contractor, subcontractor, supplier, workman, carrier, warehouseman or materialman furnishing labor, supplies, goods or services to or for the benefit of the Project) shall have any rights under this Agreement or under any other Financing Document or Material Project Document as against the Agent or any Lender or with respect to any extension of credit contemplated by this Agreement.

Section 10.15    Reinstatement. The obligations of Borrower under this Agreement shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower in respect of the Secured Obligations is rescinded or must be otherwise restored by any holder of any of the Secured Obligations, whether as a result of any proceedings in Bankruptcy or reorganization or otherwise, and Borrower agrees that it will indemnify each Secured Party on demand for all reasonable costs and expenses (including fees of external counsel) incurred by such Secured Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Bankruptcy, insolvency or similar law.

Section 10.16    USA PATRIOT Act. Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA PATRIOT Act”), it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of

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such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.

Section 10.17    Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Borrowing Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BKRF HCB, LLC, as Borrower

By:	/s/ RICHARD PALMER
Name: Richard Palmer
Title: President

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BKRF HCP, LLC, as Pledgor

By:	/s/ RICHARD PALMER
Name: Richard Palmer
Title: President

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ORION ENERGY PARTNERS TP AGENT, LLC
as Administrative Agent

By:	/s/ GERRIT NICHOLAS
Name: Gerrit Nicholas
Title: Managing Partner

ORION ENERGY PARTNERS TP AGENT, LLC
as Collateral Agent

By:	/s/ GERRIT NICHOLAS
Name: Gerrit Nicholas
Title: Managing Partner

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LENDERS

ORION ENERGY CREDIT OPPORTUNITIES

FUND II, L.P.,

a Delaware limited partnership

By: Orion Energy Credit Opportunities Fund II

GP, L.P., its general partner

By: Orion Energy Credit Opportunities Fund II

Holdings, LLC, its general partner

By: /s/ Gerrit Nicholas

Name: Gerrit Nicholas

Title: Managing Partner

ORION ENERGY CREDIT OPPORTUNITIES

FUND II PV, L.P.,

a Delaware limited partnership

By: Orion Energy Credit Opportunities Fund II

GP, L.P., its general partner

By: Orion Energy Credit Opportunities Fund II

Holdings, LLC, its general partner

By: /s/ Gerrit Nicholas

Name: Gerrit Nicholas

Title: Managing Partner

ORION ENERGY CREDIT OPPORTUNITIES

FUND II GPFA, L.P.,

a Delaware limited partnership

By: Orion Energy Credit Opportunities Fund II

GP, L.P., its general partner

By: Orion Energy Credit Opportunities Fund II

Holdings, LLC, its general partner

By: /s/ Gerrit Nicholas

Name: Gerrit Nicholas

Title: Managing Partner

ORION ENERGY CREDIT OPPORTUNITIES

GCE CO-INVEST, L.P.,

a Delaware limited partnership

By: Orion Energy Credit Opportunities Fund II

GP, L.P., its general partner

By: Orion Energy Credit Opportunities Fund II

Holdings, LLC, its general partner

By: /s/ Gerrit Nicholas

Name: Gerrit Nicholas

Title: Managing Partner

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Voya Retirement Insurance and Annuity Company

ReliaStar Life Insurance Company

By: Voya Investment Management LLC, as Agent

By: /s/ Thomas Emmons

Name: Thomas Emmons

Title: Senior Vice President

Labor Impact Fund, L.P.
By: GCM Investments GP, LLC, its General Partner
By: /s/ Todd Henigan
Name: Todd Henigan
Title: Authorized Signature

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